    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 2000

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             SNAP APPLIANCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                           3572                          77-0188708
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                                2001 LOGIC DRIVE
                           SAN JOSE, CALIFORNIA 95124
                                 (408) 232-6831
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 JEANNE SEELEY
                            CHIEF FINANCIAL OFFICER
                             SNAP APPLIANCES, INC.
                                2001 LOGIC DRIVE
                           SAN JOSE, CALIFORNIA 95124
                                 (408) 232-6831
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              STEVE BOCHNER, ESQ.                         SUZANNE SAWOCHKA HOOPER, ESQ.
        WILSON SONSINI GOODRICH & ROSATI                        COOLEY GODWARD LLP
            PROFESSIONAL CORPORATION                          FIVE PALO ALTO SQUARE
               650 PAGE MILL ROAD                              3000 EL CAMINO REAL
              PALO ALTO, CA 94304                              PALO ALTO, CA 94306
                 (650) 493-9300                                   (650) 843-5000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM
                                                           AGGREGATE OFFERING       AMOUNT OF REGISTRATION
  TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED            PRICE(1)                      FEE
------------------------------------------------------------------------------------------------------------
Common Stock $0.001 par value.........................        $100,000,000                  $26,400
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVENESS UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED             , 2000

PROSPECTUS

                                                       SHARES

                          [SNAP APPLIANCES, INC. LOGO]
                                 COMMON SHARES

                             ----------------------

       This is Snap Appliances, Inc.'s initial public offering of common shares.

       We expect the public offering price to be between $       and $       per
share. Currently, no public market exists for our shares. After pricing of this offering, we expect that the shares will trade on the Nasdaq National Market under the symbol "SNPA."

       INVESTING IN THE COMMON SHARES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                             ----------------------

                                                                       PER SHARE              TOTAL
                                                                       ---------              -----
         Public offering price.......................................      $                    $
         Underwriting discount.......................................      $                    $
         Proceeds, before expenses, to Snap..........................      $                    $

       The underwriters may also purchase up to an additional             common
shares from Snap at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The common shares will be ready for delivery on or about             ,
2000.

                             ----------------------

MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY

                                   CHASE H&Q
                             ----------------------
               The date of this prospectus is             , 2000

Inside Front Cover

                  EDGAR DESCRIPTION OF INSIDE FRONT COVER ART

       The page is divided into four quadrants. Appearing in the top left hand quadrant is a picture of the Snap Server 1000. Appearing in the top right hand quadrant is a picture of the Snap Server 2000. Appearing in the lower left hand quadrant is a picture of the Snap Server 4100. In the lower right hand quadrant appears the following text:

                                          "Plug it in . . .
                                          turn it on . . .
                                          add storage
                                          in a
                                          Snap!"

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    5
Forward-Looking Statements..................................   17
Our Separation From Quantum.................................   18
Use of Proceeds.............................................   20
Dividend Policy.............................................   20
Capitalization..............................................   21
Dilution....................................................   22
Selected Financial Data.....................................   23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   24
Business....................................................   33
Management..................................................   44
Related Party Transactions..................................   55
Arrangements Between Snap and Quantum.......................   56
Principal Stockholder.......................................   65
Description of Capital Stock................................   66
Shares Eligible for Future Sale.............................   68
Underwriting................................................   69
Legal Matters...............................................   72
Change in Independent Accountants...........................   72
Experts.....................................................   72
Where You Can Find More Information.........................   72
Index to Financial Statements...............................  F-1

                             ----------------------

       You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell, or seeking offers to buy, these common shares in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

       In this prospectus, "Snap," "we," "us" and "our" each refers to Snap Appliances, Inc., and not the underwriters or Quantum Corporation. "Quantum" refers to Quantum Corporation and its subsidiaries, excluding Snap.

       Snap, our logo and other trademarks of Snap mentioned in this prospectus are the property of Snap. All other brand names, logos, trademarks or tradenames referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

       You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our financial statements and notes thereto included elsewhere in this prospectus.

                             SNAP APPLIANCES, INC.

       We are the leading provider of network attached storage, or NAS, solutions for workgroups. Our Snap Server appliances enable our customers to add additional storage capacity to a network quickly, inexpensively and conveniently. Unlike general-purpose servers, which are complex and designed to be used for many types of applications, our Snap Server appliances are designed and optimized for only one use -- storage.

       We sell our Snap Server appliances through a multi-tier distribution strategy focused on channel partners including distributors, value-added resellers, or VARs, and catalog resellers. We also have an original equipment manufacturer, or OEM, relationship with Dell Computer Corporation. Our target end-users are workgroups within small to large organizations, application service providers and Internet service providers. We are recognized by PC Data as the leader in the workgroup NAS market, with an estimated 80% market share. As of June 30, 2000, we had sold over 25,000 Snap Server appliances.

       In the last decade, there has been a dramatic increase in the volume of data created, processed and accessed throughout organizations. As a result, the demand for storage capacity has grown exponentially. However, the growing demand for storage capacity has exposed several limitations in existing storage architectures, including the limited availability and accessibility of data, high scalability costs, lack of manageability and interoperability constraints. To address these limitations, network attached storage was developed. NAS appliances attach directly to a network and are designed with the sole purpose of adding storage capacity. Generally, the benefits of NAS include increased availability, scalability and manageability of data, improved performance and a low total cost of ownership as compared to existing storage architectures. Some of the NAS solutions being offered are designed for enterprise level applications and are not optimal for use at the entry and mid-range levels, including workgroups. Additionally, many of the existing NAS solutions can operate only with certain network operating systems, may be limited in the number of users they can support or have reliability constraints. Accordingly, we believe there is a considerable market opportunity for NAS appliances that offer the full complement of NAS advantages, but are optimized for use in workgroups.

       Our solution offers a combination of interoperability, reliability, ease of use and cost-effectiveness. Our operating system is optimized to simplify and increase the speed of file management. The integration of our operating system with our specially designed hardware architecture results in a reliable and cost-effective appliance. Installation of a Snap Server can be completed in less than five minutes, and our appliances are designed to minimize routine maintenance costs. Additionally, our Snap Servers are compatible with multiple operating systems. We believe these features and a low total cost of ownership make our products the preferred solution for workgroups. Our objective is to maintain our leadership position in the workgroup NAS market as well as to expand into other market segments. We intend to achieve this objective by continuing to offer innovative solutions that provide a compelling value to our customers, by leveraging our distribution channels to expand our market reach and by increasing the awareness of NAS solutions for workgroups and the Snap Server brand.

                   OUR RELATIONSHIP WITH QUANTUM CORPORATION

       We are currently a wholly-owned subsidiary of Quantum. After the
completion of this offering, Quantum will own approximately      % of the
outstanding shares of our common stock, or approximately      % if the
underwriters exercise their over-allotment option in full. In August 1999, Quantum's common stock was replaced by two classes of tracking stock, the DLT & Storage Systems, or DSS, group common stock and the Hard Disk Drive, or HDD, group common stock, which trade on the New York Stock Exchange under the symbols "DSS" and "HDD," respectively. On October 4, 2000, Quantum announced that Maxtor Corporation and Quantum had entered into a definitive agreement providing for the acquisition by Maxtor of all of Quantum's HDD common stock and that, upon consummation of its acquisition, the remaining DSS group would operate as Quantum Corporation. Quantum currently intends to complete its divestiture of Snap approximately six months after this offering by distributing all of the shares of our common stock owned by Quantum to the holders of Quantum's DSS common stock. Quantum will determine the timing, structure and all terms of its distribution of our common stock at its sole discretion, subject to, among other things, obtaining a private letter ruling from the Internal Revenue Service that the distribution will be tax free to the holders of Quantum's DSS common stock.

       We have entered into a Master Separation and Distribution Agreement with Quantum that provides for the separation of our business operations from Quantum. The related forms of ancillary agreements provide for, among other things, the transfer from Quantum to us of assets and the assumption by us of liabilities relating to our business and the transfer and licensing to us of intellectual property related to our business. The assets and liabilities to be transferred to us are described more fully in our financial statements and notes to those statements that are included elsewhere in this prospectus. For more information regarding our separation from Quantum, see "Risk Factors -- Risks Related to Our Separation from Quantum" and "Arrangements Between Snap and Quantum."

       We were incorporated in California on July 21, 1988 and merged with Meridian Data, Inc. on December 1, 1994. In April 1997, we reincorporated in Delaware. We were acquired by Quantum in September 1999. On November 24, 1999, Meridian changed its name to Quantum Snap Division Corporation. From September 1999 to the time of this offering, we have operated as a wholly-owned subsidiary of Quantum. In connection with this offering and our separation from Quantum, we changed our name to Snap Appliances, Inc.

       Our principal executive offices are located at 2001 Logic Drive, San Jose, CA 95124, and our telephone number is (408) 232-6831. Our website is located at www.snapserver.com. Information contained on our website is not a part of this prospectus.

                                  THE OFFERING

Common shares offered by Snap...........               shares

Common shares outstanding after the
offering................................               shares

Common shares held by Quantum after the
offering................................               shares

Use of proceeds.........................     We intend to use the net proceeds
                                             from this offering for general
                                             corporate purposes, including
                                             working capital and capital
                                             expenditures. See "Use of
                                             Proceeds."

Risk factors............................     See "Risk Factors" and other
                                             information included in this
                                             prospectus for a discussion of
                                             factors you should carefully
                                             consider before deciding to invest
                                             in our common shares.

Proposed Nasdaq National Market
symbol..................................     SNPA

       The number of common shares outstanding after the offering is based on the number of shares outstanding as of June 30, 2000 and excludes common shares reserved for issuance under our stock option plans, of which
options to purchase           common shares at an average option price of
$          had been issued as of             , 2000, and           common shares
reserved for issuance under our employee stock purchase plan.

       Unless otherwise indicated, the information in this prospectus:

       - assumes a 526,500-for-one share split completed on October 25, 2000;

       - reflects the effectiveness of our amended and restated certificate of incorporation upon the consummation of this offering; and

       - assumes the underwriters will not exercise their over-allotment option.

                             SUMMARY FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

       The following tables present our summary financial data. On September 9, 1999, we were acquired by Quantum. The summary historical financial data for the years ended December 31, 1997 and 1998, the period from January 1, 1999 to September 9, 1999 and the six-months ended June 30, 1999 reflect the operations of our predecessor, Meridian, prior to our acquisition. The acquisition was accounted for using the purchase method of accounting. As a result, our results of operations for periods subsequent to the acquisition are not comparable to the results of operations for periods prior to our acquisition. Subsequent to September 9, 1999, our activities were conducted as part of Quantum's overall operations. Accordingly, our financial statements contain various allocations for costs and expenses attributable to services provided by Quantum. Therefore, the statement of operations data may not be indicative of the results of operations that would have resulted if we had operated on a stand-alone basis.

       As adjusted amounts on the balance sheet give effect to our sale of shares of common stock in this offering at an assumed initial public
offering price of $     per share and after deducting estimated underwriting
discounts and estimated offering expenses payable by us as though the sale had taken place as of June 30, 2000.

                                                                                PERIOD FROM     PERIOD FROM
                                                                                 JANUARY 1,    SEPTEMBER 10,
                                                               YEAR ENDED         THROUGH         THROUGH       SIX MONTHS ENDED
                                                              DECEMBER 31,      SEPTEMBER 9,   DECEMBER 31,         JUNE 30,
                                                           ------------------   ------------   -------------   ------------------
                                                            1997       1998         1999           1999         1999       2000
                                                           -------   --------   ------------   -------------   -------   --------
                                                                                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Snap Server product....................................  $    --   $  2,662     $  4,043       $  4,016      $ 2,882   $ 15,422
  CD-ROM product.........................................   19,968     14,879        6,943          2,982        5,063        409
                                                           -------   --------     --------       --------      -------   --------
    Total revenue........................................   19,968     17,541       10,986          6,998        7,945     15,831
                                                           -------   --------     --------       --------      -------   --------
Cost of revenue:
  Product sales..........................................    9,570     10,090        6,977          4,746        5,187     12,655
  Amortization of acquisition related intangibles........       --         --           --          1,257           --      2,114
                                                           -------   --------     --------       --------      -------   --------
    Total cost of revenue................................    9,570     10,090        6,977          6,003        5,187     14,769
                                                           -------   --------     --------       --------      -------   --------
Gross profit.............................................   10,398      7,451        4,009            995        2,758      1,062
Operating expenses:
  Research and development...............................    6,340      5,931        3,425          1,860        2,169      4,823
  Selling, general and administrative....................   13,830     16,039       14,707          5,936        7,178     17,408
  Amortization of goodwill and other acquisition-related
    intangibles..........................................       --         --           --          1,146           --      2,136
  Purchased in-process research and development..........       --         --           --         37,000           --         --
                                                           -------   --------     --------       --------      -------   --------
    Total operating expenses.............................   20,170     21,970       18,132         45,942        9,347     24,367
                                                           -------   --------     --------       --------      -------   --------
Operating income (loss)..................................   (9,772)   (14,519)     (14,123)       (44,947)      (6,589)   (23,305)
                                                           -------   --------     --------       --------      -------   --------
Interest and other income................................    1,994      1,358          441            153          349         40
                                                           -------   --------     --------       --------      -------   --------
Net income (loss)........................................  $(7,778)  $(13,161)    $(13,682)      $(44,794)     $(6,240)  $(23,265)
                                                           =======   ========     ========       ========      =======   ========
Net loss per common share
  Basic and diluted(1)...................................       --         --           --       $  (0.85)          --   $  (0.44)
Weighted average common shares outstanding
  Basic and diluted(1)...................................       --         --           --         52,650           --     52,650

                                                                  JUNE 30, 2000
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 2,905
Working capital.............................................    7,968
Total assets................................................   82,960
Total stockholder's equity..................................   69,367

---------------

(1) Basic and diluted net loss per common share and weighted average common shares outstanding for the periods prior to the date of acquisition of September 9, 1999 is not presented for Meridian as this information is not considered to be meaningful.

                                  RISK FACTORS

       You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common shares. Our business, financial condition and results of operations could be seriously harmed due to any of the following risks. The trading price of our common shares could decline, and you may lose all or part of your investment in our common shares.

                         RISKS RELATED TO OUR BUSINESS

WE ONLY BEGAN SELLING OUR SNAP SERVER APPLIANCES IN MARCH 1998 AND, AS A RESULT, YOU MAY HAVE DIFFICULTY EVALUATING OUR BUSINESS AND OPERATING RESULTS.

       Our Snap Server appliances are a relatively new line of products for us. Our previous sales in NAS solutions utilized optical disk CD-ROM technologies. We no longer sell CD-ROM based products utilizing this technology. In addition, as a result of becoming an independent company, we may incur costs and other liabilities that we did not incur as a subsidiary of Quantum.

       An investor in our common shares must consider the risks and difficulties we may encounter as an early stage company in the new and rapidly evolving NAS market. Our limited historical financial performance associated with our Snap Server appliances may make it difficult for you to evaluate the success of our business to date and to assess its future viability. Our Snap Server revenues grew rapidly in the last quarter of 1999 and have grown rapidly in 2000 to date. We do not believe that we will maintain this rate of revenue growth, in part because we started from a small base of Snap Server revenue and it is difficult to maintain high percentage increases over a larger revenue base. In addition, growing competition and the incremental manner in which customers implement NAS appliances could also reduce our revenue growth.

WE HAVE RELIED, AND EXPECT TO CONTINUE TO RELY, ON SALES OF OUR SNAP SERVER APPLIANCES FOR OUR REVENUE, AND A DECREASE IN SALES OF THESE PRODUCTS COULD CAUSE OUR REVENUE TO DECLINE.

       In the first six months of 2000, substantially all of our revenue was from sales of our Snap Server appliances. We expect that these products will continue to account for substantially all of our revenue. In particular, we recently introduced the Snap Server 4100 and expect that revenue from this product, together with any new products we introduce, will account for a substantial portion of our total revenue for the foreseeable future. Any factors adversely affecting the pricing of, or demand for, our Snap Server appliances, including competition or technological change, could cause our revenue to decline and our business to suffer. Factors that may affect the market acceptance of our products, some of which are beyond our control, include the following:

       - the growth and changing requirements of the NAS appliance market;

       - the performance, quality, price and total cost of ownership of our products;

       - the availability, price, quality and performance of competing products and technologies; and

       - the successful development of our relationships with existing and potential channel partners.

OUR BUSINESS IS DEPENDENT ON THE ADOPTION OF NAS APPLIANCES AS AN ALTERNATIVE TO ADD STORAGE TO COMPUTER NETWORKS, AND A DECREASE IN THE RATE OF ADOPTION OF NAS APPLIANCES COULD CAUSE OUR REVENUES TO DECLINE.

       We depend on the growing use of NAS appliances and expect that substantially all of our revenues will continue to come from sales of our Snap Server appliances. The market for NAS appliances has only recently begun to develop and is evolving rapidly. Because this market is new, we cannot accurately predict its potential size or future growth rate. As a result, if the NAS appliance market does not grow rapidly over a number of years, or if it decreases, our revenues may not continue to grow and our share price could decline.

       In particular, it has been our experience that small to mid-sized organizations are less likely to be early adopters of new technologies, and therefore may not be quick to accept NAS appliances. As a result, we believe the rates of adoption of NAS appliances for small to mid-sized organizations are unpredictable. We also are depending on our sales channels to adequately penetrate this market. Our success in generating net revenues in this emerging market will depend on, among other things, our ability to:

       - educate potential end-users, channel partners and OEMs about the benefits of NAS appliances;

       - maintain and enhance our relationships with other distribution channel partners and our OEM partner; and

       - base our products on technology that ultimately becomes the industry standard.

WE OUTSOURCE ALL OF THE MANUFACTURING OF OUR SNAP SERVERS, AND OUR REPUTATION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY OUR INABILITY TO CONTROL THE OPERATIONS OF OUR MANUFACTURERS.

       We outsource all of our manufacturing to contract manufacturers including, Force Computers (a Solectron company), Jabil Circuit, JMR Electronix, Quantum and Wellex. We depend on these manufacturers to produce sufficient volumes of our products in a timely fashion and at the high quality levels we demand. If our manufacturers fail to produce quality products on time and in sufficient quantities, our reputation and results of operations could suffer.

       In the future, we may need to find new contract manufacturers that can manufacture our products in higher volumes and at lower costs. We may not find contract manufacturers that meet our needs. Additionally, qualifying new outside manufacturers and commencing volume production is expensive and time consuming. If we are required or choose to change outside manufacturers, we may lose sales and our customer relationships may suffer.

       We do not have any long term commitments with our contract manufacturers, and our contract manufacturers are obligated to supply products only up to a quantity based on our forecasts. If our contract manufacturers experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, then product shipments to our customers could be delayed, which could negatively impact our net revenues, competitive position and reputation.

WE DEPEND ON SOLE SOURCE AND LIMITED SOURCE SUPPLIERS FOR KEY COMPONENTS AND AS A RESULT WE ARE SUSCEPTIBLE TO SUPPLY SHORTAGES THAT COULD PREVENT US FROM SHIPPING CUSTOMER ORDERS ON TIME, IF AT ALL, AND COULD RESULT IN LOST SALES.

       We depend upon sole source and single source suppliers for certain components of our products. The industry standard processors used in our Snap Server appliances are available from sole sources and could not be purchased from alternative suppliers. Other components used in our products are potentially available from multiple suppliers, although we or our contract manufacturers currently purchase them from a single supplier. We have in the past experienced, and may in the future experience, shortages in allocations, or difficulties in acquiring, these components. If we are unable to receive our allocation of or buy these components, we will not be able to manufacture our products on a timely basis or deliver our products to our customers. The purchase of these components from outside suppliers on a sole source basis subjects us to risks, including the continued availability of supplies, price increases and potential quality assurance problems. While alternative suppliers for some of our components may be available to us, we must first identify these suppliers and qualify them. We cannot be certain that any such suppliers will meet our required qualifications or that we will be able to identify alternative suppliers in a timely fashion, if at all. We may not be able to obtain sufficient quantities of these components on the same or substantially the same terms. Consolidations involving suppliers could further reduce the number of alternatives available to us and affect the cost of such components. An increase in the cost of such components could make our products less competitive with products that do not incorporate such components. As a result, we may experience lower margins or less competitive product pricing which could negatively impact our business, financial condition and results of operation.

OUR DEPENDENCE ON ONLY A FEW MAJOR CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR REVENUES EXPOSES US TO FINANCIAL RISKS.

       We depend on a small number of customers for a substantial portion of our revenues. As a result, a loss or a significant reduction or delay in sales to any of our major customers could seriously harm our revenues. Two customers represented more than 10% of sales in 1998, 1999 and the six months ended June 30, 2000, with Ingram Micro representing 41%, 38% and 41%, respectively, and Tech Data representing 23%, 24% and 40%, respectively. Unless and until we diversify and expand our customer base, our future success will depend significantly upon certain factors which are not within our control, including:

       - the timing and size of future purchase orders, if any, from our larger customers;

       - the product requirements of our customers; and

       - the financial and operational success of our customers.

       Diversification and expansion of our customer base is particularly critical because of the highly competitive nature of our business. To expand our customer base, we will need to increase market awareness of our products and expand our sales operations, both domestically and internationally. If we are not successful in this endeavor our growth will be limited. In addition, our distributors buy on a purchase order basis and may stop purchasing from us or purchase from our competitors at any time.

       We recently entered into an OEM agreement with Dell, and Dell may account for a significant portion of our revenue in the future. Dell is not obligated to purchase any specified quantity of our products under the agreement. Accordingly, our sales to Dell could be discontinued at any time.

WE HAVE A HISTORY OF LOSSES AND MAY EXPERIENCE LOSSES IN THE FUTURE, WHICH COULD RESULT IN THE DECLINE OF OUR SHARE PRICE.

       We have incurred significant net losses, including net losses of $58.5 million in 1999 and $23.3 million in the six months ended June 30, 2000.

       As we grow our business and complete our separation from Quantum, we anticipate that our expenses will increase substantially in the next 12 months as we:

       - increase our sales and marketing activities;

       - develop our technology and expand our existing product lines;

       - make additional investments to develop our brand and increase NAS awareness;

       - expand our distribution channels; and

       - implement internal systems, develop infrastructure and hire additional management.

       As a result, we will need to generate significant revenues to achieve profitability. We cannot be certain that we will achieve profitability in the future or, if we achieve profitability, that we will be able to sustain it. Our future operating results will depend on many factors, including the growth of the NAS market, acceptance of NAS appliances in the entry and mid-range market, demand for our products and levels of product and price competition. If we do not achieve and maintain profitability, our stock price may decline.

OUR QUARTERLY OPERATING RESULTS ARE VOLATILE AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE.

       Our quarterly and annual results of operations have fluctuated in the past and are likely to fluctuate significantly in the future due to a number of factors, many of which are outside of our control. Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance. It is possible that in some future periods our operating results will be below the expectations of public market analysts and investors. In this event, the price of our common shares may decline. Factors that may cause our revenues, gross margins and operating results to fluctuate include the following:

       - the size, timing, terms and fluctuations of customer orders, particularly large orders from our distributors;

       - declining average selling prices of our products;

       - the timing and pricing of new products by us or our competitors;

       - the ability to obtain sufficient supplies of single or limited-source components of our products;

       - ability to maintain production volumes and quality levels;

       - fluctuations in costs of goods sold and potential write-offs of obsolete inventory as we transition to new products; and

       - expected increases in our operating expenses, particularly in connection with our strategies to increase brand awareness or to invest in research and development.

       Because our revenues in a given quarter depend substantially on orders booked in that quarter, a decrease in the number of orders we receive is likely to adversely and disproportionately affect our quarterly operating results. This is because our expense levels are partially based on our expectations of future sales, and we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, our expenses may be disproportionately large as compared to sales in a quarter with reduced orders. Any shortfall in sales in relation to our quarterly expectations or any delay of customer orders would likely have an immediate and adverse impact on our business, operating results and financial condition.

WE CURRENTLY HAVE LIMITED PRODUCT OFFERINGS AND MUST SUCCESSFULLY INTRODUCE NEW AND ENHANCED PRODUCTS THAT RESPOND TO RAPID TECHNOLOGICAL CHANGES AND EVOLVING INDUSTRY STANDARDS.

       The NAS appliance market is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. Our products could be rendered obsolete if products based on new technologies are introduced or new industry standards emerge and seriously harm our market share, revenue and gross margin. Factors such as performance, market positioning, the availability and price of competing products, the introduction of new technologies and the success of our distribution partners and original equipment manufacturer will affect the market acceptance of our products.

OUR SALES CYCLE IS TYPICALLY LONG AND UNPREDICTABLE.

       On average, our sales cycle ranges from three to nine months. Our sales cycle may be slowed or affected by budgetary constraints and purchasing requirements of our customers and by cancellation of orders by our customers, all of which are beyond our control. We may expend significant resources pursuing potential sales opportunities that will not be consummated, which could have a negative impact on our revenues.

WE MUST INCREASE OUR SALES VOLUMES, REDUCE OUR COSTS OR INTRODUCE HIGHER MARGIN PRODUCTS TO OFFSET POSSIBLE REDUCTIONS IN THE AVERAGE UNIT PRICE OF OUR PRODUCTS, OR OUR OPERATING RESULTS MAY SUFFER.

       We have not experienced significant pricing pressure as a result of competition. However, as products in the NAS appliance market become more competitive, the average unit price of our products may decrease. The average unit price of our products may also decrease in response to changes in product mix, competitive pricing pressures, new product introductions by us or our competitors or other factors. Changes in the mix of our sales between higher margin, higher-capacity Snap Server products and lower margin, lower-capacity Snap Server products could adversely affect our operating results in the future. To maintain our gross margins, we also must continue to reduce the manufacturing cost of our products.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN THE FUTURE AGAINST EXISTING OR POTENTIAL COMPETITORS, AND AS A RESULT, OUR RESULTS OF OPERATION MAY SUFFER.

       The storage market is highly competitive. If we are unable to compete effectively in the market for our products, our revenue and future operating results could be seriously harmed. We believe that competition may increase substantially as the introduction of new technologies creates new opportunities for established and emerging companies in the industry.

       Many of our current and potential competitors are larger than we are and have significantly greater financial, sales and marketing, technical, manufacturing and other resources and more established channels of distribution. As a result, these competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products. Our competitors may enter our existing or future markets with solutions that may be less costly, provide higher performance or additional features or that may be introduced earlier than our solutions.

       In the market for NAS appliances, we face significant competition from companies who market general-purpose servers or limited purpose servers. We believe that Compaq, Dell, Gateway, Hewlett-Packard, IBM, Sun Microsystems and other server manufacturers selling general-purpose servers or limited purpose servers could also provide lower cost server appliances that perform comparable functions to our products, coupled with the broader applications of their existing product lines. Such products, if successful, could render our products obsolete. In addition, we face a substantial risk that a significant number of customers would rather purchase products from a more well-known vendor.

       Currently, our direct competitors in the entry to mid-range segment of the NAS appliance market include Connex (Western Digital), Intel, Linksys, Maxtor and Procom Technology. In addition, we may face competition in the future from established companies focused on the higher end of the NAS appliance market, such as Network Appliance and EMC or from emerging NAS appliance companies. Increased competition may negatively affect our business and future operating results by leading to price reductions, higher selling expenses or a reduction in our market share.

OUR REVENUES COULD BE REDUCED IF GENERAL-PURPOSE SERVER MANUFACTURERS MAKE ACQUISITIONS IN ORDER TO JOIN THEIR EXTENSIVE DISTRIBUTION CAPABILITIES WITH OUR COMPETITORS' PRODUCTS.

       General-purpose server manufacturers may not only develop their own server appliance solutions, but they may also acquire or establish cooperative relationships with our other current competitors, including smaller private companies. For example, Sun Microsystems recently agreed to acquire Cobalt Networks, a company which sells NAS appliances to large organizations. Because general-purpose server manufacturers have significant financial and organizational resources available, they may be able to quickly penetrate the NAS appliance market by leveraging the technology and expertise of smaller companies and utilizing their own extensive distribution channels. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

WE MAY INCUR SIGNIFICANT COSTS TO PROMOTE OUR BRAND THAT MAY NOT RESULT IN THE DESIRED BRAND RECOGNITION BY CUSTOMERS OR INCREASED SALES.

       We believe that we need a strong brand to compete successfully. In order to attract and retain customers, we believe that our brand must be recognized and viewed favorably by end-user customers. Although we intend to advertise and promote our brand, we cannot be certain that these strategies will be successful. If we are unable to design and implement effective marketing campaigns or otherwise fail to promote and maintain our brand, our sales could decline. Our business may also suffer if we incur excessive expenses in an attempt to promote and maintain our brand without a corresponding increase in revenues.

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

OUR STRATEGY TO EXPAND INTO INTERNATIONAL MARKETS IS SUBJECT TO UNCERTAINTIES, WILL RESULT IN HIGHER PERSONNEL COSTS AND COULD REDUCE OUR OPERATING MARGINS DUE TO THE HIGHER COSTS OF INTERNATIONAL SALES.

       Our sales outside of the United States represented approximately 11% of our total revenues in 1998, 12% of our total revenues in 1999 and 17% of our total revenues in the six months ended June 30, 2000. We must increase the number of channel partners who sell our products and expand our direct international sales presence to significantly increase our international sales. We will incur higher personnel costs by hiring sales staff, and a larger international sales force may not result in an increase in our revenues. We may not realize corresponding increases in operating margins from increases in international sales, due to the higher costs of these sales. We have relied primarily on international channel partners for our international sales. Even if we are able to successfully expand our international selling efforts, we may not be able to create or increase international market demand for our products.

       We conduct sales activities in various countries in Europe, Asia and South America. Our international operations are subject to other potential risks, including:

       - the impact of recessions in economies outside the United States;

       - greater difficulty in accounts receivable collection and longer collection periods;

       - unexpected changes in regulatory requirements;

       - difficulties and costs of staffing and managing foreign operations;

       - reduced protection for intellectual property rights in some countries;

       - potentially adverse tax consequences; and

       - political and economic instability.

WE MAY BE UNABLE TO EXPAND OUR CUSTOMER SERVICE AND SUPPORT ORGANIZATION, AND AS A RESULT, WE MAY NOT BE ABLE TO RETAIN OUR EXISTING CUSTOMERS AND ATTRACT NEW CUSTOMERS.

       We currently have a small customer service and support organization and will need to increase our staff, or outsource these services, to support new customers and the expanding needs of our existing customers. Hiring customer service and support personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of multi-platform network operating environments. If we are unable to expand our customer service and support organization, we may not be able to retain our existing customers and attract new customers. As a result, our business and results of operation may suffer.

WE DO NOT HAVE A CONSULTING STAFF, AND OUR REVENUES MAY SUFFER IF CUSTOMERS DEMAND EXTENSIVE CONSULTING SERVICES.

       Our products are designed to require little or no support from us and to be deployed quickly and easily by our customers. Our competitors may offer extensive consulting services, however, in addition to NAS appliance products. If we introduced a product that required extensive consulting services for installation and use or if our customers wanted to purchase from a single vendor a menu of items that included extensive consulting services, we would be required to change our business model. We would be required to hire and train consultants, outsource the consulting services or enter into a joint venture with another company that could provide those services. If these events were to occur, our future profits would likely suffer because customers would choose another vendor, or we would incur the added expense of hiring and retaining consulting personnel.

WE MAY NOT BE ABLE TO PRESERVE THE VALUE OF OUR PRODUCTS' INTELLECTUAL PROPERTY BECAUSE OTHER VENDORS COULD CHALLENGE OUR INTELLECTUAL PROPERTY RIGHTS.

       Our products are differentiated from those of our competitors by our internally developed technology that is incorporated into our products. If we fail to protect our intellectual property, other vendors could sell products with features similar to ours, and this could reduce demand for our products. We protect our intellectual property through a combination of patent, copyright, trade secret and trademark laws. To date, we have no patents, and Quantum has filed two patent applications that we expect will be transferred to us as part of our separation from Quantum. Quantum may be unable to secure the patents for which it has filed applications, or competitors may challenge the validity or scope of its patents.

       We generally enter into confidentiality agreements with our employees, consultants and corporate partners, and generally control access to our intellectual property, integrated software, documentation and other proprietary information. We believe that such measures afford only limited protection. Others may develop technologies that are similar or superior to our technology or design around the patents, copyrights and trade secrets we own. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as those in the United States.

WE HAVE INVESTED SUBSTANTIAL RESOURCES IN DEVELOPING OUR PRODUCTS AND OUR BRAND, AND OUR OPERATING RESULTS WOULD SUFFER IF WE WERE SUBJECT TO A PROTRACTED INFRINGEMENT CLAIM OR A SIGNIFICANT DAMAGES AWARD.

       Substantial litigation regarding intellectual property rights and brand names exists in our industry. We expect that NAS appliance products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We are not aware that our products employ technology that infringes any proprietary rights of third parties. However, third parties may claim that we infringe their intellectual property rights. Any claims, with or without merit, could:

       - be time consuming to defend;

       - result in costly litigation;

       - divert our management's attention and resources;

       - cause product shipment delays; or

       - require us to enter into royalty or licensing agreements.

       These royalty or licensing agreements may not be available on terms acceptable to us, if at all. A successful claim of product infringement against us or our failure or inability to license the infringed or similar technology could adversely affect our business because we would not be able to sell the impacted product without redeveloping it or incurring significant additional expenses.

FAILURE TO MANAGE OUR GROWTH SUCCESSFULLY COULD LEAD TO INEFFICIENCIES IN CONDUCTING OUR BUSINESS AND INCREASED EXPENSES.

       Our future growth could place a significant strain on our management, systems and resources. To manage the anticipated growth of our operations, we may be required to:

       - improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

       - hire, train and manage additional qualified personnel; and

       - establish relationships with additional suppliers and partners while maintaining our existing relationships.

       Furthermore, we expect that we will be required to manage multiple relationships with various customers and other third parties. In particular, after our separation from Quantum, we will have to implement a new administrative and managerial infrastructure. Our future success depends on the implementation of this infrastructure.

WE RELY ON THE SERVICES OF OUR KEY PERSONNEL, AND THOSE PERSONS' KNOWLEDGE OF OUR BUSINESS AND TECHNICAL EXPERTISE WOULD BE DIFFICULT TO REPLACE.

       Our products and technologies are complex, and we are substantially dependent upon the continued service of our existing engineering personnel. The loss of any of our key employees could adversely affect our business and slow our product development processes.

PRODUCT DEFECTS OR THE FAILURE OF OUR PRODUCTS TO CONFORM TO SPECIFICATIONS COULD RESULT IN OUR CUSTOMERS DEMANDING REFUNDS FROM US OR ASSERTING CLAIMS FOR DAMAGES AGAINST US.

       Our Snap Server appliances could contain defects or bugs that may be detected at any point in a product's life cycle. While we continually test our products for defects and work with customers through our customer support services to identify and correct bugs in our software and other product problems, defects in our products may be found in the future. Although many of these defects may prove to be immaterial, any of these defects could be significant and may result in:

       - the loss of or delay in market acceptance and sales of our products;

       - diversion of development resources;

       - injury to our reputation; or

       - increased maintenance and warranty costs.

       Moreover, because our products are used in connection with critical distributed computing systems services, we may receive liability claims if our products do not work properly. Liability claims could require us to spend time and money in litigation or to pay significant damages. Any such claims, whether or not successful, could seriously damage our reputation and our business.

FAILURE OF OUR SUPPLIERS TO MEET THEIR WARRANTY OBLIGATIONS MAY IN TURN RESULT IN OUR BEING FORCED TO ASSUME WARRANTY RESPONSIBILITY AT SIGNIFICANT COST.

       Our primary warranty obligations consist of accepting defective products from customers and either repairing them or returning the defective component to the original manufacturer, our supplier, for repair or replacement during the applicable warranty period. If a supplier were to fail to meet its warranty obligations, however, we would be forced to assume responsibility for warranties on all components manufactured by that supplier. Furthermore, there are occasions when we extend a customer a longer warranty coverage period than a supplier provides to us. During this time where our supplier does not provide us with warranty coverage, we become responsible for all components manufactured by that supplier. Such events could seriously harm our business, financial condition and results of operations.

                  RISKS RELATED TO OUR SEPARATION FROM QUANTUM

WE MAY INCUR ADDITIONAL LOSSES IN THE PROCESS OF TRANSITIONING FROM QUANTUM'S ADMINISTRATIVE AND OPERATIONAL INFRASTRUCTURE.

       We currently use Quantum's operational and administrative infrastructure, and our ability to satisfy our customers and operate our business will suffer if we do not develop our own infrastructure quickly and cost-effectively.

       We currently use Quantum's systems to support our operations, including systems to manage inventory, order processing, human resources, shipping, accounting, payroll and internal computing operations. Many of these systems are proprietary to Quantum and are very complex. These systems have been modified, and are in the process of being further modified, to enable us to separately track items related to our business. These modifications, however, may result in unexpected system failures or the loss or corruption of data.

       Any failure or significant downtime in Quantum's or our own information systems could prevent us from taking customer orders, shipping products or billing customers and could harm our business. In addition, Quantum's and our information systems require the services of employees with extensive knowledge of these information systems and the business environment in which we operate. In order to successfully implement and operate our systems, we must be able to attract and retain a significant number of highly skilled employees. If we fail to attract and retain the highly skilled personnel required to implement, maintain and operate our information systems, our business could suffer.

WE WILL NOT BE ABLE TO INDEPENDENTLY OPERATE OUR BUSINESS IF QUANTUM DOES NOT COMPLETE ITS DISTRIBUTION OF OUR COMMON SHARES.

       Quantum currently intends to distribute to the holders of Quantum's DSS common stock all of our common shares that it owns approximately six months after this offering, although it is not obligated to do so. This plan of distribution is subject to, among other things, obtaining a private letter ruling from the Internal Revenue Service that the distribution will be tax-free to the holders of Quantum's DSS common stock and that our separation from Quantum qualifies as a reorganization. This distribution may not occur within the six months or at all. At the time of this offering, we will not know what the ruling from the Internal Revenue Service regarding the tax treatment of the separation and the distribution will be. If Quantum does not receive a favorable tax ruling, it is not likely to make the distribution in the expected time frame, or at all. In addition, until this distribution occurs, the risks discussed below relating to Quantum's control of us and the potential business conflicts of interest between Quantum and us will continue to be relevant to our stockholders. If the distribution is delayed or not completed at all, the liquidity of our shares in the market will be severely constrained unless and until Quantum elects to sell some of its significant ownership. There are no limits on these sales, and the sale or potential sale by Quantum could adversely affect our stock price. In addition, because of the limited liquidity until the distribution occurs, relatively small trades of our stock could have a disproportionate effect on our stock price. Also, if Quantum does not distribute its shares, we may face significant difficulty hiring and retaining key personnel, many of whom are attracted by the potential of operating our business as a fully independent entity.

WE WILL BE CONTROLLED BY QUANTUM AS LONG AS QUANTUM OWNS A MAJORITY OF OUR COMMON STOCK, AND OUR OTHER STOCKHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING DURING SUCH TIME.

       After the completion of this offering, Quantum will own approximately   %
of our outstanding common stock, or approximately   % if the underwriters
exercise in full their option to purchase additional shares. As long as Quantum owns a majority of our outstanding common stock, Quantum will continue to be able to elect our entire board of directors and to remove any director, with or without cause, without calling a special meeting. Investors in this offering will not be able to affect the outcome of any stockholder vote prior to the planned distribution of our stock to the holders of Quantum's DSS common stock. As a result, Quantum will control all matters affecting us, including:

       - the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;

       - the allocation of business opportunities that may be suitable for us and Quantum;

       - any determinations with respect to mergers or other business combinations;

       - our acquisition or disposition of assets;

       - our financing;

       - changes to the agreements providing for our separation from Quantum;

       - the payment of dividends on our common stock;

       - determinations with respect to our tax returns; and

       - the possible sale of a controlling interest in us to a third party.

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.

       Quantum did not account for us, and we were not operated as a separate, stand-alone entity for the periods presented. Our costs and expenses include allocations from Quantum for centralized corporate services and infrastructure costs, including legal, accounting, treasury, information technology, distribution, customer service and non-U.S. sales. These allocations have been determined on bases that we and Quantum considered to be reasonable reflections of the utilization of services provided to or the benefit received by us. The historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We have not made adjustments to our historical financial information to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our separation from Quantum, including increased costs associated with reduced economies of scale, increased marketing expenses related to building a company brand identity separate from Quantum and increased costs associated with being a publicly traded, stand-alone company.

WE WILL NOT BE ABLE TO RELY ON QUANTUM TO FUND OUR FUTURE CAPITAL REQUIREMENTS, AND FINANCING FROM OTHER SOURCES MAY NOT BE AVAILABLE TO US ON FAVORABLE TERMS OR AT ALL.

       Since September 1999, our capital needs have been satisfied by Quantum. However, following our separation, Quantum will no longer provide funds to finance our working capital or other cash requirements. Financing from other sources, if needed, may not be available to us on favorable terms or at all.

       We believe our capital requirements will vary greatly from quarter to quarter, depending on, among other things, capital expenditures, fluctuations in our operating results, financing activities, acquisitions and investments and inventory and receivables management. We believe that the proceeds from this offering, along with our future cash flow from operations, will be sufficient to satisfy our working capital, capital expenditure and research and development requirements for at least the next 12 months. However, we may require or choose to obtain additional debt or equity financing in order to finance acquisitions or other investments in our business. Future equity financings would be dilutive to the existing holders of our common stock. Future debt financings could involve restrictive covenants. We will likely not be able to obtain financing with interest rates as favorable as those that Quantum could obtain.

WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH QUANTUM WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS AND, BECAUSE OF QUANTUM'S CONTROLLING OWNERSHIP, WE MAY NOT BE ABLE TO RESOLVE THESE CONFLICTS ON THE MOST FAVORABLE TERMS TO US.

       Nothing restricts Quantum from competing with us. We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party. The agreements we have entered into with Quantum may be amended upon agreement between the parties. While we are controlled by Quantum, Quantum may be able to require us to agree to amendments to these agreements that may be less favorable to us than the current terms of the agreements.

       Conflicts of interest may arise between Quantum and us in a number of areas relating to our past and ongoing relationships, including:

       - labor, tax, employee benefit, indemnification and other matters arising from our separation from Quantum;

       - intellectual property matters;

       - employee retention and recruiting;

       - sales or distributions by Quantum of all or any portion of its ownership interest in us;

       - the nature, quality and pricing of transitional services Quantum has agreed to provide us; and

       - business opportunities that may be attractive to both Quantum and us.

CRITICAL INTELLECTUAL PROPERTY LICENSES MAY NOT BE AVAILABLE.

       We often rely on licenses of intellectual property for use in our business. Our position with respect to the negotiation of such licenses may deteriorate after our separation from Quantum. As a result, these licenses may not be available in the future on favorable terms or at all.

WE MAY BE UNABLE TO MANAGE CRITICAL OPERATIONAL FUNCTIONS OF OUR BUSINESS IF THE TRANSITIONAL SERVICES BEING PROVIDED TO US BY QUANTUM ARE NOT SUFFICIENT TO MEET OUR NEEDS, OR IF WE ARE NOT ABLE TO REPLACE THESE SERVICES AFTER OUR AGREEMENTS WITH QUANTUM EXPIRE.

       Quantum has agreed to provide transitional services to us, including services related to:

       - information technology systems;

       - supply chain, including manufacturing and logistics;

       - employee benefits and human resources administration; and

       - customer service and support.

       Although Quantum is contractually obligated to provide us with these services, these services may not be provided at the same level as when we were part of Quantum, and we may not be able to obtain the same benefits. These transitional service arrangements generally have a term of one year following the separation, and Quantum is only contractually obligated to provide these services to the same extent and at the same locations as such services are being provided by Quantum to us as of the separation date. These limitations may hamper our ability to expand our business. After the expiration of these various arrangements, we may not be able to replace the transitional services in a timely manner or on terms and conditions, including cost, as favorable as those we will receive from Quantum.

       These agreements were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from Quantum. The prices charged to us under these agreements may be lower than the prices that we may be required to pay third parties for similar services or the costs of similar services if we undertake them ourselves.

                         RISKS RELATED TO THIS OFFERING

SUBSTANTIAL SALES OF SHARES OF OUR COMMON STOCK MAY OCCUR IN CONNECTION WITH THE DISTRIBUTION, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

       Quantum currently intends to distribute all of the shares of our common stock it owns to holders of Quantum's DSS common stock approximately six months after this offering. Substantially all of these shares will be eligible for immediate resale in the public market. We are unable to predict whether significant amounts of common stock will be sold in the open market in anticipation of, or following, this distribution, or by Quantum if the distribution does not occur. We are also unable to predict whether a sufficient number of buyers will be in the market at that time. Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, whether as a result of this distribution or otherwise, could cause our stock price to decline.

THERE HAS BEEN NO MARKET FOR OUR COMMON STOCK SINCE OUR ACQUISITION BY QUANTUM, AND WE CANNOT ASSURE YOU THAT OUR STOCK PRICE WILL NOT DECLINE AFTER THIS OFFERING.

       Before this offering, there has not been a public market for our common stock since our acquisition by Quantum, and an active public market for our common stock may not develop or be sustained after this offering. The price of our stock could be subject to significant fluctuations after this offering. Factors that could affect our stock price include:

       - quarterly variations in our operating results;

       - changes in revenue or earnings estimates or publication of research reports by analysts;

       - speculation in the press or investment community;

       - strategic actions by us or our competitors, such as acquisitions or restructurings;

       - actions by institutional stockholders or by Quantum prior to its distribution of our stock;

       - general market conditions; and

       - domestic and international economic factors unrelated to our performance.

       The stock markets in general, and the markets for high technology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price, which will be determined by negotiations between the representatives of the underwriters and us.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT ACQUISITION OF US, WHICH COULD DECREASE THE VALUE OF YOUR SHARES.

       Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors, although these provisions have little significance while we are controlled by Quantum. These provisions include a classified board of directors and limitations on actions by our stockholders by written consent. In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

OUR MANAGEMENT MAY NOT USE THE PROCEEDS OF THIS OFFERING EFFECTIVELY.

       Our management has broad discretion over the use of proceeds of this offering. In addition, our management has not designated specific uses for the proceeds of this offering. Accordingly, it is possible that our management may allocate the proceeds differently than investors in this offering would have preferred, or that we will fail to maximize our return on the proceeds.

                           FORWARD-LOOKING STATEMENTS

       You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of our markets. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors" and elsewhere in this prospectus.

                          OUR SEPARATION FROM QUANTUM

OVERVIEW

       Until the completion of this offering, we will continue to be a wholly-owned subsidiary of Quantum. We expect that the separation of our business from Quantum, including the transfer of related assets, liabilities and intellectual property rights, will be completed before the completion of this offering.

BENEFITS OF THE SEPARATION

       We believe that we will realize benefits from our complete separation from Quantum, including the following:

       Greater Strategic Focus. In addition to the Snap Server appliance business, Quantum generates significant revenue from other lines of products, including hard disk drives and tape drives. Our focus will be on developing businesses and strategic opportunities for the NAS appliances market. This effort will be supported by our own board of directors, management team and employees.

       Increased Speed and Responsiveness. As a smaller company than Quantum, we expect to be able to make decisions more quickly, deploy resources more rapidly and efficiently and operate with more agility than we could as a part of a larger organization. In addition, we expect to enhance our responsiveness to customers and partners.

       Better Incentives for Employees and Greater Accountability. We expect the motivation of our employees and the focus of our management will be strengthened by incentive compensation programs tied to the market performance of our common stock. The separation will enable us to offer our employees compensation directly linked to the performance of the Snap business, which we expect to enhance our ability to attract and retain qualified personnel.

       More Direct Access to Capital Markets. As a separate company, we will have more direct access to the capital markets to issue debt or equity securities and to grow through acquisitions.

SEPARATION AND TRANSITIONAL ARRANGEMENTS

       We and Quantum will enter into agreements providing for the separation of our businesses from Quantum, including the Master Separation and Distribution Agreement, which we executed on October 26, 2000. These agreements generally provide for, among other things:

       - the transfer from Quantum to us of assets and the assumption by us of liabilities relating to our business;

       - the allocation of intellectual property between us and Quantum; and

       - various interim and ongoing relationships between us and Quantum.

THE DISTRIBUTION BY QUANTUM OF OUR COMMON STOCK

       After completion of this offering, Quantum will own approximately   % of
the outstanding shares of our common stock, or approximately   % if the
underwriters fully exercise their option to purchase additional shares. Quantum currently plans to complete its divestiture of Snap approximately six months after this offering by distributing all of its shares of our common stock to the holders of Quantum's DSS common stock. However, Quantum is not obligated to complete the distribution, and we cannot assure you as to whether or when it will occur.

       Quantum has advised us that it would not complete the distribution if its board of directors determines that the distribution is no longer in the best interest of Quantum and its stockholders.

Quantum has further advised us that it currently expects that the principal factors that it would consider in determining whether and when to complete the distribution include:

       - the issuance by the Internal Revenue Service of a ruling that the distribution will be tax-free to the holders of Quantum's DSS common stock and that the transaction will qualify as a reorganization for United States federal income tax purposes;

       - the absence of any court orders or regulations prohibiting or restricting the completion of the distribution; and

       - other conditions affecting our business or Quantum's business.

TREATMENT OF OUTSTANDING STOCK OPTIONS AND RESTRICTED STOCK.

     Treatment of DSS Options Held by Snap Employees

       On the distribution date, any option to purchase Quantum's DSS common stock held by an employee who has transferred from Quantum to Snap pursuant to the Master Separation and Distribution Agreement shall be assumed by the Snap 2000 Stock Plan, and shall be converted into an option to purchase Snap common stock.

     Treatment of DSS Restricted Stock Held by Snap Employees

       On the distribution date, any restricted shares of Quantum's DSS common stock held by an employee who has transferred from Quantum to Snap pursuant to the Master Separation and Distribution Agreement shall be assumed by the Snap 2000 Stock Plan, and shall be converted into restricted shares of Snap common stock subject to the same vesting schedule applicable to the restricted shares of Quantum's DSS common stock.

     Treatment of DSS Options Held by Quantum Employees

       On the distribution date, any outstanding option to purchase Quantum's DSS common stock held by Quantum employees who do not transfer to Snap shall be converted (using a conversion formula) into an option to purchase Quantum's DSS common stock and an option to purchase Snap common stock. The option to purchase Snap common stock shall be governed by the terms of the Snap 2000 Stock Plan.
Options to acquire a maximum of           shares, or      %, of the Snap common
stock available under our Snap 2000 Stock Plan will be issued to employees of Quantum that are not employees of Snap.

     Treatment of DSS Restricted Stock Held by Quantum Employees

       On the distribution date, any Quantum employee who does not transfer to Snap that holds restricted shares of Quantum's DSS common stock will receive a dividend in the form of Snap common stock. To the extent that the restricted shares of Quantum's DSS common stock are not vested, the shares of Snap common stock issued as a dividend will be subject to the same vesting schedule applicable to the restricted shares of Quantum's DSS common stock.

                                USE OF PROCEEDS

       We estimate that the net proceeds we will receive from the sale of the shares of common stock to be sold in this offering will be approximately
$          million, assuming a public offering price of $          per share and
after deducting the estimated underwriting discount and offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds to us will be approximately $ million.

       We intend to use the net proceeds of this offering for general corporate purposes, including:

       - expanding our sales and marketing channels;

       - research and development activities;

       - capital expenditures related to becoming an independent company; and

       - working capital.

       The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, we may use a portion of the net proceeds for further development of our products through acquisitions of complementary businesses, products and technologies. However, we have no present commitments or agreements with respect to any acquisitions. We intend to invest the net proceeds primarily in income producing, investment grade securities.

                                DIVIDEND POLICY

       We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

       The following table sets forth our total capitalization as of June 30, 2000:

       - on an actual basis; and

       - on an as adjusted basis to reflect the sale by us of      common shares
         in this offering and to give effect to the receipt of the estimated net proceeds from the sale of such shares at an assumed initial public
         offering price of $     per share and the application of the estimated
         net proceeds from such sale.

       Please read the following information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto beginning on page F-1 of this prospectus.

                                                                    JUNE 30, 2000
                                                              -------------------------
                                                               ACTUAL      AS ADJUSTED
                                                              ---------    ------------
                                                                     (UNAUDITED)
                                                              (IN THOUSANDS EXCEPT FOR
                                                                     SHARE DATA)
Stockholder's equity:
  Intercompany equity.......................................  $ 32,187       $
  Preferred stock, par value $0.001; no shares authorized,
     actual; 10,000,000 authorized, as adjusted; no shares
     outstanding, actual or as adjusted.....................
  Common stock, par value $0.001; 500,000,000 shares
     authorized, actual; 52,650,000 shares issued and
     outstanding, actual; 500,000,000 shares authorized, as
     adjusted,           shares issued and outstanding, as
     adjusted...............................................        53
  Additional paid-in capital................................   105,186
  Accumulated deficit.......................................   (68,059)
                                                              --------
     Totals stockholders' equity............................    69,367
                                                              --------       --------
     Total capitalization...................................  $ 69,367       $
                                                              ========       ========

       This table does not include:

       - common shares reserved for issuance under our stock option plans and employee stock purchase plan; and

       - options to purchase Quantum's DSS common stock and options to purchase Quantum's HDD common stock which will be converted into options to purchase Snap common stock at the distribution date.

                                    DILUTION

       Our net tangible book value at June 30, 2000 was approximately $8.1
million, or $     per share. Net tangible book value per share is determined by dividing our tangible net worth, which is total tangible assets less total liabilities, by the number of shares of common stock outstanding immediately before this offering. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of shares of common stock in this offering at the initial public offering price of
$     per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value at June 30, 2000 would have been approximately $
million, or $     per share. This represents an immediate increase in pro forma
net tangible book value of $     per share to our existing stockholder and an
immediate dilution in pro forma net tangible book value of $     per share to
new investors purchasing shares of common stock in this offering. The following table illustrates this dilution per share:

Assumed initial public offering price per share.............              $
  Net tangible book value per share as of June 30, 2000.....  $
  Increase in book value per share attributable to new
     investors..............................................
                                                              --------
Pro forma, net tangible book value per share after this
  offering..................................................
                                                                          --------
Dilution in pro forma net tangible book value per share to
  new investors.............................................              $
                                                                          ========

       The discussion and table above assume no exercise of options outstanding under our 2000 Incentive Stock Option Plan, 2000 Stock Plan and 2000 Director Option Plan and no issuance of shares reserved for future issuance under our 2000 Employee Stock Purchase Plan. As of June 30, 2000, there were no options outstanding to purchase shares of our common stock. However, there were outstanding options to acquire Quantum's DSS common stock and HDD common stock that are anticipated to convert into options to acquire Snap common stock at the distribution date. To the extent that these options are exercised or additional options are granted and exercised, there will be further dilution to new investors.

       The following table sets forth, as of June 30, 2000 on the pro forma as adjusted basis described above, the differences between the number of shares of common stock purchased from us, the total price paid and average price per share paid by our existing stockholder and by the new investors in this offering at
the initial public offering price of $          per share, before deducting the
estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                    SHARES PURCHASED            TOTAL CONSIDERATION
                                ------------------------    ----------------------------    AVERAGE PRICE
                                  NUMBER      PERCENTAGE        AMOUNT        PERCENTAGE      PER SHARE
                                ----------    ----------    --------------    ----------    -------------
                                                            (IN THOUSANDS)
Existing stockholder..........                        %        $                      %         $
New investors.................
                                ----------      ------         --------         ------
  Total.......................                   100.0%        $                 100.0%
                                ==========      ======         ========         ======

       If the underwriters' option to purchase additional shares is exercised in full, the following will occur:

       - the number of shares of common stock held by our existing stockholder
         will decrease to approximately      % of the total number of shares of
         common stock outstanding, and

       - the number of shares held by new investors will be increased to
                   shares or approximately      % of the total number of shares
         of our common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

       On September 9, 1999, Quantum Corporation acquired Meridian Data, Inc. and later changed its name to Snap Appliances, Inc. Our financial statements include the results of operations of Meridian, our predecessor, prior to the acquisition.
       The following table sets forth our selected historical financial data. This information should be read in conjunction with the financial statements and notes to those statements included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."
       The historical financial data as of December 31, 1999 and for the period from September 10, 1999 to December 31, 1999 are derived from audited financial statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, independent auditors. The historical financial data for the period from January 1, 1999 to September 9, 1999 are derived from Meridian's audited financial statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, independent auditors. The historical financial data as of December 31, 1998 and the two years then ended are derived from Meridian's audited financial statements included elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The historical financial data as of and for the years ended December 31, 1995 and 1996, which are not included elsewhere in this prospectus, are derived from Meridian's financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The statement of operations data for the six months ended June 30, 1999 and June 30, 2000, and the balance sheet data as of June 30, 2000 are derived from unaudited financial statements included elsewhere in this prospectus. We have prepared the unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results as of these dates and for those periods. These historical results are not necessarily indicative of results to be expected in any future period, and results for the six months ended June 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year.

                                                                         PERIOD FROM    PERIOD FROM
                                                                           JAN. 1,       SEPT. 10,
                                                                           THROUGH        THROUGH           SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,            SEPT. 9,       DEC. 31,               JUNE 30,
                                --------------------------------------   -----------   -------------   --------------------------
                                 1995      1996      1997       1998        1999           1999           1999           2000
                                -------   -------   -------   --------   -----------   -------------   -----------   ------------
                                                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Snap Server product.........  $    --   $    --   $    --   $  2,662    $  4,043       $  4,016        $ 2,882       $ 15,422
  CD-ROM product..............   23,426    26,116    19,968     14,879       6,943          2,982          5,063            409
  Other.......................    1,869        --        --         --          --             --             --             --
                                -------   -------   -------   --------    --------       --------        -------       --------
    Total revenue.............   25,295    26,116    19,968     17,541      10,986          6,998          7,945         15,831
                                -------   -------   -------   --------    --------       --------        -------       --------
Cost of Revenue:
  Product sales...............   12,150    10,162     9,570     10,090       6,977          4,746          5,187         12,655
  Amortization of acquisition
    related intangibles.......       --        --        --         --          --          1,257             --          2,114
                                -------   -------   -------   --------    --------       --------        -------       --------
    Total cost of revenue.....   12,150    10,162     9,570     10,090       6,977          6,003          5,187         14,769
                                -------   -------   -------   --------    --------       --------        -------       --------
Gross profit..................   13,145    15,954    10,398      7,451       4,009            995          2,758          1,062
Operating expenses:
  Research and development....    2,474     3,315     6,340      5,931       3,425          1,860          2,169          4,823
  Selling, general and
    administrative............    8,408     9,730    13,830     16,039      14,707          5,936          7,178         17,408
  Amortization of goodwill and
    other acquisition-related
    intangibles...............      455        --        --         --          --          1,146             --          2,136
  Purchased in-process
    research and
    development...............       --        --        --         --          --         37,000             --             --
                                -------   -------   -------   --------    --------       --------        -------       --------
    Total operating
      expenses................   11,337    13,045    20,170     21,970      18,132         45,942          9,347         24,367
                                -------   -------   -------   --------    --------       --------        -------       --------
Operating income (loss).......    1,808     2,909    (9,772)   (14,519)    (14,123)       (44,947)        (6,589)       (23,305)
Interest and other income.....      776     1,590     1,994      1,358         441            153            349             40
                                -------   -------   -------   --------    --------       --------        -------       --------
Income (loss) before taxes....    2,584     4,499    (7,778)   (13,161)    (13,682)       (44,794)        (6,240)       (23,265)
Provision for income taxes....      (84)     (225)       --         --          --             --             --             --
                                -------   -------   -------   --------    --------       --------        -------       --------
Net income (loss).............  $ 2,500   $ 4,274   $(7,778)  $(13,161)   $(13,682)      $(44,794)       $(6,240)      $(23,265)
                                =======   =======   =======   ========    ========       ========        =======       ========
Net income (loss) per common
  share(1)
  Basic.......................       --        --        --         --          --       $  (0.85)            --       $  (0.44)
  Diluted.....................       --        --        --         --          --       $  (0.85)            --       $  (0.44)
Weighted average common shares
  outstanding(1)
  Basic.......................       --        --        --         --          --         52,650             --         52,650
  Diluted.....................       --        --        --         --          --         52,650             --         52,650

                                                                                DECEMBER 31,
                                                              ------------------------------------------------    JUNE 30,
                                                               1995      1996      1997       1998      1999        2000
                                                              -------   -------   -------   --------   -------   -----------
                                                                                                                 (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents......................................  $11,752   $24,809   $15,167   $ 11,049   $ 2,650     $ 2,905
Working capital.............................................   15,788    39,760    29,355     15,647     5,234       7,968
Total assets................................................   22,253    45,245    37,491     24,888    81,270      82,960
Total stockholders' equity..................................   16,373    41,230    30,085     16,241    69,549      69,367

---------------
(1) Basic and diluted net income (loss) per common share and weighted average common shares outstanding for the periods prior to the acquisition date of September 9, 1999 is not presented as this information is not considered to be meaningful.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

       The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our financial statements and related notes included elsewhere in this prospectus. In addition to historical information, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated by these forward-looking statements due to factors including, but not limited to, those factors set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

       We are the leading provider of network attached storage, or NAS, solutions for workgroups. We design, develop and market NAS appliances that offer a combination of interoperability, reliability, ease of use and cost-effectiveness that we believe is better suited to the storage needs of workgroups than other storage alternatives. Our Snap Server appliances utilize our optimized hardware and proprietary operating system, the Snap OS, to enable our customers to add additional storage capacity to a network quickly, inexpensively and conveniently. Unlike general-purpose servers, which are complex and designed to support a broad range of applications, our Snap Server appliances are designed and optimized for only one use -- storage. As of June 30, 2000, we have sold over 25,000 Snap Servers through a multi-tier distribution strategy focused on channel partners including distributors, value-added resellers, or VARs, and catalog resellers. We also have an OEM relationship with Dell and a limited number of direct sales through our web-based e-commerce site. Our target end-users are workgroups within small to large organizations, application service providers and Internet service providers. We are recognized by PC Data as the leader in the workgroup NAS market, with an estimated 80% market share. Our goal is to maintain our leadership position in this market and to expand into other market segments.

       We were acquired by Quantum in September 1999, and since the acquisition have operated as a wholly-owned subsidiary of Quantum. In October 2000, Quantum announced its intention to separate the Snap Server appliance business from Quantum's DSS group and make us an independent, publicly traded company focused on NAS appliances.

       Through 1997, our revenue was derived principally from the sale of our CD-ROM based enterprise servers. Since March 2000, we have discontinued the sale of our CD-ROM based products, expanded our Snap Server product line, which now features three products, and transitioned our business to a workgroup-level, hard drive based, NAS appliance business. We began to recognize revenue from the sale of Snap Server appliances in the third quarter of 1998, with revenue of $1.2 million, or 24% of sales in that quarter. Developing, expanding and promoting the Snap Server product line has been key to our strategy, and, in the second quarter of 2000, we began to derive all of our net revenue from the sale of Snap Server appliances, with revenue of $9.4 million.

       In connection with our separation from Quantum, we have entered into a Master Separation and Distribution Agreement with Quantum. The related forms of ancillary agreements provide for, among other things, transitional services and support in the areas of manufacturing; logistics, repair and customer support; accounting; insurance coverage; customer service, human resources and information technology services. Specified charges for transitional services are generally at cost plus a markup of 5%, but may increase if the services extend beyond a one-year transition period. We believe that purchasing these services from Quantum provides an efficient means of obtaining these services during the anticipated one-year transition period. As part of Quantum, we benefited from various economies of scale, including shared information systems, human resource systems and administration and overseas sales, marketing and logistics. We expect that our costs will increase as a result of becoming an independent entity, although the amount of the cost increase is not determinable at this time.

       We sell our products worldwide through a multi-tier distribution system that includes distributors and VARs. Indirect sales account for substantially all of our sales. In 1999 and the six months ended June 30, 2000, sales to Ingram Micro accounted for 38% and 41% of our net revenues, respectively, and sales to Tech Data accounted for 24% and 40% of our net revenues, respectively. While we are seeking to diversify our distribution channels and customer base and expand the portion of our net revenues that is derived from sales through various channels, we anticipate that our operating results will continue to depend on volume sales to a relatively small number of channel partners. Although we enter into general sales contracts with our channel partners, we rely on our channel partners to submit purchase orders for specific quantities of our products, and none of our channel partners are contractually obligated to purchase any amount of our products.

       We generally recognize product revenue when products are shipped to customers. We provide allowances for estimated sales returns, including in connection with our customers' rights to return our products within 30 days of purchase for a full refund, and warranty costs at the time of revenue recognition based on our historical results. However, our past product return and warranty experience may not be indicative of future product return rates and warranty costs.

       Our gross profit percentage rate may be impacted by many factors, including:

       - the mix of products sold;

       - the mix of distribution channels through which our products are sold;

       - the mix of sales within and outside North America;

       - the timing and size of customer orders;

       - new product introductions by us and our competitors;

       - changes in our average unit selling prices due to competitive pressures;

       - changes in component costs; and

       - the fluctuation in volume manufacturing prices we are able to obtain from our contract manufacturers.

       We currently outsource the manufacturing of our products to third or related parties. A significant portion of our cost of revenue consists of payments to these parties. Our agreements call for rolling purchase orders and rolling six month forecasts of expected unit volumes.

       Research and development expenses primarily consist of salaries and related personnel charges, fees to consultants and other service providers, design tools, prototype materials, equipment and computer support services. We expense all research and development expenses as incurred. We believe that continued investment in research and development is critical to the success of our future operations.

       Sales, general and administrative expenses consist of the following:

       - sales expenses, including salaries, commissions and related personnel expenses, expenses associated with advertising and public relations activities, promotional and trade show expenses and expenses associated with educating our end-user customers and channel partners on the benefits of NAS appliances; and

       - general and administrative expenses, including salaries and related personnel expenses, fees paid for legal services, finance, human resources and other corporate expenses.

       We expect sales, general and administrative expenses to increase as we add sales and marketing personnel and increase advertising designed to expand market awareness and generate increased sales of our products, and more as we add personnel and incur costs related to the anticipated growth of our business as an independent public company. However, we cannot give any assurance that these increased expenditures will result in higher net revenue.

       Sales to customers outside of the United States and Canada accounted for approximately 12% and 17% of our total revenues in 1999 and the six months ended June 30, 2000, respectively. Historically, currency exchange rate fluctuations have not had a material effect on our business, financial condition or results of operations since substantially all income derived from our international sales are denominated in U.S. dollars. If our non-U.S. sales expand, the effect of currency fluctuations may have a more significant impact on our revenues and costs.

       We have not been profitable on an annual basis since 1996. Since 1998, we have incurred substantial costs to develop our Snap Server technology and products, to recruit and train personnel for our engineering, sales and marketing activities, and to advertise and promote the Snap Server brand. These activities accelerated with our acquisition by Quantum in September 1999. As a result, we have increased our level of operating losses since our acquisition by Quantum. The amortization of intangible assets as a result of accounting for our acquisition by Quantum using the purchase method of accounting have further increased operating losses. We anticipate that our operating expenses will increase substantially in the future as we, among other things, increase our sales and marketing operations, develop new sales channels, fund greater levels of research and development and expand our operational and financial systems. Accordingly, we will need to generate significant revenues to achieve profitability. Our limited operating history of selling hard drive based NAS appliances makes it difficult for us to predict future operating results and, accordingly, there can be no assurance that we will sustain revenue growth or achieve profitability in future periods.

       As of June 30, 2000, we had approximately $42 million of federal and $11 million of state net operating loss carryforwards for tax reporting purposes available to offset future taxable income. These net operating loss carryforwards expire between 2001 and 2019. We have not recognized any benefit from the future use of loss carryforwards for these periods or for any other period since inception because of uncertainty surrounding their realization. The amount of net operating losses that we can utilize may be limited under tax regulations in circumstances including a cumulative stock ownership change of more than 50% over a three-year period. One such change in ownership occurred on September 10, 1999 which resulted in limiting NOL utilization to approximately $6 million per year. If prior changes occurred such limitations could further reduce the availability of such tax attributes.

       Under the provisions of the Tax Sharing Agreement with Quantum, Quantum may utilize Snap's current operating losses while Snap is included in Quantum's consolidated tax return. In addition, Quantum may utilize Snap's NOL carryforwards up to the $6 million annual limitation. Quantum is not required to pay Snap for the use of Snap's current losses or NOL carryforwards. After the distribution, subject to limitation, any remaining NOL carryforwards would be available to offset Snap's future taxable income.

RESULTS OF OPERATIONS

       Quantum acquired all of the outstanding shares of our common stock on September 9, 1999, and, since the acquisition, we have operated as a wholly-owned subsidiary of Quantum. The acquisition was accounted for as a purchase at a total cost of $115 million including assumed liabilities of $10 million. The purchase price was allocated based on the estimated fair market value of net tangible and intangible assets acquired and assumed liabilities as well as in-process research and development costs. As of the acquisition date, technological feasibility of the in-process technology had not been established and the technology had no alternative future use. Therefore, we expensed $37 million of the purchase price as in-process research and development in the period from September 10, 1999 to December 31, 1999. The remaining intangible assets are being amortized on a straight-line basis over periods ranging from five to ten years. Accordingly, certain financial information for the periods prior to September 9, 1999 is not comparable to subsequent periods. The following discussion of Results of Operations for 1999 represents the combined results of Meridian for the period from January 1, 1999 to September 9, 1999 and Quantum Snap Division for the period from September 10, 1999 to December 31, 1999.

       The following table sets forth certain financial data for the periods indicated as a percentage of total revenues.

                                                                        COMBINED
                                                      YEAR ENDED       YEAR ENDED      SIX MONTHS ENDED
                                                     DECEMBER 31,     DECEMBER 31,         JUNE 30,
                                                    --------------    ------------    -------------------
                                                    1997     1998         1999          1999       2000
                                                    -----    -----    ------------    --------    -------
                                                                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Snap Server product.............................     --%    15.2%        44.8%         36.3%      97.4%
  CD-ROM product..................................  100.0     84.8         55.2          63.7        2.6
                                                    -----    -----       ------        ------     ------
Total revenue.....................................  100.0    100.0        100.0         100.0      100.0
Cost of revenue:
  Product sales...................................   47.9     57.5         65.2          65.3       79.9
  Amortization of acquisition-related
    intangibles...................................     --       --          7.0            --       13.4
                                                    -----    -----       ------        ------     ------
Total cost of revenue.............................   47.9     57.5         72.2          65.3       93.3
                                                    -----    -----       ------        ------     ------
Gross profit......................................   52.1     42.5         27.8          34.7        6.7
Operating expenses:
  Research and development........................   31.8     33.8         29.4          27.3       30.5
  Selling general and administrative..............   69.3     91.5        114.8          90.3      110.0
  Amortization of goodwill and other
    acquisition-related intangibles...............     --       --          6.4            --       13.5
  Purchased in-process Research and Development...     --       --        205.7            --         --
                                                    -----    -----       ------        ------     ------
Total operating expenses..........................  101.1    125.3        356.3         117.6      154.0
Operating loss....................................  (49.0)   (82.8)      (328.5)        (82.9)    (147.3)
Interest and other income.........................   10.0      7.7          3.3           4.4        0.3
                                                    -----    -----       ------        ------     ------
Net loss..........................................  (39.0)%  (75.1)%     (325.2)%       (78.5)%   (147.0)%
                                                    =====    =====       ======        ======     ======

SIX MONTHS ENDED JUNE 30, 2000 AND 1999

     Revenue

       Total revenue for the six months ended June 30, 2000 was $15.8 million, compared to $7.9 million in the corresponding period in 1999, an increase of 99%. Snap Server product revenue in the six months ended June 30, 2000 was $15.4 million, compared to $2.9 million in the corresponding period in 1999, an increase of 435%. The higher Snap Server revenue in the first half of 2000 reflected increased unit shipments and sales mix shifting toward higher capacity Snap Servers that began shipment in the second quarter of 2000. The higher capacity Snap Servers have a higher price than the lower capacity servers.

       CD-ROM based product revenue for the six months ended June 30, 2000 was $0.4 million, compared to $5.1 million in the corresponding period in 1999, a decrease of 92%. The CD-ROM product line was effectively discontinued at the end of 1999.

       Two distributors, Ingram Micro and Tech Data, accounted for 41% and 40%, respectively, of our total revenue for the six months ended June 30, 2000, compared to 32% and 23%, respectively, of our total revenue for the comparable period in 1999.

     Gross Profit

       Gross profit for the six months ended June 30, 2000 was 7%, compared to 35% in the corresponding period in 1999. The six months ended June 30, 2000 included $2.1 million of intangible assets amortization that resulted from the purchase accounting for our September 1999 acquisition by Quantum Corporation. Excluding the intangible asset amortization, our gross profit for the six months ended June 30, 2000 was 20%. The additional 15 percentage point decrease reflected a sales mix shift to Snap Servers at a lower gross profit than CD-ROM products. The decrease also reflected our discontinuation of CD-ROM based product sales, which earned a higher gross profit compared to Snap Servers. We expect gross profit to increase in the second half of 2000 compared to the first half, as volumes increase at a faster rate than the increase in cost of sales, particularly for the relatively fixed components of cost of sales, and as the sales mix shifts toward higher-margin higher-capacity Snap Servers.

     Operating Expenses

       Research and Development. Research and development expenses for the six months ended June 30, 2000 were $4.8 million, or 30% of revenue, compared to $2.2 million, or 27% of revenue, for the corresponding period in 1999. This increase reflected increased staffing and investment in developing higher capacity Snap Server appliances. Research and development expenses are expected to increase in subsequent quarters.

       Selling, General and Administrative. Selling, general and administrative expenses for the six months ended June 30, 2000 were $17.4 million, or 110% of revenue, compared to $7.2 million, or 90% of revenue, for the corresponding period in 1999. This increase reflected an increase in advertising and marketing programs to promote sales and brand awareness of Snap Server appliances, staffing and costs for business systems. Selling, general and administrative expenses are expected to increase in subsequent quarters.

       Amortization of Goodwill and Other Acquisition-Related Intangible
Assets. Amortization of goodwill and other acquisition-related intangible assets for the six months ended June 30, 2000 was $2.1 million, and there was no amortization in the corresponding period in 1999. The goodwill and other acquisition-related intangible assets being amortized resulted from the purchase accounting related to the September 1999 acquisition by Quantum. For additional information regarding the acquisition, refer to Note 3 of the Notes to Financial Statements.

       Interest and Other Income/Expenses. Net interest and other income and expenses for the six months ended June 30, 2000 was less than $0.1 million, compared to $0.3 million income in the corresponding period in 1999. The decrease reflected lower interest income as a result of lower average cash balances.

YEARS ENDED DECEMBER 31, 1999 AND 1998

     Revenue

       Total revenue in 1999 was $18.0 million, compared to $17.5 million in 1998, an increase of 3%. Revenue in 1999 reflected a full year of Snap Server product revenue of $8.1 million, compared to a half year of revenue in 1998 of $2.7 million, an increase of 203%. Most of the Snap Server revenue in 1999 were from sales in the second half of the year, with 43% of the sales occurring in the fourth quarter and 64% of sales occurring in the second half of the year.

       CD-ROM based product revenue in 1999 was $9.9 million, compared to $14.9 million in 1998, a decrease of 33%. The decrease reflected sales shifting to workgroup-class CD-ROM NAS appliances from enterprise-class CD-ROM servers. Workgroup-class CD-ROM NAS appliances have a lower unit price than enterprise-class CD-ROM servers.

       Two distributors, Ingram Micro and Tech Data, accounted for 38% and 24%, respectively, of our 1999 revenue, compared to 41% and 23%, respectively, of our 1998 revenue.

     Gross Profit

       Gross profit in 1999 was 28%, compared to 42% in 1998. Included in 1999 gross profit was $1.3 million of intangible assets amortization. The intangible assets resulted from the purchase accounting for our September 1999 acquisition by Quantum. Excluding the intangible asset amortization, gross profit for 1999 was 35%. The remaining seven percentage point decrease reflected sales shifting to workgroup-class CD-ROM NAS appliances from enterprise-class CD-ROM servers. Workgroup-class CD-ROM NAS appliances had a lower gross profit than enterprise-class CD-ROM servers. The decrease also reflected sales mix shifting to Snap Server products, which have a lower gross profit than CD-ROM products.

     Operating Expenses

       Research and Development. Research and development expenses in 1999 were $5.3 million, or 29% of revenue, compared to $5.9 million, or 34% of revenue, in 1998. This decrease reflected higher costs in the first half of 1998 related to the development of the Snap Server product during that period.

       Selling, General and Administrative. Selling, general and administrative expenses in 1999 were $20.6 million, or 115% of revenue, compared to $16.0 million, or 91% of revenue, in 1998. This increase reflected an increase in advertising and marketing programs to promote sales and brand awareness of Snap Server appliances, legal and advisory costs associated with the evaluation and negotiation of the acquisition by Quantum and increases in our infrastructure.

       Amortization of Goodwill and Other Acquisition-Related Intangible
Assets. Amortization of goodwill and other acquisition-related intangible assets in 1999 was $1.1 million, and there was no amortization in 1998. The goodwill and other acquisition-related intangible assets being amortized resulted from the purchase accounting for the September 1999 acquisition by Quantum. For additional information regarding the acquisition, refer to Note 3 of the Notes to Financial Statements.

       Purchased In-process Research and Development Expenses. Purchased in-process research and development costs of $37 million were expensed as a result of the purchase accounting for the September 1999 acquisition by Quantum. As of the acquisition date, the technological feasibility of the in-process technology had not been established and the technology had no alternative future use.

       The amount of the purchase price allocated to in-process research and development was determined by estimating the stage of development of each in-process research and development project at the date of acquisition, estimating cash flows resulting from the expected revenue generated from such projects, and discounting the net cash flows back to their present value using a discount rate of 21%, which represents a premium to Quantum's cost of capital. The expected revenue assumes an average compound annual revenue growth rate of 64% during calendar years 1999 through 2007. Expected total revenue from the purchased in-process projects peak in calendar year 2005 and then begin to decline as other new products are expected to introduced. These projections are based on management's estimates of market size and growth, expected trends in technology and the expected timing of new product introductions.

       Four in-process research and development projects were identified and valued, including three Snap Server projects and one operating system project. The Snap Server is a family of network attached storage appliances which incorporate hard disk drives and an operating system designed to meet the requirements of entry and workgroup level computing environments where multiple computer users access shared data files over a local area network. Since the operating system represents a significant technology component of the Snap Server product, the operating system technology was valued as a separate technology asset. These projects are intended to provide additional capacity and enhanced functionality to current Snap Server products. Snap Server projects and the operating system project represent 61% and 39%, respectively, of the total in-process research and development value of $37 million. As of September 10, 1999, the Snap Server projects ranged from 24% to 82% complete and the operating system technology project was 39% complete. The Snap Server and operating system projects were completed on schedule in fiscal year 2000.

       Interest and Other Income/Expenses. Net interest and other income and expenses in 1999 were $0.6 million of income, compared to $1.4 million of income in 1998. The decrease reflected lower interest income as a result of lower average cash balances.

YEARS ENDED DECEMBER 31, 1998 AND 1997

     Revenue

       Total revenue in 1998 was $17.5 million, compared to $20.0 million in 1997, a decrease of 12%. The Snap Server was introduced in 1998, contributing $2.7 million in revenue in the second half of the year. The decrease in overall revenue reflected lower CD-ROM based product revenue as enterprise-class CD-ROM server products sales mix shifted to workgroup-class CD-ROM NAS appliances that achieved higher unit volume but at lower prices.

       Two distributors, Ingram Micro and Tech Data, accounted for 41% and 23%, respectively, of our 1998 revenue, compared to 21% and 19%, respectively, of our 1997 revenue.

     Gross Profit

       Gross profit in 1998 was 42%, compared to 52% in 1997. The decrease reflected the sales mix shifting to workgroup-class Snap Servers and CD-ROM products from enterprise-class CD-ROM products. The workgroup-class products earned a lower gross margin compared to the enterprise-class products.

     Operating Expenses

       Research and Development. Research and development expenses in 1998 were $5.9 million, or 34% of revenue, compared to $6.3 million, or 32% of revenue, in 1997. This decrease in expenses reflected the completion of the development of the initial Snap Server. The increase in research and development expenses as a percentage of revenues reflected a decline in revenues.

       Selling, General and Administrative. Sales and marketing expenses in 1998 were $16.0 million, or 91% of revenue, compared to $13.8 million, or 69% of revenue, in 1997. This increase reflected the advertising and marketing costs related to the introduction of the Snap Server.

       Interest and Other Income/Expenses. Net interest and other income and expenses in 1998 were $1.4 million of income, compared to $2.0 million of income in 1997. The decrease reflected lower interest income as a result of lower average cash balances.

LIQUIDITY AND CAPITAL RESOURCES

       Historically, Quantum has managed cash on a centralized basis, and since our acquisition by Quantum in September 1999, Quantum has managed Snap's cash. Since the acquisition, we have used cash in our operations primarily as a result of operating losses. Quantum has funded the cash used in our operations. The cash reported at December 31, 1998 reflected us as an independent company with no relationship with Quantum. The cash reported at December 31, 1999 and June 30, 2000 reflected Snap as a wholly-owned subsidiary of Quantum.

       In accordance with our separation agreements, Quantum will transfer to us the Quantum-owned assets and liabilities that relate to our business prior to the separation date. We will also receive the net proceeds of this offering. We anticipate that we will use some of the proceeds from this offering to expand our sales and marketing channels, for research and development activities for capital expenditures associated with becoming an independent company and for general working capital purposes.

       Cash used in operating activities was $14.6 million for the six months ended June 30, 2000. Cash used in operating activities was $16.7 million in 1999. Cash used in operating activities was $11.9 million in 1998 and $3.4 million in 1997.

       Cash used in operating activities in the six months ended June 30, 2000 and each of the years 1999, 1998 and 1997 resulted primarily from net losses adjusted for non-cash charges for purchased in-process research and development, depreciation and amortization and changes in working capital. In addition, for the six months ended June 30, 2000, cash used in operating activities also resulted from an increase in inventory.

       We have been advised that Quantum currently intends to provide sufficient resources to fund our operations until at least the earlier of December 31, 2001 or our successful completion of an initial public offering.

       Our future capital requirements will depend on a number of factors, including the timing and rate of the expansion of our business. We anticipate a substantial increase in our capital expenditures to support anticipated growth in operations, general corporate infrastructure and software for our information systems and staffing. We believe that our cash, cash equivalents and proceeds from this offering will provide sufficient capital to fund our operations for at least the next 12 months. We cannot assure you, however, that the underlying assumed levels of revenues and expenses will prove to be accurate. We may need to raise additional funds through public or private financings or other arrangements in order to:

       - support more rapid expansion of our business than we anticipate;

       - develop and introduce new or enhanced products or services;

       - respond to competitive pressures;

       - invest in or acquire complementary businesses, products or technologies; or

       - respond to unanticipated requirements or developments.

       We cannot be certain that financing will be available to us on favorable terms or at all when we need it. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. If insufficient funds are available, we may not be able to introduce new products and services, expand the development of our Snap Server product line or compete effectively in any of our markets, any of which could materially harm our business, financial condition and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Interest Rate Sensitivity

       As of June 30, 2000, we had cash and cash equivalents of $2.9 million, which consisted of highly liquid money market instruments with maturities less than 90 days. Because of the short maturities of these instruments, a sudden change in market interest rates would not have a material impact on the fair value of the portfolio. We would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our portfolio.

     Foreign Currency Exchange Risk

       Historically, currency exchange rate fluctuations have not had a material effect on our business, financial condition or results of operations since substantially all income derived from our international sales are denominated in U.S. dollars. If our non-U.S. sales expand, the effect of currency fluctuations may have a more significant impact on our revenues and costs. We do not currently and do not intend in the future to utilize foreign currency derivative financial instruments for trading purposes.

     Effects of Recent Accounting Pronouncements

       In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Investments and Hedging Activities." SFAS 133 establishes a new model for accounting for derivative instruments and hedging activities and supercedes several existing standards. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS 133, as amended by SFAS 137 and SFAS 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect that the adoption of SFAS 133 will in fiscal year 2001 have a material impact on our financial position or results of operations.

       In December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition in Financial Statements." SAB 101 explains how the SEC staff applies by analogy the existing rules on revenue recognition to other transactions not covered by such rules. In March 2000, the SEC issued SAB 101A that delayed the original effective date of SAB 101 until the second quarter of 2000 for calendar year companies. In June 2000, the SEC issued SAB 101B that further delayed the effective date of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. We are reviewing the requirements of SAB 101 and currently we believe that our revenue recognition policy is consistent with the guidance of SAB 101.

       In March 2000, FASB issued FASB Interpretation No. 44, or FIN 44, "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB Opinion No. 25." FIN 44 clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. We do not expect the application of FIN 44 to have a material impact on our financial position or results of operations.

                                    BUSINESS

OVERVIEW

       We are the leading provider of network attached storage, or NAS, solutions for workgroups. We design, develop and market NAS appliances that offer a combination of interoperability, reliability, ease of use and cost-effectiveness that we believe is better suited to the storage needs of workgroups than other storage alternatives. Our Snap Server appliances utilize our optimized hardware and proprietary operating system, the Snap OS, to enable our customers to add additional storage capacity to a network quickly, inexpensively and conveniently. Unlike general-purpose servers, which are complex and designed to support a broad range of applications, our Snap Server appliances are designed and optimized for only one use -- storage. As of June 30, 2000, we have sold over 25,000 Snap Servers through a multi-tier distribution strategy focused on our channel partners including distributors, value-added resellers and catalog resellers. We also have an OEM relationship with Dell and a limited number of direct sales through our web-based e-commerce site. Our target end-users are workgroups within small to large organizations and application service providers and Internet service providers. We are recognized by PC Data as the leader in the workgroup NAS market, with an estimated 80% market share. Our goal is to maintain our leadership position in this market and to expand into other market segments.

INDUSTRY BACKGROUND

Growth and Changing Nature of Enterprise Data

       In the last decade, there has been a dramatic increase in the volume of data created, processed and accessed throughout organizations. As a result, the demand for storage capacity has grown exponentially as enterprises increasingly need to access, process and manipulate data that is critical to their business. According to Dataquest, Inc., the number of terabytes, or trillions of bytes, of storage capacity shipped is projected to grow from approximately 125,000 in 1999 to over 1.3 million in 2003, representing a compound annual growth rate of 79%. We believe that the exponential growth in the volume of enterprise storage needs has been fueled by a number of factors, including:

       - the rapid expansion of data intensive applications such as e-mail and database management;

       - the increase of Internet and e-commerce based businesses;

       - the rapid growth of digital video and other multimedia applications;

       - the shift from mainframe to networked server computing; and

       - the need for redundant copies of enterprise files and data.

       In addition, organizations have recognized the importance and value of enterprise data as mission-critical and as a strategic and competitive asset to their employees, customers and suppliers. As a result, storage products and services have accounted for a high percentage of information technology budgets and management resources. Organizations evaluating alternatives for additional storage capacity must consider a number of factors including manageability, capacity, access time, security, reliability, interoperability and total cost of ownership.

Limitations of Existing Storage Architectures

       The traditional way to add storage has been to add additional general-purpose servers to the network or to add higher-capacity disk drives to existing servers. Adding an additional general-purpose server solely to gain additional storage capacity is rarely the simplest or most cost-effective solution, particularly in the workgroup environment. The rapidly changing storage environment has exposed several limitations in the server-attached storage architecture, including:

                Limited Availability and Accessibility of Data. The loss of a server causes data on connected storage devices to become inaccessible. In addition, the critical data backup function in the server-attached storage architecture is a lengthy process and often requires the server to be taken off-line.

                High Scalability Costs. Businesses that wish to add storage capacity generally must add either additional servers, which are expensive and difficult to install, or disk drives, which require taking a server off-line. The addition of a new, costly general-purpose server creates unnecessary network complexity.

                Lack of Manageability. The difficulty of connecting storage devices using the traditional server-attached storage architecture often results in isolated islands of information stored throughout the enterprise, each of which must be administered and managed locally.

                Interoperability Limitations. Server-attached storage is designed to operate on a single operating system, such as UNIX or Windows NT, which requires a network to maintain duplicate copies of files for each operating system, increasing management complexity and the required storage capacity.

Emergence of Alternative Storage Solutions

       Today, two solutions, network attached storage and storage area networks have emerged to solve many of the problems associated with server-attached storage.

                Network Attached Storage. NAS is designed with the sole purpose of adding storage to a network and is implemented using a specially designed storage appliance. NAS appliances are intelligent storage systems that attach directly to an existing network. Similar to general-purpose servers, NAS appliances include a central processing unit, an operating system and internal hard disk drive storage. However, unlike general-purpose servers, which are complex and designed to be used for many types of applications, a NAS appliance's only function is to add storage to a network.

                Storage Area Networks. A storage area network, or SAN, is designed to assume all storage functions from a host network. A SAN is an architecture consisting of sophisticated hardware and management software that directly connects multiple independent servers and storage subsystems through a dedicated storage network. A SAN solution is typically deployed in large and complex environments and is relatively expensive. A SAN includes devices from multiple vendors, each of which uses proprietary software, which complicates communications among devices and often limits the flexibility of customers when adding additional storage capacity.

Benefits of Network Attached Storage

       Key benefits of NAS include:

                Availability and Scalability. NAS appliances are attached directly to a network and are not dedicated to a single server. Therefore, if a server on a network goes down, users are still able to access the data stored on a NAS appliance. The process of adding storage capacity to a network is relatively simple and does not require taking a server off-line.

                Manageability. NAS appliances are typically compatible with multiple operating platforms, enabling file sharing across various platforms and simplifying data management.

                Performance. NAS appliances generally have an operating system designed solely for storage, which offers enhanced performance over a general-purpose server. Additionally, a user can directly access data over the network without going through a server, potentially improving network performance.

                Low Total Cost of Ownership. Total cost of ownership includes not only the initial cost of a storage system, but also expenses associated with the ongoing administration of the network.

       As compared to general-purpose servers, the focused, reliable design of NAS appliances results in a less expensive device, a quicker and easier installation process and virtually no on-going maintenance requirements. The Strategic Research Institute estimates that the annual cost to manage storage can be four times the cost to acquire it.

       According to Dataquest, it is believed that 40 to 60% of all general-purpose servers are being used solely for file sharing. NAS appliances can replace many of these general-purpose servers and also represent a viable alternative to upgrading or adding storage capacity on an existing general-purpose server.

       Dataquest expects the NAS market to grow from $686 million in 1999 to approximately $8.3 billion in 2004, including $2.4 billion for the entry-level to mid-range segment of the market. The NAS appliance market is generally divided into three segments: entry-level, mid-range and high-end. As the devices move up-market, they become more expensive and offer greater storage capacity. Entry-level is the newest segment of the NAS market and is generally characterized by NAS devices having one or two disk drives, no expandability and an average sales price of approximately $1,200. Dataquest projects the entry-level market to grow from approximately $94 million in 2000 to $1.1 billion in 2004, representing a compound annual growth rate of approximately 85%. The mid-range market is generally characterized by NAS devices having up to seven disk drives, enhanced reliability, availability and serviceability features and an average sales price of approximately $3,500. Dataquest projects the mid-range market to grow from approximately $95 million in 2000 to $1.3 billion in 2004, representing a compound annual growth rate of approximately 92%.

       Some of the NAS solutions being offered are designed for enterprise level applications with very high unit costs, which are not optimal for use at the entry and mid-range levels, including workgroups. Many of the existing NAS solutions can operate only with certain network operating systems. Others are limited in the number of users they can support, or have reliability constraints, including a limited ability to support redundant array of independent disks or RAID. RAID is a storage method in which data is distributed among several disks to improve performance and reliability. Accordingly, we believe there is considerable market opportunity at the workgroup level for NAS appliances that deliver the full complement of NAS advantages, but are optimized for use at the entry and mid-range levels.

THE SNAP SOLUTION

       We are the leading provider of NAS solutions for workgroups. Our Snap Server appliances offer a combination of interoperability, reliability, ease of use and cost-effectiveness that we believe is better suited to the storage needs of workgroups than other available storage alternatives. Our appliances are designed to deliver specific storage functionality through the integration of our optimized hardware and proprietary operating system. We believe that we are well positioned to expand our leadership position by offering the following advantages:

Integrated Storage Solution

       Our NAS appliances provide users with a complete storage solution that requires no additional hardware or software. Our Snap OS is a proprietary operating system optimized to simplify and increase the speed of file management. The integration of our operating system with our specially designed hardware architecture results in a reliable and cost-effective appliance. Additionally, we provide sophisticated system management, backup and security tools that further enhance the functionality of our products.

Ease of Use

       The design of our NAS appliances provides ease of installation, management and maintenance. Installation can be completed in less than five minutes and requires nothing more than plugging in a power cord and a network cable. Our intuitive and proprietary user interface allows point-and-click operation to manage users, file permissions, volume information, set-up parameters and diagnostics and can be administered remotely via the web. Our products are designed to minimize routine maintenance and user intervention.

Interoperability

       Our cross-platform compatibility enables our customers to use a single Snap Server to share the same file across multiple operating systems, including Apple MacOS, Linux, Microsoft Windows, Novell Netware and UNIX. Our interoperability further allows our customers to change operating systems without encountering compatibility constraints. We believe we are the only provider of workgroup NAS appliances with this level of interoperability.

Low Total Cost of Ownership

       Our NAS appliances are designed to deliver superior performance at a price significantly below the published list prices of general-purpose servers equipped to perform the same storage functions. We achieve our low cost through the use of our proprietary, integrated architecture that is optimized solely for storage. Because our products are easy to install, they can be rapidly deployed across an enterprise without costly IT services and once installed, require virtually no maintenance.

Reliability

       Reliability may generally be defined as a high probability of obtaining access to data when it is needed. We are able to offer reliable functionality due to our unique product design. In particular, our multiple disk products include several levels of RAID functionality, including RAID 0, 1 and 5, in addition to our other reliability features. We believe our products are the only similarly priced NAS appliances that offer RAID 5 capabilities, providing our customers enhanced data protection coupled with maximum utilization of available disk capacity.

THE SNAP STRATEGY

       Our objective is to maintain our leadership position in the workgroup NAS market as well as to expand into other market segments. The key elements of our strategy include:

Extend Technology Leadership

       We intend to continue to provide innovative NAS appliance solutions that provide a compelling value to our customers. In order to maintain and extend our leadership position, we intend to:

                Add new hardware designs. We intend to continue to develop hardware designs to address the needs of our customers. We expect to rapidly introduce innovative new products that incorporate customer feedback. For example, we recently introduced the Snap Server 4100 model, which added storage capacity while moving to a 1.75 inch high, or 1U, form factor that fits into industry standard racks.

                Add new functionality. We intend to continue to enhance the functionality of our products by incorporating evolving protocol standards. We will seek to continue to update our software to add storage management tools, to enhance our security and backup features and to incorporate improvements in our file system. We anticipate integrating a Java Virtual Machine into our Snap OS, which would enable outside developers to deploy existing, or create new, Java applications for our products. These applications can increase the functionality of our products without additional hardware. Examples of these applications may include database management applications or intelligent data retrieval engines.

                Continue to offer a cost-effective solution. We intend to continue to use standard industry components with our optimized Snap OS to provide a cost-effective solution to our customers. This will also include enhanced user interfaces and manageability features to reduce ongoing maintenance and administration costs.

                Extend interoperability leadership. We believe we are the only NAS vendor to offer a workgroup solution that is compatible with all major operating systems. We will continue to seek to make all of our products compatible with all major operating systems in order to maintain the ease of use which is one of the key distinguishing features of our products.

Expand Our Market Reach

       We pursue a leveraged distribution strategy focused primarily on VAR and distributor relationships. We expect to continue to expand our VAR and catalog reseller base in order to reach new customers and vertical markets. Additionally, we will seek to expand internationally by building local infrastructure and adding international distribution channels. We also intend to build our sales resources to work with our channel partners to increase direct contact with significant end-user customers and broaden our existing customer relationships to increase sales within their organizations. We will also seek to leverage our OEM relationship with Dell to reach a broader customer base.

Drive Market Acceptance of NAS Solutions for Workgroups

       We intend to use our sales force to increase the market acceptance of NAS solutions through a focus on educating our end-user customers and channel partners on the benefits of NAS versus other storage solutions. We believe our OEM relationship with Dell will further serve to increase the market awareness of NAS solutions through Dell's marketing efforts.

Increase Snap Server Brand Awareness

       We intend to establish Snap as the premier NAS appliance brand for our target customers. We intend to continue to create brand awareness by investing in innovative, award-winning products, progressive product styling, aggressive public relations activities and creative end-user and channel marketing programs. Additionally, we believe a distinctive brand identity is an important component of our efforts to increase market acceptance of NAS appliances and encourage future development of applications by outside developers.

PRODUCTS

       We began shipping our first generation NAS appliance in March 1998. As of June 30, 2000, we had shipped over 25,000 NAS appliances. Our products are currently available in storage capacities ranging from 15 gigabytes, or billions of bytes, to 240 gigabytes. Our Snap Servers connect directly to a network and can be easily and seamlessly integrated with other network devices. To install a Snap Server, a user simply connects the appliance to a network and a power source and then turns on the appliance. Our Snap Server utilizes security information from Microsoft Windows or Novell Netware, thus eliminating the need to re-enter user security information. The entire installation process should take less than five minutes and does not require an information technology professional.

       We enhance the performance and cost-effectiveness of our products by using hardware that is optimized for our target markets and applications. This hardware includes motherboards with standard components, hard disk drives, memory and processors. Our optimized design, which allows for a more efficient use of components, reduces cost and power consumption and increases reliability.

       The following table reflects our current product lines:
--------------------------------------------------------------------------------

       PRODUCT            SNAP SERVER 1000        SNAP SERVER 2000        SNAP SERVER 4100
       -------            ----------------        ----------------        ----------------
 DATE OF FIRST SALE:   November 1999           March 1998              September 2000
 --------------------
 LIST PRICE:           $499 to $799            $1,699                  $2,999 to $4,499
 --------------------
 CURRENT FEATURES:     15/30 GB capacity       60 GB capacity          120/240 GB capacity
                       1 disk drive            2 disk drives           4 disk drives
                       3.5 pound desktop or    Desktop form factor     1U rack form factor
                       portable form factor    RAID 0, 1               RAID 0, 1, 5
 --------------------
 TARGET MARKETS:       Individuals             Small- to mid-size      Mid- to large-size
                       Small office/home       offices                 offices
                       office                  Mid-size workgroups     Mid- to large-size
                       Small workgroups        Remote offices          workgroups
                                                                       Internet, Application,
                                                                       and Storage Service
                                                                       Providers
 --------------------
 APPLICATIONS:         Personal storage        File sharing            File sharing
                       File sharing            Data backup             Data hosting
                       Software distribution   Software distribution   Data backup
 --------------------

INDUSTRY RECOGNITION OF OUR PRODUCTS

       Our Snap Server appliances have received recognition for their innovation and quality, including the following industry awards:

                "Best of Show," Gartner Group VAR Vision, Fall 2000;

                "A-List Editor's Choice," Smart Business, June 2000;

                "Blue Ribbon," Network World, April 2000;

                "A-List Editor's Choice," PC Computing, March, April and May
       2000;

                "Editor's Choice," PC Magazine, February 2000;

                "Editor's Choice," Cadence Magazine, December 1999;

                "MVP," PC Computing, November 1999;

                "Best Value," Network Computing, July 1999; and

                "Best of Plug and Play Storage," PC Computing, May 1999.

TECHNOLOGY

       We have invested in the development of proprietary technology that includes our operating system, management tools and workstation backup software.

Operating System

       Our products are based on our specialized Snap OS. The Snap OS is a derivative of the Berkeley Software Distribution, or BSD, UNIX operating system that has been optimized for our Snap Server appliances. Since NAS appliances pass data to and from the clients on the networks, the data handling and overhead associated with read and write operations have been drastically reduced below what is available in a standard UNIX operating system. Our file system has been modified to simultaneously function in a variety of operating environments, including Apple MacOS, Linux, Microsoft Windows, Novell Netware and UNIX.

       We have implemented an integrated RAID subsystem (patent pending) that takes advantage of our hardware and software architecture to provide high performance while not incurring the additional costs of a separate RAID controller card. Additionally, we are the only workgroup NAS solution at this price point to offer RAID 5 functionality. RAID 5 provides the user with enhanced reliability while optimizing the amount of usable disk space.

       Our Snap OS utilizes a sophisticated memory management scheme. Since user applications are not competing for memory resources, we are able to dedicate the majority of the subsystem memory as a cache buffer for data movements. In addition, a fast content switch mechanism has been implemented. The operating system and related files are stored in both Flash Memory and a protected area of the disk, thus protecting the Snap Server from viruses and hacker attacks. The file system has also been enhanced to reduce the time required for a file system check.

Management Tools

       Our system design allows Snap Servers to be plugged into a network and used with little or no configuration. To further customize an installation, if desired, a system administrator can use an intuitive web browser interface, which operates directly with the Snap OS. The web-based tools allow configuration from anywhere on the network remotely via the web.

       To improve reliability and reduce cost of ownership of our Snap Servers, the Snap OS monitors the state of the various software and hardware subsystems and sends an e-mail to alert the system administrator of any issue that might require corrective action. The proactive problem resolution enhances the overall reliability of the NAS appliance while reducing management overhead.

Workstation Backup Software

       Included with each Snap Server is a licensed copy of PowerQuest DataKeeper Snap Edition workstation backup software for additional data protection. DataKeeper allows companies or individuals to protect their desktop or laptop data in a way that is completely transparent to the user. Simple configuration from a client machine enables a user to save data to a Snap Server each time a file is saved. Restoring files is seamless from any point on the network.

SALES AND MARKETING

       We sell our products to end-users through a multi-tier distribution strategy focused on distributors, VARs and catalog resellers. We also have an OEM relationship with Dell and a limited number of direct sales to end-user customers via our web-based e-commerce site.

Distribution Channel

       Distributors. Substantially all of our sales are to leading distributors who then sell to VARs and catalog resellers. We expect that sales through distributors will continue to represent the majority of our sales. Our top five distribution partners based on net revenues in the six months ended June 30, 2000 were Ingram Micro, Tech Data, Raab Karcher Elektronik, Ideal Hardware and Arrow Electronics.

       Value Added Resellers and Catalog Resellers. Historically, our marketing efforts have focused on creating demand among end-users, thereby driving sales to the VAR and catalog reseller channels. We utilize our base of over 1,700 authorized VARs and five catalog resellers to cost-effectively reach a growing number of small to large organizations. Our VARs and catalog resellers also help us to promote market awareness of NAS as well as the Snap Server brand. Additionally, VARs and catalog resellers enable us to more effectively pursue other markets, including vertical markets such as retail, financial services, transportation and professional services such as medical and legal, government, education, media and publishing.

       Original Equipment Manufacturer. In September 2000, we began selling our products through our first OEM relationship with Dell. We believe this relationship will be extremely helpful in establishing category awareness for NAS appliances, particularly in our target market. As part of this relationship, we design and manufacture products that are sold under the Dell PowerVault brand name.

       E-Commerce Direct Sales. We also give end-users the option of purchasing our products directly from us through our e-commerce functionality on our web site. These orders are processed and fulfilled through one of our distribution partners and do not represent a significant portion of our sales.

Sales Force

       The primary function of our sales force is to generate demand for our products that is fulfilled through our channel partners. In addition, they act as a valuable partner with our distribution channel to educate our end-user customers on the value of a NAS solution. We encourage our sales staff to work with end-user customers to generate sales regardless of the distribution channel partner ultimately chosen by the customer. We believe that this indirect model enables us to expand our sales and drive demand for our products, while maintaining a low cost of sales. We also work with Marketlink Technologies, a manufacturers' representative with a sales force of more than 50 people. Marketlink is used primarily to reach our smaller VARs and assist in the general education of the market on the value of NAS appliances. As of June 30, 2000, we had a sales organization of 18 persons located throughout the U.S., Europe and Asia.

Marketing Programs

       To support our multi-tier sales channels, we devote significant resources to building and launching a series of marketing campaigns. Our marketing efforts include seminars, industry trade shows, direct mail pieces, analyst and press tours, print and on-line advertising and public relations. Additionally, we focus on marketing programs at the VAR and catalog reseller community to build loyalty and promote awareness of the Snap Server brand. These programs include sales incentives, demonstration unit discounts as well as sales and technical training. We believe that these marketing efforts result in better awareness of our Snap Server brand and qualified sales leads.

Customer Service and Support

       We believe that high quality customer service is critical to the successful marketing and sale of our products. We have a comprehensive service and support organization to manage customer accounts and expect to provide an increasing level of support as our products are deployed across a wider range of customers. We provide support for our products on a geographic basis through contracted support services in California, Ireland and Singapore. We provide second-level technical support primarily from our San Jose, California location. We plan to establish additional service and support sites commensurate with customer needs.

       Our current products are designed to be deployed quickly and effectively by our customers and require minimal support for us to configure and install. We offer a three-year limited warranty on parts and labor and a 30-day unconditional money-back guarantee. Toll-free technical support is available for customers in North America, Europe and Asia.

CUSTOMERS

       Our target end-user customer organizations include workgroups within small to large organizations in industry sectors such as retail, financial services, transportation, professional services such as medical and legal, government, education, media, publishing. In addition, our customers also include application service providers and Internet service providers. The following is a list of end-user customers in North America with which Snap has had direct contact from January 1, 2000 to September 30, 2000:

Adams Mark Hotel               Command Technologies           Nuskin
Allstate Insurance             Disney Imagineering            Oracle
American Cancer Society        Epson                          Pfizer
Bancorp South                  Fenwick and West               Shell Oil
Beverly Healthcare             Hewlett-Packard                Sprint PCS
Bristol Meyers Squibb          Humana Insurance               Sonoco
Bureau of Land Management      Kmart                          Sony
California DMV                 Lucent Technologies            Southwest Research
Canadian Micro Electronics     Microsoft                      Texas Instruments
Cisco Systems                  Moore North America            Total Training Network
Centerbeam                     Nationwide Insurance           United Parcel Service
Clear Channel Communications   Network Telephone              US Internet
Coca Cola Enterprises          Nikon                          3Com

       Our direct customers are distributors who sell to VARs and catalog resellers, representing approximately 45% and 55% of sales during the six months ended June 30, 2000, respectively. Two customers represented more than 10% of sales in 1998, 1999 and the six months ended June 30, 2000, with Ingram Micro representing 41%, 38% and 41%, respectively, and Tech Data representing 23%, 24% and 40%, respectively. In 1998, 1999 and the six months ended June 30, 2000, we do not believe that any single end-user customer accounted for more than 10% of our revenues.

MANUFACTURING

       We currently engage a combination of contract manufacturers to build our full range of product offerings. Our internal manufacturing expertise is primarily focused on providing least total cost solutions, process and product quality, test equipment process deployment, reliability, manufacturability and the transfer of products from development to manufacturing. We also manage the evaluation and selection of key components and strategic suppliers. We intend to place all future volume production with contract manufacturers.

       Our contract manufacturers perform tasks that include material procurement, assembly, testing, packaging, warehousing and shipment and repair. Using contract manufacturers enables us to reduce our need for working capital, lower our inventory warehousing costs and reduce our cash requirements as we grow our business. Our contract manufacturers include Force Computers (a Solectron company), Jabil Circuit, JMR Electronics, Quantum and Wellex. All of our contract manufacturers are ISO9000 certified. We also plan to add an additional tier-1 contract manufacturer in 2001.

       As our needs and the needs of our customers continue to evolve, we plan to reassess our manufacturing requirements on a periodic basis and make changes as we consider them necessary.

RESEARCH AND DEVELOPMENT

       We believe research and development activities are critical to our ability to maintain our technological advantage and to develop innovative products that address the needs of our customers and help evolve the capabilities of NAS appliances. Our research and development expenses were $5.9 million in 1998, $5.3 million in 1999 and $4.9 million in the six months ended June 30, 2000. Our research and development activity is located in San Jose, California.

       As of June 30, 2000, our staff included 37 people involved in research and development activities, of which 28 were engaged in software-related activities. Our engineering team averages 12 years of experience with MS and PhD level graduate degrees from leading universities with specific expertise in networking protocols, file system architecture, UNIX kernels and RAID functionality.

COMPETITION

       We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. Our primary competition can be grouped into two major categories.

       Manufacturers of general-purpose servers. We compete against companies such as Compaq, Dell, Gateway, Hewlett-Packard, IBM, Sun Microsystems and other server manufacturers selling general-purpose servers, some of which have recently begun manufacturing dedicated versions of their general-purpose server products for sale as NAS appliances. Most of these technologies are based on "stripped down" versions of their full function servers, offering less capacity, memory or processing power than their full function servers. In most cases, the systems still include a costly per seat (or in some cases a site-wide) operating system license and are based on hardware platforms that are more expensive than the Snap Server appliance. Additionally, while most of these companies have powerful brand names and extensive sales channels, their NAS products are not the core focus of their business or their strategy. Competition in this segment could also include hard drive suppliers, whose products would be used to upgrade the capacity of existing general-purpose servers as a substitute for the purchase of a new server.

       Workgroup network attached storage vendors. We also compete against such companies as Connex (Western Digital), Intel, Linksys, Maxtor and Procom Technology in the entry and mid-range segment of the NAS appliance market. The strength of our solution, particularly the robustness of our operating system, gives us a substantial advantage over the current workgroup competitors. As reflected in what we believe to be our current 80% share in the workgroup market, the combination of software features and hardware platform provides a comprehensive solution to the end-user.

       We expect competition in the NAS appliance market to increase significantly as new companies enter the market and current competitors expand their product lines and services. Many of these potential competitors are likely to enjoy substantial competitive advantages including:

       - greater resources that can be devoted to the development, promotion and sale of their products;

       - more established sales channels;

       - greater software development experience; and

       - greater name recognition.

INTELLECTUAL PROPERTY

       We have invested significantly in the development of proprietary technology for NAS appliances. Key areas of intellectual property development relate to graphical user interface design, advanced NAS operating system features, NAS mechanical and electrical components, the tight integration of embedded software with industry standard platforms and components and intuitive user interfaces that provide easy-to-use appliance functionality. Additionally, we have integrated third party intellectual property into our products. We may occasionally reach agreements with third parties to provide additional functionality for our products and we have offered third parties our technology for integration into products on an original equipment manufacturer or other basis. Our success depends significantly upon our proprietary technology.

       We have also trademarked the Snap Server name as well as our individual product names in the United States and will evaluate whether to register our trademarks in international markets where we currently conduct or may in the future do business.

       On September 8, 1999, we entered into an agreement with Insignia Solutions. According to this license agreement, Insignia will port their Java-compatible virtual machine to the Snap OS. Insignia completed the port and delivered to us both source code and object code. Insignia also performed the Java virtual machine testing and certification in collaboration with Sun Microsystems. Insignia granted Quantum a worldwide, sublicenseable, transferable, irrevocable and perpetual license to the Java virtual machine developed by Insignia. On September 8, 1999, Sun Microsystems granted Quantum a license to the libraries of the code that were developed by the Sun Java community under the Sun Community Source License Agreement.

       We currently rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We do not currently hold any patents, and we expect to have two patent applications pending after Quantum transfers them to us as part of our separation. We have registered and applied for registration of some of the service marks and trademarks we use with the appropriate state agencies and the United States Patent and Trademark Office. We will continue to analyze whether we should register additional service marks and trademarks.

       We generally enter into confidentiality agreements with our employees, consultants, business partners and major customers. Despite our efforts to protect our proprietary rights and other intellectual property, unauthorized parties may attempt to copy aspects of our products, obtain and use information that we regard as proprietary or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate. In addition, our competitors might independently develop similar technology or duplicate our products or circumvent any patents or our other intellectual property rights.

EMPLOYEES

       As of June 30, 2000, we had 120 full time employees, of whom 37 were engaged in research and development, 36 in sales and marketing, 15 in finance and administration and 32 in operations and support. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

FACILITIES

       Our principal offices are located in a 72,000 square foot facility in San Jose, California. Our sublease on the San Jose facility expires in September 2004.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

       Set forth below is information concerning our directors, executive officers and other officers and their ages as of October 1, 2000.

             NAME                AGE                             POSITION
             ----                ---                             --------
James T. Schraith..............  43     Chairman of the Board and Chief Executive Officer
Anders B. Axelsson.............  40     President, Chief Operating Officer and Director
Jeanne Seeley..................  48     Senior Vice President Finance, Chief Financial Officer and
                                        Secretary
Shmuel Shottan.................  48     Senior Vice President, Chief Strategy Officer
Michael F. Falcon..............  44     Vice President of Operations
Sara E. Spivey.................  39     Vice President of Marketing
Carlo Garbagnati...............  41     Vice President of Engineering
Luciano V. Dalle Ore...........  41     Vice President and Chief Technology Officer
Sandy O'Gorman.................  49     Vice President Human Resources
Clayton M. Christensen.........  48     Director
Gary Daichendt.................  49     Director
Gregory W. Slayton.............  41     Director

       JAMES T. SCHRAITH has served as our Chairman of the Board and Chief Executive Officer since October 2000. From April 2000 to October 2000, Mr. Schraith served as Managing Partner, Quantum Technology Ventures, Quantum's venture capital fund, and from September 1999 to April 2000, Mr. Schraith was Executive Vice President of Worldwide Sales and Corporate Marketing for Quantum. Prior to joining Quantum, from February 1998 to September 1999, Mr. Schraith was Chief Executive Officer of ShareWave, a developer of digital wireless home networking solutions. From October 1996 to February 1998, Mr. Schraith was Vice President and General Manager of the North America division of Compaq, a computing systems company. From September 1995 to October 1996, Mr. Schraith was President and Chief Executive Officer of The Cerplex Group, a supplier of technology repair, assembly and logistics. From February 1987 to September 1995, Mr. Schraith served in various positions at AST Research, a computing systems company, including President and Chief Operating Officer. Mr. Schraith serves on the Boards of Directors of Semtech, a supplier of semiconductors, and S3 Corporation, a digital media company.

       ANDERS B. AXELSSON has served as our President, Chief Operating Officer and one of our directors since October 2000. From December 1999 to October 2000, Mr. Axelsson served as Vice President and General Manager of Quantum's Snap Division. Prior to joining Quantum, from June 1998 to October 1999, Mr. Axelsson was Vice President of Engineering and Marketing for the Measurex Division of Honeywell, a diversified technology company. From December 1994 to June 1998, he was President/ Managing Director of European operations and from August 1992 to November 1994, he was Vice President of Marketing and Business Development for Measurex, a process control company.

       JEANNE SEELEY has served as our Senior Vice President Finance, Chief Financial Officer and Secretary since October 2000. From August 1999 to October 2000, Ms. Seeley served as Vice President, Finance and Chief Financial Officer of Quantum's DLT & Storage Systems Group. Prior to joining Quantum, from October 1992 to January 1997, Ms. Seeley was Vice President, Finance, Corporate Controller and Chief Accounting Officer of Apple Computer, a personal computer company. From February 1990 to October 1992, Ms. Seeley was Vice President of Worldwide Financial Operations for Apple, and from April 1981 to February 1990, Ms. Seeley held various financial management positions at Apple, including Director of Finance and Controller for Peripheral Products.

       SHMUEL SHOTTAN has served as our Senior Vice President and Chief Strategy Officer since October 2000. From April 2000 to October 2000, Mr. Shottan was Vice President and General Partner of

Quantum Technology Ventures, and from September 1999 to April 2000, he was Senior Vice President of Engineering and Chief Technical Officer for Quantum's Snap Division. From January 1994 to September 1999, Mr. Shottan served as Senior Vice President of Engineering and Chief Technical Officer at Meridian Data. From June 1993 to January 1994, Mr. Shottan served as the Vice President of Engineering and Chief Technical Officer at Parallan Computer. From June 1989 to June 1993, Mr. Shottan served as Director of the Server Group at AST Research.

       MICHAEL F. FALCON has served as our Vice President of Operations since October 2000. From September 1999 to October 2000, Mr. Falcon served as Vice President of Operations for Quantum's Snap Division. Prior to joining Quantum, from April 1999 to September 1999, Mr. Falcon served as Vice President of Operations for Meridian Data. From January 1996 to April 1999, Mr. Falcon served as Director of Operations, Strategic Planning and Supply Chain Management and from February 1989 to January 1996 as Director of Materials and Manufacturing for Silicon Valley Group, a semiconductor equipment manufacturer.

       SARA E. SPIVEY has served as our Vice President of Marketing since October 2000. From December 1999 to October 2000, Ms. Spivey was Vice President of Marketing for Quantum's Snap Division. From October 1996 to December 1999, Ms. Spivey was Director of Worldwide Channel Marketing for the High End Storage Division of Quantum. From January 1993 to September 1996, Ms. Spivey was Director of Worldwide Sales Operations of Quantum. From November 1990 to December 1992, she held various marketing management positions in Quantum's hard disk drive group.

       CARLO GARBAGNATI has served as our Vice President of Engineering since October 2000. From September 1999 to October 2000, Mr. Garbagnati was Vice President of Engineering for Quantum's Snap Division. From December 1994 to September 1999, Mr. Garbagnati served as Vice President of Software Engineering at Meridian Data. From September 1988 to December 1994, Mr. Garbagnati served as the Director, System Software Engineering and as Manager, Software Engineering at Parallan Computer.

       LUCIANO V. DALLE ORE has served as our Vice President and Chief Technology Officer since October 2000. From May 2000 to October 2000, Mr. Dalle Ore was Vice President and Chief Technology Officer for Quantum's Snap Division. From September 1999 to May 2000, Mr. Dalle Ore was Vice President of Advanced Development for Quantum's Snap Division. From June 1996 to September 1999, Mr. Dalle Ore served as Vice President of Advanced Development at Meridian Data. From March 1995 to June 1996, he was Vice President of Research and Development and a Director at Sextant Corporation, a process manufacturing software developer. Prior to Sextant, from September 1994 to March 1995, Mr. Dalle Ore was Vice President of Research and Development at MAI Systems, an information technology solution supplier.

       SANDY O'GORMAN has served as our Vice President of Human Resources since October 2000. From September 2000 to October 2000, Ms. O'Gorman was Vice President of Human Resources for Quantum. From November 1997 to August 2000, Ms. O'Gorman was Senior Director of Human Resources, Worldwide Sales and Corporate Marketing for Quantum. Prior to joining Quantum, from May 1994 to August 1997, Ms. O'Gorman was Vice President of Human Resources for Sybase, a data base company.

       CLAYTON M. CHRISTENSEN has served as one of our directors since October 2000. Since July 1992, Mr. Christensen has been a Professor of Business Administration at the Harvard Business School. From 1989 to July 1992, Mr. Christensen was a doctoral student at Harvard Business School. From 1984 to 1989, he served in various positions, including Chairman and President, of Ceramics Process Systems, a materials and material process company, a firm which he co-founded with several MIT professors.

       GARY DAICHENDT has served as one of our directors since October 2000. Since October 1994, Mr. Daichendt has held numerous senior management positions at Cisco Systems, and is currently Executive Vice President of Worldwide Operations. Prior to October 1994, Mr. Daichendt held various sales, marketing and management positions with Wang Laboratories for eight years and IBM for nine years. Mr. Daichendt is a director of ClickAction, an email management company, and Azuza Pacific University.

       GREGORY W. SLAYTON has served as one of our directors since October 2000. Since December 1997, Mr. Slayton has been President and Chief Executive Officer of ClickAction. From January 1995 to September 1997, he was President of ParaGraph International, a software and communications company. Mr. Slayton also is a director of Quantum, InTest, a hardware test device company, and NetCreations, an email list services company.

BOARD STRUCTURE AND COMPENSATION

       We currently have five directors. Our board of directors is divided into three classes serving staggered three-year terms. Mr. Christensen's initial term will expire in 2001. Messrs. Daichendt's and Slayton's initial terms will expire in 2002. Messrs. Schraith's and Axelsson's initial terms will expire in 2003.

       Under our 2000 Director Option Plan, each non-employee director will automatically receive an option to acquire 40,000 shares of our common stock and an additional option to purchase 10,000 shares of our common stock after each annual meeting of our stockholders beginning in 2001. All of these options vest over four years from the date of grant. We do not pay any cash compensation to our directors for serving on the board of directors.

AUDIT COMMITTEE

       Messrs. Christensen, Daichendt and Slayton are members of our audit committee. Our audit committee reviews our auditing, accounting, financial reporting and internal control functions and makes recommendations to the board of directors for the selection of independent accountants. In addition, the committee monitors the quality of our accounting principles and financial reporting, our compliance with foreign trade regulations as well as the independence of and the non-audit services provided by our independent accountants. In discharging its duties, the audit committee:

       - reviews and approves the scope of the annual audit and the independent accountant's fees;

       - meets independently with our internal accounting staff, our independent accountants and our senior management; and

       - reviews the general scope of our accounting, financial reporting, annual audit and internal audit program, matters relating to internal control systems as well as the results of the annual audit.

COMPENSATION COMMITTEE

       Messrs. Christensen and Slayton are members of our compensation committee. Our compensation committee determines, approves and reports to the board on all elements of compensation for our elected officers including targeted total cash compensation and long-term equity based incentives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       None of the members of our compensation committee has at any time been an officer or employee of Snap. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

       All of our common stock is currently owned by Quantum, and thus none of our directors, executive officers or other officers owns any of our common stock. To the extent that our directors, executive officers and other officers own shares of Quantum's DSS common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of Quantum's DSS common stock.

       The following table sets forth the number of shares of Quantum's DSS common stock and Quantum's HDD common stock beneficially owned on October 9, 2000 by each director, executive officer and other officer and all of our directors, executive officers and other officers as a group. Except as otherwise noted, the individual director, executive officer or other officer or their family members had sole voting and investment power with respect to such securities. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes shares of common stock issuable upon exercise of options exercisable within 60 days of October 9, 2000. As of October 9, 2000, the total number of shares of Quantum's DSS common stock outstanding was 148,970,644, and the total number of shares of Quantum's HDD common stock outstanding was 77,121,172.

                                                         SHARES OF DSS           SHARES OF HDD
                                                         COMMON STOCK             COMMON STOCK
                                                      BENEFICIALLY OWNED       BENEFICIALLY OWNED
                                                     ---------------------    --------------------
             NAME OF BENEFICIAL OWNER                NUMBER     PERCENTAGE    NUMBER    PERCENTAGE
             ------------------------                -------    ----------    ------    ----------
James T. Schraith..................................  104,165         *        52,082         *
Anders B. Axelsson.................................    5,555         *        2,777          *
Jeanne Seeley......................................   37,497         *        18,750         *
Shmuel Shottan.....................................   58,126         *        28,040         *
Michael F. Falcon..................................   19,729         *        9,865          *
Sara E. Spivey.....................................   48,064         *        16,480         *
Carlo Garbagnati...................................   34,496         *        22,649         *
Luciano V. Dalle Ore...............................   26,578         *        11,791         *
Sandy O'Gorman.....................................   15,274         *        7,637          *
Clayton M. Christensen.............................       --        --           --         --
Gary Daichendt.....................................       --        --           --         --
Gregory W. Slayton.................................       --        --           --         --
Directors, executive officers and other officers as
  a group..........................................  349,484         *        170,071        *

------------
* Represents holdings of less than one percent.

       In October 2000, we adopted the 2000 Incentive Stock Option Plan. We intend to issue options under this plan to our executive officers prior to the effective date of the registration statement of which this prospectus is a part. At such time we will amend the registration statement and set forth the number of shares subject to options that have been granted to each of our executive officers under this plan and the resulting ownership interest of each of our executive officers in our fully diluted capitalization giving effect to all options granted under the 2000 Incentive Stock Option Plan.

EXECUTIVE COMPENSATION

       The following table sets forth the compensation information for our chief executive officer or person acting in such capacity and to our four other most highly compensated executive officers who, based on salary and bonus compensation from our predecessor entity and Quantum and their subsidiaries, earned more than $100,000 during the year ended December 31, 1999. All information set forth in this table reflects compensation earned by these individuals for service with our predecessor entity and Quantum and their subsidiaries for the fiscal year ended December 31, 1999. This prospectus refers to these executives as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                             ANNUAL COMPENSATION              AWARDS
                                       --------------------------------    ------------
                                                             RESTRICTED
                                                               STOCK        SECURITIES      ALL OTHER
                                                    BONUS     AWARD(S)      UNDERLYING     COMPENSATION
      NAME AND CURRENT POSITION        SALARY($)     ($)        ($)         OPTIONS(#)        ($)(1)
      -------------------------        ---------   -------   ----------    ------------    ------------
Gianluca Rattazzi....................   260,000    483,000          --         17,700(6)      1,200
Chief Executive Officer of
Meridian(2)                                                                    35,400(7)

Anders B. Axelsson...................     7,342         --          --             --            --
President, Chief Operating Officer
and Director(3)

Shmuel Shottan.......................   187,472     67,000      37,450(6)      38,032(6)      1,200
Senior Vice President,                                         171,775(7)      76,063(7)
Chief Strategy Officer(4)

Carlo Garbagnati.....................   141,922     50,500      18,725(6)      14,766(6)      1,200
Vice President of Engineering                                85,887.50(7)      29,532(7)

Luciano V. Dalle Ore.................   141,923     50,500      18,725(6)      14,766(6)      1,200
Vice President and                                           85,887.50(7)      29,532(7)
Chief Technology Officer

Michael F. Falcon....................    90,424     25,500          --         11,063(6)      1,200
Vice President of Operations(5)                                                22,125(7)

------------
(1) Represents matching contributions to our predecessor entity's 401(k) plan.

(2) Mr. Rattazzi ceased serving as our Chief Executive Officer in September
    1999.

(3) Mr. Axelsson joined Quantum on December 20, 1999.

(4) Mr. Shottan served as our acting General Manager from September 1999 to December 1999.

(5) Mr. Falcon joined our predecessor entity on April 19, 1999.

(6) Represents shares of Quantum's HDD common stock and reflects conversion of our predecessor entity's common stock and options in connection with our acquisition by Quantum in September 1999.

(7) Represents shares of Quantum's DSS common stock and reflects conversion of our predecessor entity's common stock and options in connection with our acquisition by Quantum in September 1999.

GRANTS OF STOCK OPTIONS IN LAST FISCAL YEAR

       The following table shows all grants of options to acquire shares of Quantum's DSS common stock or Quantum's HDD common stock (including upon conversion of options granted by our predecessor entity that were converted in connection with our acquisition by Quantum in September 1999) granted to the named executive officers in the year ended December 31, 1999.

                                        % OF TOTAL                              POTENTIAL REALIZABLE VALUE
                          NUMBER OF      OPTIONS                                AT ASSUMED ANNUAL RATES OF
                          SECURITIES    GRANTED TO    EXERCISE                    STOCK APPRECIATION FOR
                          UNDERLYING    EMPLOYEES     OR BASE                         OPTION TERM(2)
                           OPTIONS      IN FISCAL      PRICE      EXPIRATION    --------------------------
          NAME            GRANTED(#)     YEAR(1)      ($/SH.)        DATE         5%($)          10%($)
          ----            ----------    ----------    --------    ----------    ----------    ------------
Gianluca Rattazzi.......    17,700(2)         *       $ 2.873      4/21/09       $ 17,804      $   33,423
                            35,400(3)         *         5.908      4/21/09        582,835       1,039,018
Anders B. Axelsson......        --           --        --               --             --              --
Shmuel Shottan..........     5,532(3)         *         2.873      4/21/09         29,599          55,566
                            32,500(3)         *         7.500      9/22/09        153,293         388,475
                            11,063(4)         *(5)      5.908      4/21/09        182,167         324,758
                            65,000(4)         *(5)     17.188      9/22/09        702,593       1,780,509
Carlo Garbagnati........     2,766(3)         *         2.873      4/21/09         16,520          31,012
                            12,000(3)         *         7.500      9/22/09         56,601         143,437
                             5,532(4)         *         5.908      4/21/09        101,669         181,251
                            24,000(4)         *        17.188      9/22/09        259,419         657,419
Luciano V. Dalle Ore....     2,766(3)         *         2.873      4/21/09         15,146          28,436
                            12,000(3)         *         7.500      9/22/09         56,601         143,437
                             5,532(4)         *         5.908      4/21/09         93,197         166,147
                            24,000(4)         *        17.188      9/22/09        259,419         657,419
Michael F. Falcon.......    11,063(3)         *         2.873      4/21/09         66,073         124,038
                            22,125(4)         *         5.908      4/21/09        406,622         724,906

------------
 *  Represents holdings of less than one percent.

(1) Based on a total of 6,033,025 shares of Quantum's HDD common stock granted to all Quantum employees in 1999 or a total of 7,435,851 shares of Quantum's DSS common stock granted to all Quantum employees in 1999, as applicable, and reflects conversion of our predecessor entity's options in connection with our acquisition by Quantum in September 1999.

(2) Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules, and do not represent our estimate of future stock prices. No gain to an optionee is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee. Actual realizable values, if any, on stock option exercises are dependent on the future performance of our common stock, overall market conditions and the option holders' continued employment through the vesting period.

(3) Represents shares of Quantum's HDD common stock and reflects conversion of our predecessor entity's common stock and options in connection with our acquisition by Quantum in September 1999.

(4) Represents shares of Quantum's DSS common stock and reflects conversion of our predecessor entity's common stock and options in connection with our acquisition by Quantum in September 1999.

(5) The aggregate of these two option grants equals 1.02% of the total DSS options granted to employees (calculated as described in footnote one above) in the year ended December 31, 1999.

EXERCISES OF STOCK OPTIONS

       The following table shows aggregate exercises of options to purchase Quantum's DSS common stock or Quantum's HDD common stock in the year ended December 31, 1999 by the named executive officers.

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                       OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS AT
                         SHARES        VALUE              YEAR-END(#)                  FISCAL YEAR-END($)
                       ACQUIRED ON    REALIZED    ----------------------------    ----------------------------
        NAME            EXERCISE        ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----           -----------    --------    -----------    -------------    -----------    -------------
Gianluca Rattazzi....        --            --       $   --           35,347(1)     $     --        $174,893
                             --            --           --           70,689(2)           --         779,957
Anders B. Axelsson...        --            --           --               --              --              --
Shmuel Shottan.......        --            --        3,512(1)        50,960(1)       19,347(3)       97,221
                             --            --        7,026(2)       101,915(2)       85,625(4)      431,498
Carlo Garbagnati.....        --            --        7,640(1)        21,480(1)       41,762(3)       49,234
                          5,800        70,526        9,480(2)        42,960(2)      113,629(4)      218,774
Luciano V. Dalle
  Ore................        --            --        2,043(1)        20,935(1)       11,007(3)       46,206
                             --            --        4,085(2)        41,869(2)       48,768(4)      205,371
Michael F. Falcon....        --            --           --           11,063(1)           --          44,964
                             --            --           --           22,125(2)           --         203,924

------------
(1) Represents shares of Quantum's HDD common stock.

(2) Represents shares of Quantum's DSS common stock.

(3) Based on the fair market value of $6.9375 per share as of December 31, 1999, the closing sale price of Quantum's HDD common stock on that date as reported by the New York Stock Exchange.

(4) Based on the fair market value of $15.125 per share as of December 31, 1999, the closing sale price of Quantum's DSS common stock on that date as reported by the New York Stock Exchange.

TREATMENT OF DSS OPTIONS HELD BY SNAP EMPLOYEES

       On the distribution date, any option to purchase Quantum's DSS common stock held by an employee who has transferred from Quantum to Snap pursuant to the Master Separation and Distribution Agreement shall be assumed by the Snap 2000 Stock Plan, and shall be converted into an option to purchase Snap common stock.

TREATMENT OF DSS RESTRICTED STOCK HELD BY SNAP EMPLOYEES

       On the distribution date, any restricted shares of Quantum's DSS common stock held by an employee who has transferred from Quantum to Snap pursuant to the Master Separation and Distribution Agreement shall be assumed by the Snap 2000 Stock Plan, and shall be converted into restricted shares of Snap common stock, subject to the same vesting schedule applicable to the restricted shares of Quantum's DSS common stock.

TREATMENT OF DSS OPTIONS HELD BY QUANTUM EMPLOYEES

       On the distribution date, any outstanding option to purchase Quantum's DSS common stock held by Quantum employees who do not transfer to Snap shall be converted (using a conversion formula) into an option to purchase Quantum's DSS common stock and an option to purchase Snap common stock. The option to purchase Snap common stock shall be governed by the terms of the Snap 2000 Stock Plan.
Options to acquire a maximum of           shares, or      %, of the Snap common
stock available under our 2000 Stock Plan will be issued to employees of Quantum that are not employees of Snap.

TREATMENT OF DSS RESTRICTED STOCK HELD BY QUANTUM EMPLOYEES

       On the distribution date, any Quantum employee who does not transfer to Snap that holds restricted shares of Quantum's DSS common stock will receive a dividend in the form of Snap common stock. To the extent that the restricted shares of Quantum's DSS common stock are not vested, the shares of Snap common stock issued as a dividend will be subject to the same vesting schedule applicable to the restricted shares of Quantum's DSS common stock.

INCENTIVE PLANS

2000 INCENTIVE STOCK OPTION PLAN

       In October 2000, the board of directors adopted our 2000 Incentive Stock Option Plan. The plan was approved by our stockholder in October 2000 and provides for the grant of incentive stock options and non-statutory stock options. There are 3,600,000 shares reserved for issuance under the plan. On the effective date of this offering, the 2000 Incentive Stock Option Plan shall terminate and any reserved but unissued shares under the 2000 Incentive Stock Option Plan and any shares returned to the 2000 Incentive Stock Option Plan shall be reserved for issuance under the 2000 Stock Plan.

2000 STOCK PLAN

       Our 2000 Stock Plan was adopted by our board of directors in October 2000, and our stockholder approved the plan in October 2000. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. In addition, the plan provides for the grant of stock appreciation rights, or SARs, and long-term performance awards. A total of 12,900,000 shares of our common stock are reserved for issuance under our 2000 Stock Plan.

       The number of shares reserved for issuance under our 2000 Stock Plan will increase annually on the first day of our fiscal year beginning in 2001 by an amount equal to the lesser of (i) 5% of the outstanding shares of our common stock on the first day of the fiscal year, (ii) 3,900,000 shares, or (iii) such lesser amount as our board of directors may determine.

       Our board of directors or a committee of our board administers the 2000 Stock Plan. The committee may consist of two or more "outside directors" to satisfy certain tax and securities requirements. The administrator has the power to determine the terms of the options, stock purchase rights, SARs and long-term performance awards granted, including the exercise price, the number of shares subject to each award, the exercisability of each award and the form of consideration payable upon exercise. The administrator determines the exercise price of awards granted under our stock plan, but with respect to incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. Additionally, the term of an incentive stock option may not exceed ten years. The administrator determines the term of all other options. No optionee may be granted an option to purchase more than 2,000,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an additional option to purchase up to 2,500,000 shares of our common stock. After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. However, an option may never be exercised later than the expiration of its term.

       Our stock plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute for each option, stock purchase right, stock appreciation right, and long-term performance award under our 2000 Stock Plan. If the outstanding options, stock purchase rights, stock appreciation rights, or long-term performance awards are not assumed or substituted for, such awards shall become fully vested and exercisable. Our stock option plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the stock option plan provided it does not adversely affect any award previously granted under our stock option plan.

2000 EMPLOYEE STOCK PURCHASE PLAN

       Our board of directors adopted the Employee Stock Purchase Plan in October 2000, and the plan was approved by our stockholder in October 2000. The plan shall become effective at a time determined by our board of directors, or a committee thereof, in its sole discretion. A total of 1,500,000 shares of our common stock will be made available for sale. In addition, our plan provides for annual increases in the number of shares available for issuance under the purchase plan on the first day of our fiscal year beginning in 2001 in an amount equal to the lesser of 3% of the outstanding shares of our common stock on the first day of the fiscal year, 2,600,000 shares, or such other lesser amount as may be determined by our board of directors. Our board of directors or a committee of our board administers the plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the plan and determine eligibility. When, and if, the plan becomes effective, all of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the plan if such employee:

       - immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

       - whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

       Our plan is intended to qualify for preferential tax treatment and contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods.

       The plan permits participants to purchase common stock through payroll deductions of up to 10% of their eligible compensation which includes a participant's base straight time gross earnings, overtime, shift premiums and commissions but excluding all other compensation paid to our employees. A participant may purchase no more than 10,000 shares during any six-month purchase period.

       Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or after a purchase period ends. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

       A participant may not transfer rights granted under our employee stock purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

       In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

       Our plan will terminate in 2010. However, our board of directors has the authority to amend or terminate our plan, except that, subject to certain exceptions described in the plan, no such action may adversely affect any outstanding rights to purchase stock under our plan.

2000 DIRECTOR OPTION PLAN

       Our board of directors adopted the 2000 Director Option Plan in October 2000 and our stockholder initially approved the director plan in October 2000. The director plan provides for the periodic grant of nonstatutory stock options to our non-employee directors. A total of 350,000 shares were reserved for issuance under the director plan.

       All grants of options to our non-employee directors under the director plan are automatic. We will grant to each non-employee director an option to purchase 40,000 shares, the First Option, on the latter of the effective date of this director plan or the date such person first becomes a non-employee director (except for those directors who became non-employee directors by ceasing to be employee directors). Twenty five percent of the First Option shall vest on the one year anniversary of the date of grant, and 1/48 of the First Option shall vest each month thereafter, provided the individual remains a non-employee director on such dates.

       Each non-employee director shall automatically be granted an option to purchase 10,000 shares, the Subsequent Option, after each annual meeting of our stockholders beginning in 2001, if immediately after such meeting, he or she shall continue to serve on the board and has been a director for at least six months prior to the annual shareholders meeting. Twenty five percent of the Subsequent Option shall vest on the one year anniversary of the date of grant, and 1/48 of the Subsequent Option shall vest each month thereafter, provided the individual remains a non-employee director on such dates.

       All options granted under our director plan have a term of ten years and an exercise price equal to fair market value on the date of grant. After termination as a non-employee director with us, an optionee must exercise an option at the time set forth in his or her option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of its term. A non-employee director may not transfer options granted under our director plan other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his or her lifetime.

       In the event of a merger or asset sale, the acquiring corporation shall assume or substitute for the options granted under this plan. If the acquiring corporation does not assume or substitute for the options, such options shall become fully vested and exercisable.

       Unless terminated sooner, our director plan will automatically terminate in 2010. Our board of directors has the authority to amend, alter, suspend, or discontinue the director plan, but no such action may adversely affect any grant made under the director plan.

CHANGE OF CONTROL AGREEMENTS

       All of our executive officers and certain other officers will enter into change of control agreements with us, providing for severance payments, and the continuation of health care coverage, for a period of 12 months in the event they are "Involuntarily Terminated," as defined in the agreements, on or within 18 months following a change of control. The agreements also provide that in the event of a change of control and the executive's Involuntary Termination within 18 months following a change of control, the vesting of certain options and restricted stock held by such executives will accelerate.

EMPLOYEE AGREEMENTS

       All Quantum employee agreements of all former Quantum employees who are transferred to Snap as part of the separation shall remain in full force and effect according to their terms; provided, however, that certain use and/or disclosure of confidential information and intellectual property of Quantum for and on behalf of Snap shall not be considered to be a breach of such Quantum employee agreements.

       Quantum retains all rights under the Quantum employee agreements of all former Quantum employees necessary for Quantum to protect its own rights and interests.

       Both parties may separately enforce the employee agreements to the extent necessary to reasonably protect their respective interests; provided, however, that the party bringing such action consult with the other party prior to such action.

LIMITATION ON DIRECTOR'S LIABILITY AND INDEMNIFICATION

       Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

       - breach of their duty of loyalty to the corporation or its stockholders;

       - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

       - unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

       - any transaction from which the director derives an improper personal benefit.

       The limitation of liability in our amended and restated certificate of incorporation does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

       Our amended and restated bylaws provide that we shall indemnify our directors, officers, employees and agents to the maximum extent permitted by the Delaware General Corporation Law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any current or former officer, director, employee or other agent of our company, or of another enterprise if serving at our request, for any liability arising out of his or her actions in that capacity, regardless of whether we would have the power to indemnify him or her against liability under the provisions of the Delaware General Corporation Law.

       We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and officers for any and all expenses (including attorneys fees), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by us, which approval shall not be unreasonably withheld) in connection with any action, suit or proceeding arising out of the individual's status as a director, officer, employee, agent or fiduciary of ours, any subsidiary of ours or any other company or enterprise to which the individual provides services at our request, and any federal, state, local or foreign taxes imposed on the individual as a result of the actual or deemed receipt of any payments under these agreements. In addition, we are obligated to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by us. We believe that the indemnity provided by our certificate of incorporation, bylaw provisions and indemnification agreements is necessary to attract and retain qualified persons as directors and officers. Upon completion of this offering, we intend to maintain directors and officers liability insurance.

       At present, we are not aware of any pending litigation or proceeding involving a director or officer in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

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                           RELATED PARTY TRANSACTIONS

       The following is a description of transactions in the last three fiscal years to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements which are otherwise described under "Management."

TRANSACTIONS WITH QUANTUM

       In June 2000, we entered into a supply agreement for disk drives with Quantum that provides for assurance of supply and pre-negotiated prices for a term of two years.

       See Note 13 in the Financial Statements on Page F-22 of this prospectus for a further description of transactions between Quantum and Snap during the last three fiscal years.

       We have entered into a Master Separation and Distribution agreement with Quantum that together with the forms of ancillary agreements that form a part thereof, provides for the separation of our business operations from Quantum. For more information regarding our separation from Quantum, see "Risk
Factors -- Risks Related to our Separation From Quantum" and "Arrangements Between Snap and Quantum."

RELATED PARTY LOANS

       On November 1, 1999, Quantum entered into a promissory note with James T. Schraith, our Chief Executive Officer and Chairman of the Board, for $250,000 at an interest rate of 8% per annum. We expect that in connection with our separation from Quantum this loan will be transferred from Quantum to us.

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                     ARRANGEMENTS BETWEEN SNAP AND QUANTUM

       We have provided below a summary description of the executed Master Separation and Distribution Agreement, along with the key related agreements, which we expect to be executed prior to the completion of this offering. This description, which summarizes the material terms of the agreements, is not complete. You should read the full text of these agreements, which have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

       The Master Separation and Distribution Agreement contains the key provisions relating to our separation from Quantum, this offering and the distribution of our shares to the holders of Quantum's DSS common stock.

       The Separation. The separation is anticipated to occur within six months from the completion of the offering. The separation agreement provides for the transfer to us of assets and liabilities from Quantum related to our business as described in this prospectus, effective on the separation date. The various ancillary agreements that are exhibits to the separation agreement and which detail the separation and various interim and ongoing relationships between Quantum and us following the separation date include:

       - a general assignment and assumption agreement;

       - an intellectual property agreement;

       - an employee matters agreement;

       - a tax sharing agreement;

       - a master transitional services agreement; and

       - an indemnification and insurance matters agreement.

       To the extent that the terms of any of these ancillary agreements conflict with the separation agreement, the terms of these agreements will govern. These agreements are described more fully below.

       The Initial Public Offering. Under the terms of the separation agreement, Quantum will own at least 80.1% of our outstanding common stock following this offering. We are obligated to use our reasonable commercial efforts to satisfy the following conditions to the consummation of this offering, any of which may be waived by Quantum:

       - the registration statement containing this prospectus must be effective;

       - United States securities and blue sky laws (as well as any comparable laws under any foreign jurisdictions) must be satisfied;

       - our common stock must be listed on the Nasdaq National Market;

       - all conditions to our obligations and the obligations of the underwriters under the underwriting agreement must be satisfied or waived;

       - Quantum shall be satisfied in its sole discretion that it will own at least 80.1% of our stock after this offering and shall be satisfied that the distribution will be tax-free to its United States stockholders;

       - no legal restraints must exist preventing the separation or this offering;

       - the separation must have occurred;

       - we and Quantum must have taken all other actions that are necessary in order to effect this offering; and

       - the separation agreement must not have been terminated.
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

       The Distribution. Quantum intends to, within six months following consummation of this offering, distribute the shares of our common stock that Quantum holds to holders of Quantum's DSS common stock on a pro rata basis. We will prepare an information statement with Quantum and send it to the holders of Quantum's DSS common stock before the distribution becomes effective. The information statement will inform the stockholders of the distribution and such other matters as Quantum may reasonably determine are necessary and as may be required by law. Quantum, in its sole discretion, shall determine, and may change, the distribution date and all terms of the distribution. Quantum intends to consummate the distribution only if the following conditions are met, any of which may be waived by Quantum:

       - Quantum shall have obtained a private letter ruling from the Internal Revenue Service in form and substance satisfactory to Quantum (in its sole discretion), that (i) the transfer by Quantum to us of the property related to our business held by Quantum and our assumption of liabilities related to our business held by Quantum, followed by the distribution by Quantum of all of its Snap stock to the stockholders of Quantum, will qualify as a reorganization for United States Federal income tax purposes; (ii) no gain or loss will be recognized by Quantum on its transfer of property related to our business to us; (iii) we will not recognize any gain or loss by Snap on our receipt of property related to our business from Quantum; and (iv) no gain or loss will be recognized by (and no amount will otherwise be included in the income of) the holders of Quantum's DSS common stock upon their receipt of Snap common stock pursuant to the distribution;

       - all material government approvals and consents necessary to consummate the distribution must be in effect;

       - no legal restraints preventing the distribution must exist and no other event outside the control of Quantum shall have occurred or failed to occur that prevents the consummation of the distribution; and

       - nothing must have happened in the intervening time between this offering and the distribution that, in the judgment of the board of directors of Quantum, would make the distribution harmful to Quantum or the holders of Quantum's DSS common stock.

       Covenants Between Quantum and Snap. In addition to signing documents that transfer control and ownership of various assets and liabilities of Quantum relating to our business, we have agreed with Quantum to enter into additional transitional service agreements, exchange information, cooperate in auditing practices and resolve disputes in particular ways.

       Additional Transitional Service Agreements. We will enter into transitional service agreements with Quantum covering the provision of various transitional services, including manufacturing; logistics, repair and customer support; accounting; insurance coverage; and customer service, human resources and information technology services by Quantum to us. These services will generally be provided for a fee equal to the direct and indirect costs of providing the services plus a mark up of five percent. The transitional services agreements will generally have a term of one year or less. However, in certain instances, some transactional services agreements may be extended beyond the initial one year term, in which case the fee for such services shall, generally, be increased.

       Information Exchange. Both Quantum and we have agreed to share information with each other, for a variety of purposes, unless the sharing would be commercially detrimental. In furtherance of this, both Quantum and we have agreed as follows:

       - Each party has agreed to maintain adequate internal accounting to allow the other party to satisfy its own reporting, accounting, audit and other obligations and prepare its own financial statements;

       - Each party will use reasonable commercial efforts to retain records beneficial to the other party for a specified period of time. If the records are going to be destroyed, the destroying party will

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

         use reasonable commercial efforts to notify the other party and give the other party an opportunity to retrieve all relevant information from the records, unless the records are destroyed in accordance with adopted record retention policies; and

       - Each party will use reasonable commercial efforts to provide the other party with access to directors, officers, employees, other personnel and agents who may be used as witnesses in, and books, records and other documents which may reasonably be required in connection with, legal, administrative or other proceedings.

       Auditing Practices. So long as Quantum is required to consolidate our results of operations and financial position, we have agreed to:

       - not select a different independent accounting firm without Quantum's consent; and

       - use reasonable commercial efforts to enable Quantum's auditors to meet their timetable for the printing, filing and public dissemination of Quantum's annual and quarterly financial statements.

       In addition, both Quantum and we have agreed to:

       - exchange all relevant information needed to prepare our respective financial statements;

       - grant each other's internal auditors access to each other's records and respective personnel who perform such audits; and

       - notify each other of any change in accounting principles.

       Dispute Resolution. If problems arise between us and Quantum relating to the separation, we have agreed to the following procedures:

       - the parties will make a good faith effort to first resolve the dispute through negotiation;

       - if negotiations fail after 30 days, the parties will attempt to resolve the dispute through non-binding mediation; and

       - if mediation fails after 60 days, the dispute will be submitted to final and binding arbitration, and the prevailing party shall be entitled to expenses, including costs and reasonable attorneys' fees.

       However, nothing prevents either party from initiating litigation at any time in the following circumstances: breach of any obligation of confidentiality; infringement, misappropriation or misuse of any intellectual property right; or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others. In addition, unless otherwise agreed to in writing, the parties will continue to provide services and honor all other commitments during the course of dispute resolution with respect to all matters not subject to such dispute, controversy or claim.

       No Representations and Warranties. Quantum is not making any promises to us regarding:

       - the value of any asset that Quantum is transferring to us;

       - whether there is a lien or encumbrance on any asset Quantum is transferring to us;

       - the absence of defenses or freedom from counterclaims with respect to any claim that Quantum is transferring to us; or

       - the legal sufficiency of any conveyance of title to any asset Quantum is transferring to us.

       Except where otherwise indicated, all assets transferred to us shall be transferred "as is, where is," and we will bear all economic and legal risk with respect to such conveyances.

       No Solicitation. Each party has agreed not to directly solicit or recruit employees of the other party without the other party's consent for two years after the distribution date. However, this prohibition does not apply to general recruitment efforts carried out through public or general solicitation or where the solicitation is employee-initiated.
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

       Employee Agreements.

       - All Quantum employee agreements of all former Quantum employees who are transferred to Snap as part of the separation shall remain in full force and effect according to their terms; provided, however, that certain use and/or disclosure of confidential information and intellectual property of Quantum for and on behalf of Snap shall not be considered to be a breach of such Quantum employee agreements;

       - Quantum retains all rights under the Quantum employee agreements of all former Quantum employees necessary for Quantum to protect its own rights and interests; and

       - Both parties may separately enforce the employee agreements to the extent necessary to reasonably protect their respective interests; provided, however, that the party bringing such action consult with the other party prior to such action.

       Cooperation in Obtaining New Agreements. At the request of Snap, Quantum has agreed to make introductions of appropriate Snap personnel to Quantum's contacts at certain third parties and will provide reasonable assistance to Snap so that Snap may enter into agreements or relationships with such third parties under substantially equivalent terms and conditions. Quantum shall also assist Snap in obtaining consents to the assignment of third party contracts from Quantum to Snap.

       Expenses. All of the costs and expenses related to this offering as well as the costs and expenses related to the separation and distribution will be allocated between us and Quantum. We will each bear our own internal costs incurred in consummating these transactions.

       Termination of the Agreement. Quantum in its sole discretion can terminate the separation agreement and all ancillary agreements and abandon the distribution at any time prior to the closing of this offering. Both Quantum and Snap must agree to terminate the separation agreement and all ancillary agreements at any time between the closing of this offering and the distribution.

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

       The General Assignment and Assumption Agreement identifies the assets Quantum will transfer to us and the liabilities we will assume from Quantum in the separation. The agreement also describes when and how these transfers and assumptions will occur.

       Asset Transfer. Effective on the separation date, Quantum will transfer the following assets to us, to the extent that the assets were, immediately prior to the separation date, Quantum assets and except as provided in an ancillary agreement or other agreement:

       - assets reflected on our balance sheet as of December 31, 1999, minus any assets disposed of after December 31, 1999;

       - written off, expensed or fully depreciated assets that would have appeared on our balance sheet as of December 31, 1999, if we had not written off, expensed or fully depreciated them;

       - assets that Quantum acquired after December 31, 1999, that would have appeared in our financial statements as of the separation date if we prepared such financial statements using the same principles we used in preparing our balance sheet dated December 31, 1999;

       - assets that our business primarily uses as of the separation date but are not reflected in our balance sheet as of December 31, 1999, due to mistake or omission;

       - contingent gains related primarily to our business;

       - contracts that relate primarily to our business or that are entered into in our name;

       - specified rights under existing insurance policies; and

       - other specified assets.

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

       Assumption of Liabilities. Effective on the separation date, we will assume the following liabilities from Quantum, to the extent that the liabilities were, immediately prior to the separation date, Quantum liabilities and except as provided in an ancillary or other agreement:

       - liabilities reflected as liabilities on our balance sheet as of December 31, 1999, minus any liabilities that were discharged after such date of the balance sheet;

       - liabilities of Quantum that arise after December 31, 1999 that would have appeared in our financial statements as of the separation date if we prepared such financial statements using the same principles we used in preparing our balance sheet dated December 31, 1999;

       - liabilities that are primarily related primarily of our business at the separation date but are not reflected in our balance sheet as of December 31, 1999, due to mistake or omission;

       - contingent liabilities primarily related to our business;

       - liabilities other than taxes primarily resulting from the operation of our business, or resulting from any asset that Quantum transferred to us;

       - liabilities arising out of specified terminated, divested or discontinued businesses and operations; and

       - other specified liabilities.

       Delayed Transfers. If it is not practicable to transfer specified assets and liabilities on the separation date, the agreement provides that these assets and liabilities will be transferred after the separation date.

       Terms of Other Ancillary Agreements Govern. If another ancillary agreement expressly provides for the transfer of an asset or an assumption of a liability, the terms of the other ancillary agreement will determine the manner of the transfer and assumption.

       Mistaken Assignments and Assumptions. The general assignment and assumption agreement provides for the re-transfer and/or re-assumption of any asset or liability that is mistakenly transferred to or assumed by one party.

       Obtaining Approvals and Consents. The parties agree to use all reasonable efforts to obtain any required consents, substitutions or amendments required to novate or assign all rights and obligations under any contracts that will be transferred in the separation.

       Nonrecurring Costs and Expenses. Any nonrecurring costs and expenses that are not allocated in the separation agreement or any other ancillary agreement shall be the responsibility of the party that incurs the costs and expenses.

       Novation of Assumed Snap Liabilities. Each party shall use reasonable commercial efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all rights and obligations under all agreements with respect to liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than Snap so that Snap and its subsidiaries shall be solely responsible for such liabilities; provided, however, that neither Snap nor Quantum will be obligated to pay any consideration for such consents, approvals, substitutions and amendments.

LITIGATION

       - Management of the litigation identified in a litigation disclosure letter, which Quantum will deliver to Snap at the separation date, will be transferred in its entirety from Quantum to Snap and Snap's subsidiaries, and, thereafter, Quantum must first obtain the consent from Snap prior to taking any action in connection with such litigation;

       - All other matters relating to litigation which are not identified in the litigation disclosure letter shall be governed by the indemnification and insurance matters agreement; and

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

       - Each party shall cooperate with the other and afford the other reasonable access upon reasonable advance notice to any materials or individuals that are reasonably required to defend the litigation identified in the litigation disclosure letter.

INTELLECTUAL PROPERTY AGREEMENT

       We will enter into an intellectual property agreement with Quantum to confirm that Snap, by virtue of operating as an entity separate from Quantum, is the owner of all of the intellectual property created by Snap in connection with its business. To the extent there has been any commingling of intellectual property rights, the agreement allocates rights or grants cross-licenses between Quantum and Snap.

       Under this agreement, Quantum will grant a nonexclusive, perpetual, royalty-free license to Snap to use the intellectual property of Quantum that has been used by or is necessary to the Snap business as of the separation date in connection with the Snap business. Snap will grant a nonexclusive, perpetual, royalty-free license to Quantum to use the intellectual property of Snap that has been used by or is necessary to the Quantum business as of the separation date in connection with the Quantum business.

       To the extent Quantum owns any intellectual property that is used exclusively by the Snap business, Quantum will assign its rights in that intellectual property to Snap. The agreement also assigns Quantum's rights in certain enumerated patent applications to Snap.

       To the extent the parties have access to any of confidential information of the other party, the agreement will restrict each party from disclosing any of the other party's confidential information, except in conjunction with the disclosure of its own confidential information, and allows each party to use any confidential information of the other party in the operation of its business.

EMPLOYEE MATTERS AGREEMENT

       We will enter into an employee matters agreement with Quantum to allocate assets, liabilities and responsibilities relating to current and former employees of Snap and their participation in the benefits plans, including stock plans, that Quantum currently sponsors and maintains.

       All eligible Snap employees will continue to participate in the Quantum benefits plans on comparable terms and conditions to those for Quantum employees until the distribution date or until we establish benefit plans for our employees, or elect not to establish comparable plans, if it is not legally or financially practical. We intend to establish our own benefit program no later than the time of the distribution.

       Once we establish our own benefits plans, we may modify or terminate each plan in accordance with the terms of that plan and our policies. No Snap benefit plan will provide benefits that overlap benefits under the corresponding Quantum benefit plan at the time of the distribution. Snap will use reasonable efforts to cause each Snap benefit plan to provide that all service, compensation and other benefit determinations that, as of the distribution, were recognized under the corresponding Quantum benefits plan will be taken into account under that Snap benefit plan.

       Assets relating to the employee liabilities will be transferred to Snap or the related Snap plans and trusts from trusts and other funding vehicles associated with Quantum's benefits plans.

       Options. We have established a replacement stock plan, the Snap 2000 Stock Plan, for eligible Snap employees effective as of the effective date of our registration statement in connection with this offering. We will assume all options to acquire Quantum's DSS common stock held by Snap employees on the distribution date, and these options will convert at the distribution into options to purchase our common stock. The number of shares and the exercise price of options to acquire Quantum's DSS common stock that convert into Snap options will be adjusted using a conversion formula. The resulting Snap options will maintain the original vesting provisions and option period.

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

       On the distribution date, all outstanding options to acquire Quantum's DSS common stock held by employees of Quantum who do not transfer to Snap will be converted into options to purchase DSS common stock and Snap common stock. The number of shares covered by the options and the exercise price of the options will be determined using a "blended approach" in which a certain percentage of the spread on a DSS option on the distribution date is moved to Snap and the remaining portion of the spread is preserved in the DSS option. The DSS option will be separately exercisable from the Snap option.

       Snap options held by Quantum employees will be governed by the terms of the Snap 2000 Stock Plan. Quantum employees who exercise Snap options will receive stock from the Snap 2000 Stock Plan. After Snap's initial public offering, but before the distribution date, Snap will register the stock underlying the Snap options on Form S-8.

       Restricted Stock. On the distribution date, restricted shares of Quantum's DSS common stock held by Snap employees will be assumed by the terms of the Snap 2000 Stock Plan and will be converted into restricted shares of Snap common stock. On the distribution date, any Quantum employee who does not transfer to Snap that holds restricted shares of Quantum's DSS common stock will receive a dividend in the form of Snap common stock. To the extent that the restricted shares of Quantum's DSS common stock are not vested, the shares of Snap common stock issued as a dividend will be subject to the same vesting schedule applicable to the restricted shares of Quantum's DSS common stock.

       Stock Purchase Plan. We anticipate that Snap employees will continue to participate in the Quantum stock purchase plan through the date of this offering. At a time determined by Snap's board of directors, or a committee thereof, in its sole discretion, Snap may sponsor the 2000 Employee Stock Purchase Plan for the benefit of Snap employees.

TAX SHARING AGREEMENT

       We will enter into a tax sharing agreement with Quantum that will assign responsibilities for administrative matters such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. The tax sharing agreement will also require us to indemnify Quantum for the additional taxes, and any interest and penalties, that would result if an acquisition of a controlling interest in our stock after the distribution causes the distribution not to qualify for tax-free treatment to Quantum.

       Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the group's federal income tax liability. Accordingly, we could be required to pay a deficiency in the group's federal income tax liability for a period during which we were a member of the group even if the tax were attributable to the operations of another member of the group.

MASTER TRANSITIONAL SERVICES AGREEMENT

       We will enter into a master transitional services agreement with Quantum that will govern the provision of transitional services by Quantum and us to each other, on an interim basis, until one year after the separation date, unless extended for specific services or otherwise indicated in the agreement. The services include manufacturing; logistics, repair and customer support; accounting; insurance coverage; customer service, human resources and information technology services. Services are generally at cost plus a 5% mark-up. The master transitional services agreement also will cover the provision of additional transitional services identified from time to time after the separation date that were inadvertently or unintentionally omitted from the specified services, or that are essential to effectuate an orderly transition under the separation agreement, so long as the provision of such services would not significantly disrupt Quantum's operations or significantly increase the scope of its responsibility under the agreement. Quantum is only contractually obligated to provide these services to the same extent and at the same locations as such services are being provided by Quantum to us as of the separation date.

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INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

       General Release of Pre-Separation Claims. Effective as of the separation date, subject to specified exceptions, we will release Quantum and its affiliates, agents, successors and assigns, and Quantum will release us, and our affiliates, agents, successors and assigns, from any liabilities arising from events occurring on or before the separation date, including events occurring in connection with the activities to implement the separation, this offering and the distribution. This provision will not impair a party from enforcing the separation agreement, any ancillary agreement or any arrangement specified in any of these agreements.

       Indemnification. The Indemnification and Insurance Matters Agreement will also contain provisions governing indemnification. In general, we have agreed to indemnify Quantum and its affiliates, agents, successors and assigns from all liabilities arising from:

       - our business, any of our liabilities or any of our contracts; and

       - any breach by us of the separation agreement or any ancillary agreement.

       Quantum has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from:

       - Quantum's business other than the Snap business; and

       - any breach by Quantum of the separation agreement or any ancillary agreement.

       These indemnification obligations do not apply to amounts collected from insurance. The agreement also contains provisions governing notice and indemnification procedures.

       Liability Arising from This Prospectus. We will bear any liability arising from any untrue statement of a material fact or any omission of a material fact in this prospectus.

       Insurance Matters. The agreement will also contain provisions governing our insurance coverage from the separation date until the distribution date. In general, Quantum shall, subject to insurance market conditions and other factors beyond its control, maintain insurance policies for the benefit of Snap, its subsidiaries, directors, officers, employees and other covered parties. We will agree to reimburse Quantum for premium expenses related to such insurance coverage during this period. We will work with Quantum to secure additional insurance if desired and cost effective. After the distribution, we will be responsible for obtaining and maintaining our insurance programs, and such insurance arrangements shall be separate and apart from Quantum's insurance programs.

       Environmental Matters. Quantum will agree to indemnify us and our affiliates, agents, successors and assigns from one-half of the total potential liabilities arising from environmental conditions existing as of the separation date at facilities transferred to us, or which arise out of operations occurring before the separation date at these facilities. Further, Quantum will agree to indemnify us and our affiliates, agents, successors and assigns from one-half of the total potential liabilities arising from environmental conditions caused by operations occurring at any time, whether before or after the separation date, at any Quantum facility.

       We will agree to indemnify Quantum and its affiliates, agents, successors and assigns from all liabilities arising from environmental conditions caused by operations after the separation date at any of the facilities transferred to us, and from environmental conditions at our facilities arising from an event that occurs on or after the separation date.

       Each party will be responsible for all liabilities associated with any environmental contamination caused by that party post-separation.

       Assignment. The Indemnification and Insurance Matters Agreement is not assignable by either party without prior written consent.

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       Dispute Resolution. If any dispute arises between us and Quantum relating to this agreement, we have agreed to the following:

       - The parties will make a good faith effort to first resolve the dispute through negotiation;

       - If negotiations fail, the parties agree to attempt to resolve the dispute through non-binding mediation; and

       - If mediation fails, the parties can resort to binding arbitration. In addition, nothing prevents either party acting in good faith from initiating litigation at any time in the following circumstances: breach of any obligation of confidentiality, infringement, misappropriation or misuse of any intellectual property right or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others.

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                             PRINCIPAL STOCKHOLDER

       Prior to this offering, all of the outstanding shares of our common stock
are owned by Quantum. After this offering, Quantum will own approximately   %,
or approximately   % if the underwriters exercise their over-allotment option in full, of our outstanding common stock. Except for Quantum, we are not aware of any person or group that will beneficially own more than 5% of the outstanding shares of our common stock following this offering. After this offering our
officers and directors as a group will collectively own approximately   % of our
shares of common stock on a fully diluted basis.

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                          DESCRIPTION OF CAPITAL STOCK

GENERAL

       We are authorized to issue 500,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to this registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

COMMON STOCK

       Prior to this offering, there were             shares of common stock
outstanding, all of which were held of record by Quantum.

       The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. In addition, our certificate provides that until such time as Quantum distributes our shares we may not issue securities, except pursuant to our stock plans, without first obtaining the affirmative vote of a majority of the common stock. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or the winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of the holders of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

PREFERRED STOCK

       The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change of our control without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE AND BYLAWS AND DELAWARE LAW

       We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar of our common stock is Computershare Investor Services.

NATIONAL MARKET LISTING

       We have applied to have our common stock listed on the Nasdaq National Market under the symbol "SNPA."

                        SHARES ELIGIBLE FOR FUTURE SALE

       All of the shares of our common stock sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares which may be acquired by an affiliate of Snap, as that term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, Snap and may include directors and officers of Snap as well as significant stockholders of Snap, if any.

       Quantum currently plans to complete its divestiture of Snap approximately six months following this offering by distributing all of the shares of Snap common stock owned by Quantum to the holders of Quantum's DSS common stock. Shares of our common stock distributed to the holders of Quantum's DSS common stock in the distribution generally will be freely transferable, except for shares of common stock received by persons who may be deemed to be affiliates. Persons who are affiliates will be permitted to sell the shares of common stock that are issued in this offering or that they receive in the distribution only through registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.

       The shares of our common stock held by Quantum before the distribution are deemed "restricted securities" as defined in Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144. Quantum, our directors and officers and we have agreed not to offer or sell any shares of our common stock, subject to exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriters.

       We will grant shares of our common stock pursuant to the 2000 Stock Plan subject to restrictions. See "Management -- Incentive Plans -- 2000 Stock Plan." We currently expect to file a registration statement under the Securities Act to register shares reserved for issuance under the 2000 Incentive Stock Option Plan, 2000 Stock Plan, 2000 Director Option Plan and 2000 Employee Stock Purchase Plan. Shares issued pursuant to awards after the effective date of the registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act. Shares issued pursuant to any vested and exercisable options of Quantum converted into our options will also be freely tradable without registration under the Securities Act after the effective date of the registration statement. See "Management -- Treatment of DSS Options Held by Snap Employees and -- Treatment of DSS Options Held by Quantum Employees."

                                  UNDERWRITING

       Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and Chase Securities Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us the number of shares listed opposite their names below.

                                                               NUMBER
                                                              OF SHARES
                        UNDERWRITERS                          ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Salomon Smith Barney Inc....................................
Chase Securities Inc........................................
                                                              --------
             Total..........................................
                                                              ========

       The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of the shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

       We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

       The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

       The underwriters have advised us that they propose initially to offer the common shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in
excess of $     per share. The underwriters may allow, and the dealers may
reallow, a discount not in excess of $     per share to certain other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

       The following table shows the public offering price, underwriting discount and proceeds before expenses to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                           PER SHARE    WITHOUT OPTION    WITH OPTION
                                           ---------    --------------    -----------
Public offering price....................        $               $               $
Underwriting discount....................        $               $               $
Proceeds, before expenses, to Snap.......        $               $               $

       The expenses of this offering, not including the underwriting discount,
are estimated at $     and are payable by us.

OVER-ALLOTMENT OPTION

       We have granted options to the underwriters to purchase up to additional common shares at the public offering price, less the underwriting discount. The underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to each underwriter's initial amount reflected in the table above.

RESERVED SHARES

       At our request, the underwriters have reserved for sale, at the initial
public offering price, up to             shares, or      % of the shares offered
by this prospectus for sale to our directors, employees, consultants and other persons having business and other relationships with us. If any of these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES

       We, our executive officers and directors and our existing stockholder have agreed not to sell or transfer any common shares for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly:

       - offer, pledge, sell or contract to sell any common shares;

       - sell any option or contract to purchase any common shares;

       - purchase any option or contract to sell any common shares;

       - grant any option, right or warrant for the sale of any common shares;

       - pledge or otherwise dispose of or transfer any common shares;

       - request or demand that we file a registration statement related to the common shares; or

       - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

       This lockup provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

NATIONAL MARKET LISTING

       There has not been a public market for our common shares since our acquisition by Quantum. The initial public offering price will be determined through negotiations between us and the representatives of the underwriters. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price will include:

       - the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

       - our financial information;

       - the history of, and the prospects for, our company and the industry in which we compete;

       - an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

       - the present state of our development;

       - the prospects for our future earnings; and

       - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

       An active trading market for the shares may not develop. It is also possible that after this offering, the shares will not trade in the public market at or above the initial public offering price.

       We have applied to have our common shares approved for listing on the Nasdaq National Market under the symbol "SNPA."

       The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

       Until the distribution of our common shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of our common shares, such as bids or purchases that peg, fix or maintain that price.

       In connection with the offering, the underwriters may make short sales of the common shares. Short sales involve the sale by the underwriters at the time of the offering of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the over-allotment option. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common shares to stabilize its price or to reduce a short position may cause the price of the common share to be higher than it might be in the absence of such purchases.

       The representatives may also impose a penalty bid on other underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriters short position or to stabilize the price of our shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those common shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

       Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the representatives make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

ELECTRONIC DISTRIBUTION

       Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the website maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch website relating to this offering is not part of this prospectus.

                                 LEGAL MATTERS

       The validity of the common stock offered hereby and certain other legal matters will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cooley Godward LLP, Palo Alto, California.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

       PricewaterhouseCoopers LLP was dismissed as Meridian's independent accountants on September 9, 1999 when Meridian was acquired by Quantum Corporation. Ernst & Young LLP are the independent auditors of Quantum Corporation. In contemplation of this offering, Quantum, as sole stockholder, engaged Ernst & Young LLP as independent auditors for Snap Appliances, Inc. for periods subsequent to December 31, 1998. The audit reports of PricewaterhouseCoopers LLP for the years ended December 31, 1998 and 1997 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits through December 31, 1998 and through September 9, 1999, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedures, which disagreements, if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. Prior to September 9, 1999, we had not consulted with Ernst & Young LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements.

                                    EXPERTS

       The financial statements of Snap Appliances, Inc. at December 31, 1999, and for the period from January 1, 1999 to September 9, 1999 and the period from September 10, 1999 to December 31, 1999 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

       The financial statements as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 included in this prospectus and registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

       We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Snap and its common stock, we refer you to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

       You may inspect our registration statement, including the exhibits and schedules thereto, without charge at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

       As a result of this offering, we will become subject to the full informational reporting requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by our independent public accountants. We also maintain an Internet site at www.snapserver.com. Our website and the information contained there is not a part of this prospectus. Our telephone number is (408) 232-6831.

                             SNAP APPLIANCES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Audited Financial Statements:
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Report of PricewaterhouseCoopers LLP, Independent
  Accountants...............................................   F-3
Balance Sheets..............................................   F-4
Statements of Operations....................................   F-5
Statements of Stockholders' Equity..........................   F-6
Statements of Cash Flows....................................   F-7
Notes to Financial Statements...............................   F-9

Unaudited Pro Forma Condensed Combining Financial
  Statements................................................  F-26
Unaudited Pro Forma Condensed Combining Statement of
  Operations................................................  F-27
Notes to Unaudited Pro Forma Condensed Combining Financial
  Statements................................................  F-29

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Snap Appliances, Inc.

       We have audited the accompanying balance sheet of Snap Appliances, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from January 1, 1999 to September 9, 1999 (formerly Meridian Data, Inc.) and the period from September 10, 1999 to December 31, 1999 (formerly Quantum Snap Division Corporation). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Snap Appliances, Inc. at December 31, 1999, and the results of its operations and its cash flows for the period from January 1, 1999 to September 9, 1999 and the period from September 10, 1999 to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Palo Alto, California
October 26, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Meridian Data, Inc.

       In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Meridian Data, Inc. at December 31, 1998, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
San Jose, California
January 27, 1999

                             SNAP APPLIANCES, INC.

                                 BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 DECEMBER 31,
                                                            ----------------------     JUNE 30,
                                                               1998         1999         2000
                                                            ----------    --------    -----------
                                                                                      (UNAUDITED)
                                                            (MERIDIAN)    (QUANTUM SNAP DIVISION)
                                                            ----------    -----------------------
ASSETS
Current assets:
  Cash and cash equivalents...............................   $ 11,049     $  2,650     $  2,905
  Marketable securities...................................      7,794        4,990           --
  Accounts receivable, net of allowance for doubtful
     accounts of $236, $181 and $191, respectively........      2,632        2,299        2,967
  Inventories.............................................      2,687        1,969       11,282
  Deferred income taxes...................................         --        2,381        2,071
  Other current assets....................................        132          285          265
                                                             --------     --------     --------
       Total current assets...............................     24,294       14,574       19,490
Property and equipment, net...............................        579          785        2,190
Intangible assets, net....................................         --       65,888       61,221
Other assets..............................................         15           23           59
                                                             --------     --------     --------
                                                             $ 24,888     $ 81,270     $ 82,960
                                                             ========     ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................   $  2,895     $  2,971     $  4,201
  Accrued compensation....................................      1,675        1,544        2,011
  Accrued advertising and promotion.......................      2,283        3,759        3,485
  Other accrued liabilities...............................      1,794        1,066        1,825
                                                             --------     --------     --------
       Total current liabilities..........................      8,647        9,340       11,522
Deferred income taxes.....................................         --        2,381        2,071
Commitments
Stockholders' equity:
  Intercompany equity.....................................         --        9,104       32,187
  Meridian:
     Preferred stock, $0.001 par value, 5,000,000 shares
       authorized, none issued at December 31, 1998.......
     Common stock, $0.001 par value, 35,000,000 shares
       authorized at December 31, 1998, 8,134,000 shares
       issued and outstanding at December 31, 1998........          8           --           --
  Quantum Snap Division:
     Common stock, $0.001 par value, 500,000,000 shares
       authorized at December 31, 1999 and June 30, 2000;
       52,650,000 shares issued and outstanding at
       December 31, 1999 and June 30, 2000................         --           53           53
  Additional paid-in capital..............................     65,525      105,186      105,186
  Accumulated deficit.....................................    (49,292)     (44,794)     (68,059)
                                                             --------     --------     --------
       Total stockholders' equity.........................     16,241       69,549       69,367
                                                             --------     --------     --------
                                                             $ 24,888     $ 81,270     $ 82,960
                                                             ========     ========     ========

                See accompanying notes to financial statements.

                             SNAP APPLIANCES, INC.

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             PERIOD FROM     PERIOD FROM
                                           YEAR ENDED         JANUARY 1,    SEPTEMBER 10,            SIX MONTHS
                                          DECEMBER 31,         1999 TO         1999 TO             ENDED JUNE 30,
                                      --------------------   SEPTEMBER 9,    DECEMBER 31,    ---------------------------
                                       1997        1998          1999            1999           1999           2000
                                      -------   ----------   ------------   --------------   ----------   --------------
                                                                                                     (UNAUDITED)
                                                                               (QUANTUM                      (QUANTUM
                                                  (MERIDIAN)                SNAP DIVISION)   (MERIDIAN)   SNAP DIVISION)
                                      -----------------------------------   --------------   ----------   --------------
Revenue.............................  $19,968    $ 17,541      $ 10,986        $  6,998       $ 7,945        $ 15,831
Cost of revenue:
  Product sales.....................    9,570      10,090         6,977           4,746         5,187          12,655
  Amortization of
    acquisition-related
    intangibles.....................       --          --            --           1,257            --           2,114
                                      -------    --------      --------        --------       -------        --------
      Total cost of revenue.........    9,570      10,090         6,977           6,003         5,187          14,769
                                      -------    --------      --------        --------       -------        --------
Gross profit........................   10,398       7,451         4,009             995         2,758           1,062
Operating expenses:
  Research and development..........    6,340       5,931         3,425           1,860         2,169           4,823
  Selling, general and
    administrative..................   13,830      16,039        14,707           5,936         7,178          17,408
  Amortization of goodwill and other
    acquisition-related
    intangibles.....................       --          --            --           1,146            --           2,136
  Purchased in-process research and
    development.....................       --          --            --          37,000
                                      -------    --------      --------        --------       -------        --------
      Total operating expenses......   20,170      21,970        18,132          45,942         9,347          24,367
                                      -------    --------      --------        --------       -------        --------
Loss from operations................   (9,772)    (14,519)      (14,123)        (44,947)       (6,589)        (23,305)
Interest income and other, net......    1,994       1,358           441             153           349              40
                                      -------    --------      --------        --------       -------        --------
Net loss............................  $(7,778)   $(13,161)     $(13,682)       $(44,794)      $(6,240)       $(23,265)
                                      =======    ========      ========        ========       =======        ========
Net loss per share:
    Basic and diluted...............                                           $  (0.85)                     $  (0.44)
                                                                               ========                      ========
Weighted-average common shares:
    Basic and diluted...............                                             52,650                        52,650
                                                                               ========                      ========

                See accompanying notes to financial statements.

                             SNAP APPLIANCES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                 ACCUMULATED
                                     INTER-      COMMON STOCK      ADDITIONAL       OTHER                         TOTAL
                                     COMPANY   -----------------    PAID-IN     COMPREHENSIVE   ACCUMULATED   STOCKHOLDERS'
                                     EQUITY    SHARES    AMOUNT     CAPITAL     INCOME (LOSS)     DEFICIT        EQUITY
                                     -------   ------   --------   ----------   -------------   -----------   -------------
MERIDIAN:
Balances at December 31, 1996......  $    --    9,590   $ 69,578    $     --         $ 5         $(28,353)      $ 41,230
Comprehensive loss:
  Net loss.........................       --       --         --          --          --           (7,778)        (7,778)
  Other comprehensive loss --
     unrealized loss on
     investments...................       --       --         --          --          (5)              --             (5)
                                     -------   ------   --------    --------         ---         --------       --------
Comprehensive loss.................                                                                               (7,783)
Reincorporation in Delaware........       --       --    (69,568)     69,568          --               --             --
Stock compensation expense.........       --       --         --           6          --               --              6
Common stock issued under stock
  plans............................       --      223         --         598          --               --            598
Common stock repurchased...........       --   (1,028)        (1)     (3,965)         --               --         (3,966)
                                     -------   ------   --------    --------         ---         --------       --------
Balances at December 31, 1997......       --    8,785          9      66,207          --          (36,131)        30,085
Net loss...........................       --       --         --          --          --          (13,161)       (13,161)
Common stock issued under stock
  plans............................       --      153         --         330          --               --            330
Common stock repurchased...........       --     (804)        (1)     (1,012)         --               --         (1,013)
                                     -------   ------   --------    --------         ---         --------       --------
Balances at December 31, 1998......       --    8,134          8      65,525          --          (49,292)        16,241
Net loss for the period from
  January 1, 1999 through September
  9, 1999..........................       --       --         --          --          --          (13,682)       (13,682)
Common stock issued under stock
  plans............................       --    1,044          1       1,462          --               --          1,463
                                     -------   ------   --------    --------         ---         --------       --------
     Balances at September 9,
       1999........................  $    --    9,178   $      9    $ 66,987         $--         $(62,974)      $  4,022
                                     =======   ======   ========    ========         ===         ========       ========
QUANTUM SNAP DIVISION:
Acquisition by Quantum
  Corporation......................  $   984   52,650   $     53    $105,186         $--         $     --       $106,223
Net loss for the period from
  September 10, 1999 through
  December 31, 1999................       --       --         --          --          --          (44,794)       (44,794)
Advances from Quantum..............    8,120       --         --          --          --               --          8,120
                                     -------   ------   --------    --------         ---         --------       --------
Balances at December 31, 1999......    9,104   52,650         53     105,186          --          (44,794)        69,549
Net loss (unaudited)...............       --       --         --          --          --          (23,265)       (23,265)
Advances from Quantum (unaudited)..   23,083       --         --          --          --               --         23,083
                                     -------   ------   --------    --------         ---         --------       --------
Balances at June 30, 2000
  (unaudited)......................  $32,187   52,650   $     53    $105,186         $--         $(68,059)      $ 69,367
                                     =======   ======   ========    ========         ===         ========       ========

                See accompanying notes to financial statements.

                             SNAP APPLIANCES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                      PERIOD FROM     PERIOD FROM
                                                   YEAR ENDED          JANUARY 1,    SEPTEMBER 10,            SIX MONTHS
                                                  DECEMBER 31,          1999 TO         1999 TO             ENDED JUNE 30,
                                              ---------------------   SEPTEMBER 9,    DECEMBER 31,    ---------------------------
                                                1997        1998          1999            1999           1999           2000
                                              --------   ----------   ------------   --------------   ----------   --------------
                                                                                                              (UNAUDITED)
                                                                                        (QUANTUM                      (QUANTUM
                                                           (MERIDIAN)                SNAP DIVISION)   (MERIDIAN)   SNAP DIVISION)
                                              ------------------------------------   --------------   ----------   --------------
Cash flows from operating activities:
Net loss....................................  $ (7,778)   $(13,161)     $(13,682)       $(44,794)      $ (6,240)      $(23,265)
Adjustments to reconcile net loss to net
  cash provided by (used in) operations:
  Purchased in-process research and
    development.............................        --          --            --          37,000             --             --
  Compensation related to stock incentive
    plans...................................         6          --            --              --             --            223
  Depreciation..............................       474         579           349              92            242            460
  Amortization..............................        --          --            --           2,681             --          4,667
  Amortization of advance for research and
    development arrangement.................       800          --            --              --             --             --
  Non-cash charges from Quantum.............        --          --            --           1,066             --          7,506
Changes in assets and liabilities:
  Accounts receivable.......................        42         317         2,267          (1,934)           483           (668)
  Inventories...............................      (484)       (892)         (462)            316           (571)        (5,483)
  Accounts payable..........................       739         524        (1,330)          1,406           (413)         1,230
  Accrued compensation......................     1,101        (112)          712            (843)          (229)           467
  Accrued advertising and promotion.........       847         930         2,301            (825)          (375)          (274)
  Other assets and liabilities..............       901        (104)         (492)           (534)          (204)           545
                                              --------    --------      --------        --------       --------       --------
    Net cash used in operating activities...    (3,352)    (11,919)      (10,337)         (6,369)        (7,307)       (14,592)
                                              --------    --------      --------        --------       --------       --------
Cash flows from investing activities:
  Purchases of property and equipment.......      (535)       (444)         (128)           (232)           (90)        (1,890)
  Redemption of marketable securities.......    37,547      31,559        15,937           5,405         13,946          4,990
  Purchases of marketable securities........   (39,934)    (22,631)      (13,605)         (4,933)       (10,811)            --
                                              --------    --------      --------        --------       --------       --------
    Net cash provided by (used in) investing
      activities............................    (2,922)      8,484         2,204             240          3,045          3,100
Cash flows from financing activities:
  Repurchase of common stock................    (3,966)     (1,013)           --              --             --             --
  Net proceeds from common stock
    issuances...............................       598         330         1,295              --            438             --
  Advances from Quantum.....................        --          --           984           3,584             --         11,747
                                              --------    --------      --------        --------       --------       --------
    Net cash provided by (used in) financing
      activities............................    (3,368)       (683)        2,279           3,584            438         11,747
Net increase (decrease) in cash and cash
  equivalents...............................    (9,642)     (4,118)       (5,854)         (2,545)        (3,824)           255
Cash and cash equivalents at beginning of
  period....................................    24,809      15,167        11,049           5,195         11,049          2,650
                                              --------    --------      --------        --------       --------       --------
Cash and cash equivalents at end of
  period....................................  $ 15,167    $ 11,049      $  5,195        $  2,650       $  7,225       $  2,905
                                              ========    ========      ========        ========       ========       ========

                                                                      PERIOD FROM     PERIOD FROM
                                                   YEAR ENDED          JANUARY 1,    SEPTEMBER 10,            SIX MONTHS
                                                  DECEMBER 31,          1999 TO         1999 TO             ENDED JUNE 30,
                                              ---------------------   SEPTEMBER 9,    DECEMBER 31,    ---------------------------
                                                1997        1998          1999            1999           1999           2000
                                              --------   ----------   ------------   --------------   ----------   --------------
                                                                                                              (UNAUDITED)
                                                                                        (QUANTUM                      (QUANTUM
                                                           (MERIDIAN)                SNAP DIVISION)   (MERIDIAN)   SNAP DIVISION)
                                              ------------------------------------   --------------   ----------   --------------
Supplemental disclosure of cash flow
  information:
  Cash paid during the period for:
    Interest................................  $      8    $     38      $     15        $     --       $     15       $     --
    Income taxes............................  $     32    $     46      $     28        $      5       $     12       $     --
Supplemental schedule of non-cash operating
  activities:
  Purchase of hard drives from Quantum......        --          --            --        $  1,438             --       $  9,190
  Service fees and allocations from
    Quantum.................................        --          --            --        $    298             --       $  2,146
  Hard drives purchased from Quantum that
    remained in inventory at the end of the
    period..................................        --          --            --        $    670             --       $  4,500
Supplemental schedule of non-cash investing
  activities:
  Transfer of intangible assets from
    Quantum.................................        --          --            --        $  2,500             --             --
  Transfer of property and equipment from
    Quantum.................................        --          --            --        $    300             --             --

                See accompanying notes to financial statements.

                             SNAP APPLIANCES, INC.

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                          1999 AND 2000 IS UNAUDITED)

NOTE 1. BACKGROUND AND BASIS OF PRESENTATION

       Snap Appliances, Inc. (the "Company" or "Snap"), a wholly-owned subsidiary of Quantum Corporation ("Quantum"), is currently engaged in the development of network attached storage ("NAS") solutions for various networking environments. Meridian Data, Inc. ("Meridian") was acquired by Quantum in a purchase transaction on September 9, 1999 (see Note 3) and was renamed Quantum Snap Division Corporation. In October 2000, Quantum Snap Division Corporation was renamed Snap Appliances, Inc. As the Company is required to present financial statements for the business as it existed prior to the acquisition, predecessor company financial statements for Meridian are presented for periods prior to September 9, 1999.

       Through 1997, revenues were derived principally from the sale of CD-ROM based enterprise servers. Since 1998, the Company began the discontinuance of the CD-ROM technologies, expanded the Snap Server product line, which now features three products, and transitioned the business to a workgroup-level hard drive based NAS appliance business.

       On October 24, 2000, Quantum announced its plans to make Snap an independent publicly-traded company focused on NAS appliances. Quantum currently intends to complete its divestiture of Snap approximately six months after the anticipated offering by distributing all of its shares of the Company's common stock to the holders of Quantum's DLT & Storage Systems group ("DSS") common stock. (see Note 15). The accompanying financial statements do not include any adjustments resulting from the anticipated offering.

       The financial statements subsequent to September 9, 1999 include allocations of certain Quantum expenses, including centralized legal, accounting, treasury, real estate, information technology, distribution, customer service, sales, marketing, engineering and other Quantum corporate services and infrastructure costs. The expense allocations have been determined on bases that Quantum and Snap considered to be reasonable reflections of the utilization of services provided or the benefit received by Snap. Management believes that the expenses allocated to Snap are representative of the operating expenses it would have incurred had Snap been operating as a stand-alone entity.

       Since the acquisition by Quantum in September 1999, the Company has incurred operating losses. These losses and other cash requirements have been funded by Quantum. Quantum has committed to provide sufficient resources to fund operations until at least December 31, 2001 or until Snap successfully completes an initial public offering.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

     Interim Financial Information

       The financial information as of June 30, 2000 and for the six months ended June 30, 1999 and June 30, 2000 is unaudited and includes all adjustments, consisting only of normal and recurring adjustments, that management considers necessary for a fair presentation of its financial position, operating

                             SNAP APPLIANCES, INC.

 (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                          1999 AND 2000 IS UNAUDITED)

results and cash flows. Results for the six months ended June 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year or for any future period.

     Revenue Recognition

       Revenue from sales of products, including those to distributors, is generally recognized upon shipment, (a) when persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered,
(c) the price to the buyer is fixed or determinable and (d) collectibility is reasonably assured, with provision made for estimated returns, price adjustments and other adjustments which may be required under the Company's agreements with distributors.

     Cash Equivalents and Marketable Securities

       The Company considers all highly liquid debt instruments with a maturity of 90 days or less at the time of purchase to be cash equivalents. Cash equivalents are carried at fair value, which approximates cost. The Company's marketable securities have maturities of more than 90 days at the time of purchase.

       The Company has classified all cash equivalents and marketable securities as available-for-sale. Securities classified as available-for-sale are carried at fair value with unrealized gains and losses reported in stockholders' equity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are recorded in other income or expense. The cost of securities sold is based on the specific identification method.

     Concentration of Credit Risk and Significant Customers

       The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Company maintains reserves for potential credit losses and such losses have historically been within management's expectations.

       The following individual customers accounted for 10% or more of total revenue:

                                               PERIOD FROM     PERIOD FROM    SIX MONTHS
                                YEAR ENDED      JANUARY 1,    SEPTEMBER 10,      ENDED
                               DECEMBER 31,      1999 TO         1999 TO       JUNE 30,
                               -------------   SEPTEMBER 9,   DECEMBER 31,    -----------
                               1997    1998        1999           1999        1999   2000
                               -----   -----   ------------   -------------   ----   ----
Ingram Micro, Inc............   21%     41%         34%            46%         32%    41%
Tech Data Corporation........   19%     23%         24%            25%         23%    40%

       The following individual customers accounted for 10% or more of total accounts receivable:

                                                        DECEMBER 31,
                                                        ------------    JUNE 30,
                                                        1998    1999      2000
                                                        ----    ----    --------
Ingram Micro, Inc.....................................   53%     60%       65%
Tech Data Corporation.................................   13%     20%       32%

       The Company invests its excess cash primarily in short-term debt securities of companies with strong credit ratings from a variety of industries. These securities generally mature within 365 days and, therefore, bear minimal risk. The Company has not experienced any material losses on these investments. The Company limits the amount of credit exposure to any one issuer.

                             SNAP APPLIANCES, INC.

 (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                          1999 AND 2000 IS UNAUDITED)

     Inventories

       Inventories are carried at the lower of cost or market. Cost is determined on a first-in, first-out basis.

     Property and Equipment

       Property and equipment are carried at cost, less accumulated depreciation and amortization computed on a straight-line basis over the lesser of the estimated useful lives of the assets (generally two to five years for machinery, equipment, furniture, and leasehold improvements) or the lease term.

     Acquired Intangible Assets

       Goodwill and other acquired intangible assets are amortized over their estimated useful lives, which range from three to ten years. The accumulated amortization at December 31, 1999 and June 30, 2000 was $2.7 million and $7.3 million, respectively. Intangible assets are reviewed for impairment whenever events or circumstances indicate impairment might exist, or at least annually. The Company assesses the recoverability of its assets, including goodwill, by comparing projected undiscounted net cash flows associated with those assets against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

     Research and Development

       The Company charges research and development costs to operations as incurred. Costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional development costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, Computer Software To Be Sold, Leased, or otherwise Marketed. Snap believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility; accordingly, except for costs capitalized in purchase accounting, no costs have been capitalized to date.

     Income taxes

       Income taxes are computed using the asset and liability method. Deferred income tax assets or liabilities are established for the expected future consequences resulting from the temporary differences between the financial reporting and income tax bases of assets and liabilities and from net operating loss and tax credit carryforwards. The Company records a valuation allowance against deferred tax assets when it is more likely than not that such assets will not be realized.

     Advertising Expense

       The Company accrues for co-operative advertising as the related revenue is earned, and other advertising expense is recorded as incurred. Advertising expense for the years ended December 31, 1997 and 1998, the period from January 1, 1999 to September 9, 1999, and the period from September 10, 1999 to December 31, 1999, was $4.9 million, $6.7 million, $5.2 million and $2.5 million, respectively.

     Stock-Based Compensation

       The Company accounts for its stock-based employee compensation plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations.

                             SNAP APPLIANCES, INC.

 (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                          1999 AND 2000 IS UNAUDITED)

       As a result of the acquisition by Quantum on September 9, 1999, benefits under Meridian's stock option plans were assumed by Quantum and all outstanding Meridian stock options were converted into options to purchase DSS and Quantum's Hard Drive Disk Group ("HDD") common stock.

       The accompanying financial statements include the stock option activity for Snap employees who participate in Quantum stock-based employee compensation plans.

     Earnings Per Share

       The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net income (loss) per share is computed by dividing the net income (loss) available to holders of common stock for the period by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net income (loss) available to holders of common stock for the period by the weighted-average number of shares of common stock and potential common stock outstanding during the period, if dilutive. Potential common stock includes incremental shares of common stock issuable upon the exercise of stock options.

       The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except share and per share data):

                                                               PERIOD FROM      SIX
                                                              SEPTEMBER 10,    MONTHS
                                                                1999, TO       ENDED
                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                              -------------   --------
                                                               QUANTUM SNAP DIVISION
                                                              ------------------------
Numerator:
  Numerator for basic and diluted net loss per share -- net
     loss...................................................    $(44,794)     $(23,265)
Denominator:
  Denominator for basic and diluted net loss per
     share -- weighted-average shares.......................      52,650        52,650
  Basic and diluted net loss per share......................    $  (0.85)     $  (0.44)
                                                                ========      ========

       Basic and diluted net loss per common share and weighted average common shares outstanding is not presented for Meridian for periods prior to the acquisition date of September 9, 1999, as this information is not considered to be meaningful.

                             SNAP APPLIANCES, INC.

 (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                          1999 AND 2000 IS UNAUDITED)

     Segment Information

       The Company operates in one reportable segment, network attached storage appliances. For the years ended December 31, 1997, 1998, the period from January 1, 1999 to September 9, 1999, the period from September 10, 1999 to December 31, 1999, and the six months ended June 30, 2000, approximately 91%, 89%, 88%, 88% and 83% of sales, respectively, were made to customers in the United States and Canada with the remainder of sales made to customers in various European, Asian and Latin American countries.

     Reclassifications

       Certain 1998 amounts were reclassified to conform with the current periods' presentation.

     Recent Accounting Pronouncements

       In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivative instruments and hedging activities and supercedes several existing standards. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133 as amended by SFAS No. 137 and SFAS No. 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management does not expect adoption of these standards in fiscal year 2001 to have a material effect on the Company's financial position or results of operations.

       In December 1999, the Securities and Exchange Commission ("SEC") issued SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB 101 explains how the SEC staff applies by analogy the existing rules on revenue recognition to other transactions not covered by such rules. In March 2000, the SEC issued SAB 101A that delayed the original effective date of SAB 101 until the second quarter of 2000 for calendar year companies. In June 2000 the SEC issued SAB 101B that further delayed the effective date of SAB 101 until no later than the fourth quarter of fiscal years beginning after December 15, 1999. The Company is reviewing the requirements of SAB 101 and currently believes that its revenue recognition policy is consistent with the guidance of SAB 101.

       In March 2000, FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB Opinion No. 25." FIN 44 clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Management does not expect the application of FIN 44 to have a material impact on the Company's financial position or results of operations.

NOTE 3. ACQUISITION

       On September 9, 1999, Snap was acquired by Quantum. The acquisition was accounted for as a purchase at a total cost of $115 million including assumed liabilities of $10 million. Quantum completed the acquisition with the issuance of 4.1 million shares of DSS common stock and 2 million shares of HDD common stock valued at $74 million and $18 million, respectively, on the date of acquisition in exchange

                             SNAP APPLIANCES, INC.

 (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                          1999 AND 2000 IS UNAUDITED)

for all outstanding shares of Meridian; the conversion of outstanding Meridian stock options into options to purchase 630,000 shares of DSS common stock and 315,000 shares of HDD common stock valued at $8 million and $2 million, respectively; and the assumption of Meridian liabilities and other acquisition costs of approximately $13 million.

       The purchase price was allocated based on the estimated fair market value of net tangible and intangible assets acquired and assumed liabilities as well as in-process research and development costs. As of the acquisition date, technological feasibility of the in-process technology had not been established and the technology had no alternative future use. Therefore, the Company expensed $37 million of the purchase price as in-process research and development at the date of acquisition. The purchased intangible assets are being amortized on a straight-line basis over periods ranging from five to ten years.

       The following is a summary of the purchase price allocation (in millions):

Tangible assets acquired....................................  $ 12
In-process research and development.........................    37
Completed technology........................................    29
Trademark...................................................     4
Assembled workforce.........................................     3
Goodwill....................................................    30
                                                              ----
                                                              $115
                                                              ====

       A deferred tax credit of approximately $15 million related to goodwill was recorded at the acquisition date.

       The amount of the purchase price allocated to in-process research and development was determined by estimating the stage of development of each in-process research and development project at the date of acquisition, estimating cash flows resulting from the expected revenue generated from such projects, and discounting the net cash flows back to their present value using a discount rate of 21%, which represents a premium to Quantum's cost of capital.

       The following unaudited pro forma information has been prepared assuming that the acquisition had taken place at the beginning of each period. The pro forma results of operations include historical operations of Meridian and Snap adjusted to reflect certain pro forma adjustments, including amortization of goodwill and other intangible assets arising from the acquisition and do not include the charge for purchased in-process research and development of $37 million since it is a nonrecurring charge. The pro forma financial information is not necessarily indicative of the combined results that would have occurred had the acquisition taken place at the beginning of the periods.

                                                        YEAR ENDED          PERIOD FROM
                                                       DECEMBER 31,       JANUARY 1, 1999,
                                                   --------------------   TO SEPTEMBER 9,
                                                     1997        1998           1999
                                                   --------    --------   ----------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue..........................................  $ 19,968    $ 17,541       $ 10,986
Net loss.........................................  $(16,123)   $(21,506)      $(19,624)
Net loss per share:
  Basic and diluted..............................  $  (0.31)   $  (0.41)      $  (0.37)
Pro forma weighted average number of common
  shares:
  Basic and diluted..............................    52,650      52,650         52,650

                             SNAP APPLIANCES, INC.

 (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                          1999 AND 2000 IS UNAUDITED)

NOTE 4. FINANCIAL INSTRUMENTS

     Available-For-Sale Securities

       The following is a summary of the Company's available-for-sale securities:

                                                            DECEMBER 31,
                                                         ------------------    JUNE 30,
                                                           1998       1999       2000
                                                         --------    ------    --------
                                                                 (IN THOUSANDS)
Corporate commercial paper.............................  $ 18,551    $4,990      $--
Less amounts included in cash and cash equivalents.....   (10,757)       --       --
                                                         --------    ------      ---
Marketable securities..................................  $  7,794    $4,990      $--
                                                         ========    ======      ===

       The difference between the amortized cost of available-for-sale securities and fair value was immaterial at December 31, 1998 and 1999. The estimated fair value of available-for-sale securities is based on market quotations.

     Fair Value of Financial Instruments

       The estimated fair value of the Company's cash and cash equivalents and marketable securities approximate cost due to the short period of time until maturity.

NOTE 5. INVENTORIES

       Inventories consisted of:

                                                            DECEMBER 31,
                                                          ----------------    JUNE 30,
                                                           1998      1999       2000
                                                          ------    ------    --------
                                                                 (IN THOUSANDS)
Materials and purchased parts...........................  $  891    $  774    $ 7,296
Work in process.........................................     797     1,160      2,329
Finished goods..........................................     999        35      1,657
                                                          ------    ------    -------
                                                          $2,687    $1,969    $11,282
                                                          ======    ======    =======

NOTE 6. PROPERTY AND EQUIPMENT

       Property and equipment consisted of:

                                                            DECEMBER 31,
                                                          ----------------    JUNE 30,
                                                           1998      1999       2000
                                                          -------    -----    --------
                                                                 (IN THOUSANDS)
Machinery and equipment.................................  $ 1,975    $ 757     $1,514
Furniture and fixtures..................................      259      217        492
Leasehold improvements..................................       72       --      1,071
                                                          -------    -----     ------
                                                            2,306      974      3,077
Less accumulated depreciation and amortization..........   (1,727)    (189)      (887)
                                                          -------    -----     ------
                                                          $   579    $ 785     $2,190
                                                          =======    =====     ======

                             SNAP APPLIANCES, INC.

 (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                          1999 AND 2000 IS UNAUDITED)

NOTE 7. INTANGIBLE ASSETS

       Intangible assets consisted of:

                                                      USEFUL      DECEMBER 31,    JUNE 30,
                                                       LIFE           1999          2000
                                                    ----------    ------------    --------
                                                    (IN YEARS)         (IN THOUSANDS)
Completed technology..............................       7          $29,300       $29,300
Trademark.........................................       7            3,800         3,800
Assembled workforce...............................       5            3,200         3,200
Goodwill..........................................      10           29,769        29,769
Technology license................................       3            2,500         2,500
                                                                    -------       -------
                                                                     68,569        68,569
Less accumulated amortization.....................                   (2,681)       (7,348)
                                                                    -------       -------
                                                                    $65,888       $61,221
                                                                    =======       =======

NOTE 8. CREDIT AGREEMENT

       On October 14, 1998 Meridian signed a credit agreement (the "Facility") with a bank (the "Bank") for a $7.5 million revolving credit line which expired on July 30, 1999. Borrowing under the Facility was at the Bank's prime rate plus 0.25%, and subject to Meridian maintaining certain leverage ratios and net worth requirements. At December 31, 1998, there was no outstanding balance drawn on this line.

NOTE 9. STOCK INCENTIVE PLANS

     Quantum Plans

       Quantum has a Long-Term Incentive Plan (the "Plan") that provides for the issuance of stock options, stock appreciation rights, stock purchase rights, and long-term performance awards (collectively referred to as "options") to employees, consultants, officers and affiliates of Quantum. Options under the Plan expire no later than ten years from the grant date and generally vest over four years. Restricted stock options granted under the Plan generally vest over two to three years. During the six months ended June 30, 2000, 49,500 Quantum restricted stock options were granted under the Plan to Snap employees at an exercise price of $.01 per share, resulting in compensation expense of $103,000 for the six months ended June 30, 2000. Compensation expense, equal to the fair market value of the Quantum DSS or HDD shares on the date of grant less the exercise price, is recognized over the vesting period. At June 30, 2000, deferred compensation expense related to Quantum restricted stock options granted to Snap employees under the Plan was $640,000.

       Quantum has a Supplemental Stock Plan (the "SSP") that provides for the issuance of stock options and stock purchase rights (collectively referred to as "options") to employees and consultants of Quantum. Restricted stock options granted under the SSP generally vest over two to three years. During the six months ended June 30, 2000, 56,750 of Quantum restricted stock options were granted under the SSP to Snap employees at an exercise price of $.01 per share, resulting in compensation expense of $120,000 for the six months ended June 30, 2000. Compensation expense, equal to the fair market value of the Quantum DSS or HDD shares on the date of grant less the exercise price, is recognized over the vesting period. At June 30, 2000, deferred compensation expense related to Quantum restricted stock options granted to Snap employees under the SSP was $360,000.

                             SNAP APPLIANCES, INC.

 (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                          1999 AND 2000 IS UNAUDITED)

       Quantum has Stock Option Plans under which options are granted at prices determined by the Board of Directors, but at not less than fair market value and, accordingly, no compensation accounting has been required at the original date of grant. Options currently expire no later than ten years from the grant date and generally vest ratably over one to four years.

       Quantum stock option activity related to employees of Snap for the period from September 10, 1999 through December 31, 1999 is as follows:

                                                 DSS                           HDD
                                      --------------------------    -------------------------
                                                  WEIGHTED-AVG.                WEIGHTED-AVG.
                                       SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                                      --------    --------------    -------    --------------
Conversion of Meridian stock options
  to Quantum stock options --
  September 10, 1999................   630,246        $ 4.82        315,123        $2.35
Granted.............................   274,333         14.60        137,167         6.37
Canceled............................   (42,016)        12.53        (22,121)        6.07
Exercised...........................  (139,888)         4.92        (65,637)        2.39
                                      --------                      -------
Outstanding at December 31, 1999....   722,675          8.12        364,532         3.64
                                      ========                      =======

       The following tables summarize information about options outstanding and exercisable at December 31, 1999:

     DSS:

                                       OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                           -------------------------------------------   --------------------------
                                          WEIGHTED         WEIGHTED                     WEIGHTED
                           NUMBER OF      AVERAGE          AVERAGE       NUMBER OF      AVERAGE
RANGE OF EXERCISE PRICES    SHARES     REMAINING LIFE   EXERCISE PRICE    SHARES     EXERCISE PRICE
------------------------   ---------   --------------   --------------   ---------   --------------
    $ 2.10 - $ 2.61         155,226         6.78            $ 2.55         40,709        $ 2.50
    $ 2.84 - $ 3.86         186,634         7.14              2.86         73,663          2.85
    $ 5.91 - $ 6.70         141,580         9.28              5.91         10,750          5.91
    $13.50 - $16.13           6,350         9.62             15.47            374         16.07
    $17.19 - $17.98         232,885         9.72             17.19            395         17.98
                            -------                                       -------
                            722,675         8.34              8.12        125,891          3.09
                            =======                                       =======

     HDD:

                                       OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                           -------------------------------------------   --------------------------
                                          WEIGHTED         WEIGHTED                     WEIGHTED
                           NUMBER OF      AVERAGE          AVERAGE       NUMBER OF      AVERAGE
RANGE OF EXERCISE PRICES    SHARES     REMAINING LIFE   EXERCISE PRICE    SHARES     EXERCISE PRICE
------------------------   ---------   --------------   --------------   ---------   --------------
     $1.02 - $1.27           77,624         6.78            $1.24         20,105         $1.22
     $1.38 - $1.88           96,482         7.06             1.39         39,977          1.39
     $2.87 - $3.26           70,807         9.28             2.87          5,381          2.87
     $5.85 - $6.88            2,790         9.42             6.23            384          3.36
     $7.50 - $8.62          116,829         9.73             7.51             --          0.00
                            -------                                       ------
                            364,532         8.30             3.64         65,847          1.48
                            =======                                       ======

                             SNAP APPLIANCES, INC.

 (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                          1999 AND 2000 IS UNAUDITED)

     Meridian Plans

       Options granted under the Meridian Stock Option Plan were either incentive stock options to employees or nonstatutory stock options to employees or consultants, at the discretion of the Company's Board of Directors. The Board also had the discretion to grant to employees and consultants stock purchase rights for shares of stock reserved for issuance under the Plans. Stock options granted generally vested ratably over four years.

       Meridian also had a 1995 Director Stock Option Plan (the "1995 Plan"). The 1995 Plan provided for the automatic grant of a nonstatutory option to purchase 12,500 shares of the Company's common stock to each outside Director upon their initial election to the Board of Directors (the "First Option"). Upon each subsequent re-election to the Board, the outside Director received an additional grant to purchase 5,000 shares of the Company's common stock (the "Subsequent Option"). All options were granted at fair market value of the common stock on the date of grant. The 1995 Plan provided that the First Option vested ratably over four years. Each Subsequent Option vested ratably over eight months following the month of grant.

       Meridian stock option activity for the period from January 1, 1997 through September 9, 1999 is as follows:

                                                                           WEIGHTED-AVG.
                                                               SHARES      EXERCISE PRICE
                                                              ---------    --------------
Outstanding at December 31, 1996............................  1,333,951        $5.45
  Granted...................................................  1,260,584         3.51
  Canceled..................................................   (471,703)        7.19
  Exercised.................................................   (115,522)        4.55
                                                              ---------
Outstanding at December 31, 1997............................  2,007,310         4.00
  Granted...................................................    289,000         5.32
  Canceled..................................................   (122,989)        3.68
  Exercised.................................................    (28,012)        1.31
                                                              ---------
Outstanding at December 31, 1998............................  2,145,309         1.90
  Granted...................................................    374,100         3.31
  Canceled..................................................   (169,436)        1.51
  Exercised.................................................   (925,689)        1.39
                                                              ---------
Outstanding at September 9, 1999............................  1,424,284         2.65
                                                              =========

       As a result of the acquisition by Quantum on September 9, 1999, each outstanding Meridian option was converted into an option to purchase 0.4425 shares of DSS common stock and 0.22125 shares of HDD common stock. Subsequent to the acquisition by Quantum, no additional grants were made from the Meridian Plans.

       On April 23, 1997, the Compensation Committee of Meridian's Board of Directors approved an offer to all employees permitting an election to amend options with exercise prices in excess of $3.38 to change the exercise price to the fair market value of Meridian's common stock on that date, which was $3.38, subject to a new vesting schedule. Options for the purchase of a total of 366,184 shares were amended. On October 27, 1998, the Board of Directors approved an offer to all employees, except certain executives, permitting an election to amend their options to change the exercise price to the fair market value of Meridian's common stock on November 9, 1998, which was $1.56, subject to a new vesting schedule. Options for the purchase of a total of 723,309 shares were amended. At the same time, the

                             SNAP APPLIANCES, INC.

 (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                          1999 AND 2000 IS UNAUDITED)

Board of Directors approved an offer to certain executives permitting an election to amend their options to change the exercise price to the fair market value of Meridian's common stock on October 28, 1998, which was $1.44. Options for the purchase of a total of 1,069,413 shares were amended.

     Employee Stock Purchase Plan

       Under the Quantum and Meridian employee stock purchase plans, eligible employees have generally been able to contribute up to 10% of their eligible compensation, as defined, to purchase shares of Quantum and Meridian common stock at a price of 85% of the lower of fair market value at the date of grant or the exercise date, whichever value is less. Through September 9, 1999, 462,325 shares of Meridian had been issued under the Meridian employee stock purchase plans. No shares were issued to employees of Snap under the Quantum employee stock purchase plans during the period from September 10, 1999 to December 31, 1999.

     Pro Forma Information

       The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board Opinion No. 25. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation" which established a fair value based method of accounting for employee stock option plans. The Company elected to adopt the disclosure method of FAS 123. Had compensation cost for the Company's option plans been determined based on the fair value at the grant dates, as prescribed in FAS 123, the Company's pro forma net loss and pro forma diluted net loss per share would have been as follows:

                                                                     PERIOD FROM     PERIOD FROM
                                                                      JANUARY 1,    SEPTEMBER 10,
                                           YEAR ENDED DECEMBER 31,     1999 TO         1999 TO
                                           -----------------------   SEPTEMBER 9,   DECEMBER 31,
                                             1997          1998          1999           1999
                                           ---------    ----------   ------------   -------------
                                                                                       QUANTUM
                                                                                        SNAP
                                                          MERIDIAN                    DIVISION
                                           --------------------------------------   -------------
Net loss (in thousands):
  As reported............................   $(7,778)     $(13,161)     $(13,682)      $(44,794)
                                            =======      ========      ========       ========
  Pro forma..............................   $(9,210)     $(15,532)     $(15,205)      $(46,432)
                                            =======      ========      ========       ========
Diluted net loss per share:
  As reported............................                                             $  (0.85)
                                                                                      ========
  Pro forma..............................                                             $  (0.88)
                                                                                      ========

       Pro forma diluted net loss per share and net loss per share as reported is not presented for Meridian, as this information is not considered to be meaningful.

                             SNAP APPLIANCES, INC.

 (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                          1999 AND 2000 IS UNAUDITED)

       The fair value of stock options and stock purchase plan rights was determined using the Black-Scholes option pricing model incorporating the following range of assumptions in the calculations for 1997, 1998, the period from January 1, 1999 to September 9, 1999, and the period from September 10, 1999 to December 31, 1999:

                                              STOCK OPTIONS    STOCK PURCHASE PLAN
                                              -------------    -------------------
Expected life...............................   4.51 years         0.5 years
Interest rate at date of grant..............  5.6% to 6.8%      4.4% to 5.2%
Volatility at date of grant.................      104%              151%
Dividend yield..............................       0%                0%

NOTE 10. SAVINGS AND INVESTMENT PLAN

       Substantially all Snap employees are eligible to make contributions to Quantum's 401(k) savings and investment plan. Quantum matches a percentage of the employees' contributions and may also make additional discretionary contributions to the plan.

       Substantially all full-time Meridian employees were eligible to make contributions to Meridian's 401(k) savings and investment plan. Beginning in July 1998, Meridian matched employee contributions dollar-for-dollar, up to six percent of gross salary, with an annual cap of $1,200 per employee. Quantum and Meridian contributions were not material for any period presented.

NOTE 11. INCOME TAXES

       The Company did not record a tax benefit for the years ended December 31, 1997, 1998, the period from January 1, 1999 to September 9, 1999, the period from September 10, 1999 to December 31, 1999, and the six month period ended June 30, 2000 because its operating losses generated no realizable tax benefits.

       Deferred tax assets reflect the net tax effects of tax loss carryforwards, credit carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                             SNAP APPLIANCES, INC.

 (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                          1999 AND 2000 IS UNAUDITED)

       Significant components of deferred tax assets and liabilities are as follows:

                                                         DECEMBER 31,
                                                     --------------------    JUNE 30,
                                                       1998        1999        2000
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Deferred tax assets:
  Federal and state loss carryforwards.............  $ 11,725    $ 15,803    $ 15,269
  Tax credit carryforwards.........................     2,410       2,021       2,021
  Inventory reserves and basis differences.........       396       1,071         355
  Co-op advertising reserves.......................        --       1,478       1,394
  Other............................................     2,201       1,108       1,555
  Valuation allowance..............................   (16,700)     (7,498)     (7,684)
                                                     --------    --------    --------
                                                           32      13,983      12,910
                                                     --------    --------    --------
Deferred tax liabilities:
  Depreciation.....................................       (32)         --          --
  Goodwill.........................................        --     (13,983)    (12,910)
                                                     --------    --------    --------
Net deferred tax assets............................  $     --    $     --    $     --
                                                     ========    ========    ========

       At June 30, 2000, the Company had net operating loss ("NOL") carryforwards for federal and state income tax purposes of approximately $42 million and $11 million respectively, which expire between 2001 and 2019. The Company has federal and state research and development tax credit carryforwards of approximately $2 million at June 30, 2000 that will expire in 2007 through 2019. The Company's net operating losses and credit carryforwards may be limited by changes in ownership as defined under the Internal Revenue Code. One such change in ownership occurred on September 10, 1999 which results in limiting NOL utilization to approximately $6 million per year. If prior changes occurred, such limitations could further reduce the availability of such tax attributes. Based on the Company's evaluation of available evidence it cannot conclude that it is more likely than not that deferred income tax assets will be realized and therefore the Company has provided a full valuation allowance at December 31, 1998 and 1999, and June 30, 2000.

NOTE 12. COMMITMENTS

       The Company leases its office facility under a non-cancelable operating lease agreement that expires in September 2004. The lease agreement requires that the Company pay certain other expenses such as property taxes, insurance, and common area maintenance.

       Rent expense was $0.5 million, $0.5 million, $0.4 million and $0.4 million for 1997, 1998, the period from January 1, 1999 to September 9, 1999 and the period from September 10, 1999 to December 31, 1999, respectively.

                             SNAP APPLIANCES, INC.

 (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                          1999 AND 2000 IS UNAUDITED)

       Future minimum lease payments under the operating lease are as follows:

                                                              (IN THOUSANDS)
Year ending December 31,
       2000.................................................      $1,482
       2001.................................................       1,730
       2002.................................................       1,952
       2003.................................................       1,999
       2004.................................................       1,999
                                                                  ------
          Total future minimum lease payments...............      $9,162
                                                                  ======

       The Company has a commitment to purchase a minimum quantity of hard drives from a third party from September 1, 2000 to August 31, 2001 at a total cost of approximately $24,475,000. Purchases of approximately $8,100,000 are expected to occur in the period from September 1, 2000 to December 31, 2000. Purchases of approximately $16,375,000 are expected to occur in the period from January 1, 2001 to August 31, 2001.

NOTE 13. TRANSACTIONS WITH QUANTUM CORPORATION

       For the periods presented, the following table includes transactions and balances between Snap and Quantum. There were no transactions or balances between Snap and Quantum for the years ending December 31, 1997 and 1998, or the six months ended June 30, 1999.

                                                PERIOD FROM     PERIOD FROM
                                                 JANUARY 1,    SEPTEMBER 10,
                                                  1999 TO         1999 TO
                                                SEPTEMBER 9,   DECEMBER 31,    SIX MONTHS ENDED,
                                                    1999           1999          JUNE 30, 2000
                                                ------------   -------------   -----------------
                                                                 (IN THOUSANDS)
Balance at beginning of period................      $ --          $  984            $ 9,104
Purchase of hard drives.......................        --           1,438              9,190
General funding of operating Activity.........        --             584              2,647
Transfer of assets at cost....................        --           2,800                 --
Service fees and allocations from Quantum.....        --             298              2,146
Net cash transfer to Snap.....................       984           3,000              9,100
                                                    ----          ------            -------
Balance at end of period......................      $984          $9,104            $32,187
                                                    ====          ======            =======

       Snap's costs and expenses include allocations and service fees from Quantum for centralized legal, accounting, treasury, real estate, information technology, distribution, customer service, sales, marketing, engineering and other Quantum corporate services and infrastructure costs. These allocations have been determined on bases that Quantum and Snap considered to be reasonable reflections of the utilization of services provided or the benefit received by Snap. Methods for calculating service fees and allocations

                             SNAP APPLIANCES, INC.

 (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                          1999 AND 2000 IS UNAUDITED)

include relative revenue, headcount, square footage or estimated or actual cost. Service fees and allocated costs included in the accompanying statements of operations follow.

                                                               PERIOD FROM
                                                            SEPTEMBER 10, 1999
                                                                    TO           SIX MONTHS ENDED,
                                                            DECEMBER 31, 1999      JUNE 30, 2000
                                                            ------------------   -----------------
Cost of revenue...........................................         $ --                $662
Sales and marketing.......................................           48                 763
General and administrative................................          250                 721

       Historically, Snap has outsourced all of its product manufacturing to Quantum and other third parties. Products manufactured by Quantum for Snap have been recorded in the financial statements at Quantum's actual manufacturing cost.

NOTE 14. SUBSEQUENT EVENTS

SEPARATION FROM QUANTUM CORPORATION

       On October 24, 2000, Quantum announced its plans to make Snap an independent publicly-traded company. For purposes of governing certain of the ongoing relationships between Snap and Quantum at and after the separation date and to provide for an orderly transition, Snap and Quantum have entered or will enter into various agreements. A brief description of each of the agreements follows.

     Master Separation and Distribution Agreement

       On October 26, 2000, the Company entered into a Master Separation and Distribution Agreement with Quantum, for purposes of governing certain of the ongoing relationships between Snap and Quantum at and after the separation date. The separation will occur on December 31, 2000 (the "Separation Date").

       Under the terms of the separation agreement Quantum will own at least 80.1% of our outstanding common stock following this offering. Quantum intends to distribute the remaining shares of our common stock that Quantum holds to holders of Quantum's DLT & Storage Systems group common stock on a pro rata basis, within six months following consummation of this offering.

       The following ancillary agreements, which will be executed by the Separation Date, are exhibits to the Master Separation and Distribution Agreement and contain key provisions relating the Company's separation from
Quantum:

     General Assignment and Assumption Agreement

       The general assignment and assumption agreement identifies the assets Quantum will transfer to the Company and the liabilities the Company will assume from Quantum in the separation. The agreement also describes when and how these transfers and assumptions will occur.

     Intellectual Property Agreement

       The Company will enter into an intellectual property agreement with Quantum to confirm that Snap, by virtue of operating as an entity separate from Quantum, is the owner of all of the intellectual property related to its business. To the extent that there has been any commingling of intellectual property rights, the agreement allocates rights between Quantum and Snap.

                             SNAP APPLIANCES, INC.

 (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                          1999 AND 2000 IS UNAUDITED)

     Employee Matters Agreement

       The Company will enter into an employee matters agreement with Quantum to allocate assets, liabilities and responsibilities relating to current and former employees of Snap and their participation in the benefits plans, including stock plans, that Quantum currently sponsors and maintains.

       All eligible Snap employees will continue to participate in the Quantum benefits plans on comparable terms and conditions to those for Quantum employees until the distribution date or until the Company establishes benefit plans for Snap employees, or elect not to establish comparable plans, if it is not legally or financially practical.

     Tax Sharing Agreement

       The Company will enter into a tax sharing agreement with Quantum that will assign responsibilities for administrative matters such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. The tax sharing agreement will also require the Company to indemnify Quantum for the additional taxes, and any interest and penalties, that would result if an acquisition of a controlling interest in our stock after the distribution causes the distribution not to qualify for tax-free treatment to Quantum. Under the provisions of the agreement, Quantum is not required to pay Snap for utilizing its current losses or net operating loss carryforwards.

     Master Transitional Services Agreement

       The master transitional services agreement governs the provision of transitional services by Quantum and us to each other, on an interim basis, until one year after the separation date, unless extended for specific services or otherwise indicated in the agreement. The services include data processing and telecommunications services, such as voice telecommunications and data transmission, and information technology support services for functions including accounting, financial management, tax, payroll, stockholder and public relations, legal, procurement, and other administrative functions. Services are generally at cost plus a markup of 5%. The master transitional services agreement also will cover the provision of additional transitional services identified from time to time after the separation date that were inadvertently or unintentionally omitted from the specified services, or that are essential to effectuate an orderly transition under the separation agreement, so long as the provision of such services would not significantly disrupt Quantum's operations or significantly increase the scope of its responsibility under the agreement.

     Indemnification and Insurance Matters Agreement

       Effective as of the separation date, subject to specified exceptions, the Company will release Quantum and its affiliates, agents, successors and assigns, and Quantum will release us, and our affiliates, agents, successors and assigns, from any liabilities arising from events occurring on or before the separation date, including events occurring in connection with the activities to implement the separation, this offering and the distribution.

       The agreement also contains provisions governing the Company's insurance coverage from the separation date until the distribution date. In general, Quantum shall, subject to insurance market conditions and other factors beyond its control, maintain insurance policies for the benefit of Snap, its subsidiaries, directors, officers, employees and other covered parties. Snap agrees to reimburse Quantum for premium expenses related to such insurance coverage during this period.

                             SNAP APPLIANCES, INC.

 (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30,
                          1999 AND 2000 IS UNAUDITED)

       Quantum has agreed to indemnify the Company and its affiliates from one-half of the total potential liabilities arising from environmental conditions existing as of the separation date at facilities transferred to the Company.

       The Company agreed to indemnify Quantum and its affiliates from all liabilities arising from environmental conditions caused by operations after separation date at any facilities transferred to the Company.

STOCK OPTION PLANS

       On October 20, 2000, the Company adopted the following stock option plans:

     2000 Incentive Stock Option Plan.

       The 2000 Incentive Stock Option Plan provides for the grant of Incentive Stock Options and Non-Statutory Stock Options. There are 3,600,000 shares reserved for issuance under the Plan. On the effective date of the Company's registration statement on the Form S-1, the 2000 Incentive Stock Option Plan shall terminate and any reserved but unissued shares under the Plan and any shares returned to the Plan shall revert to the 2000 Stock Plan.

     2000 Stock Plan.

       The 2000 Stock Plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. In addition, the plan provides for the grant of Stock Appreciation Rights, and Long-term Performance Awards. A total of 12,900,000 shares of our common stock were reserved for issuance pursuant to the 2000 Stock Plan.

     2000 Employee Stock Purchase Plan.

       The 2000 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 10% of their eligible compensation. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or after a purchase period ends. A total of 1,500,000 shares of common stock may be made available for sale.

     2000 Director Option Plan.

       The 2000 Director Option Plan provides for the periodic grant of nonstatutory stock options to non-employee directors. A total of 350,000 shares were reserved for issuance under the Director Plan.

STOCK SPLIT

       Effective October 25, 2000, the Company underwent a 526,500-for-one stock split of all outstanding shares of its common stock. Also on this date, the Board of Directors authorized an increase in the number of authorized shares of common stock to 500,000,000 and authorized 10,000,000 preferred shares with a par value of $0.001 per share. All share and per share data for the periods subsequent to the date of acquisition of September 9, 1999 have been restated to reflected this split.

                             SNAP APPLIANCES, INC.

          UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

       On September 10, 1999, Meridian Data, Inc. was acquired by Quantum Corporation's DLT & Storage Systems (DSS) group. The acquisition was accounted for as a purchase at a total cost of $115 million including assumed liabilities of $10 million. Quantum completed the acquisition with the issuance of 4.1 million shares of DSS common stock and 2 million shares of Quantum Corporation's Hard Drive Disk (HDD) group common stock valued at $74 million and $18 million, respectively, on the date of acquisition in exchange for all outstanding shares of Meridian; the conversion of outstanding Meridian stock options into options to purchase 630,000 shares of DSS common stock and 315,000 shares of HDD common stock valued at $8 million and $2 million, respectively; and the assumption of Meridian liabilities and other acquisition costs of approximately $13 million.

       The purchase price was allocated based on the estimated fair market value of net tangible and intangible assets acquired and assumed liabilities as well as in-process research and development costs. As of the acquisition date, technological feasibility of the in-process technology had not been established and the technology had no alternative future use. Therefore, the Company expensed $37 million of the purchase price as in-process research and development at the date of acquisition. The amount of the purchase price allocated to in-process research and development was determined by estimating the stage of development of each in-process research and development project at the date of acquisition, estimating cash flows resulting from the expected revenue generated from such projects, and discounting the net cash flows back to their present value using a discount rate of 21%, which represents a premium to Quantum's cost of capital. The purchased intangible assets are being amortized on a straight-line basis over periods ranging from five to ten years.

       The following is a summary of the purchase price allocation (in millions):

Tangible assets acquired.................................  $ 12
In-process research and development......................    37
Completed technology.....................................    29
Trademark................................................     4
Assembled workforce......................................     3
Goodwill.................................................    30
                                                           ----
                                                           $115
                                                           ====

       The accompanying pro forma financial statements are presented in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combining statements of operations were prepared as if the acquisition was completed on January 1, 1999. To prepare the pro forma unaudited condensed combining statements of operations, Meridian Data, Inc.'s operations for the period from January 1, 1999 to September 9, 1999 has been combined with the statement of operations of Quantum Snap Division for the period from September 10, 1999 to December 31, 1999. This method of combining the companies is only for presentation of pro forma unaudited condensed combining financial statements. The unaudited pro forma condensed combining financial statements are subject to a number of estimates, assumptions and uncertainties and do not purport to reflect the results of operations that would have occurred had this acquisition taken place on the date indicated nor do they purport to reflect results of operations that will occur in the future. The unaudited pro forma condensed combining financial statements should be read in conjunction with the historical financial statements of Snap Appliances, Inc. The unaudited pro forma condensed combining statements of operations do not include the $37 million charge for purchased in-process research and development arising from this acquisition, as it is a non-recurring charge.

                             SNAP APPLIANCES, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           PERIOD FROM     PERIOD FROM                           YEAR ENDED
                                            JANUARY 1,    SEPTEMBER 10,                         DECEMBER 31,
                                             1999 TO         1999 TO                                1999
                                           SEPTEMBER 9,   DECEMBER 31,     PRO FORMA             PRO FORMA
                                               1999           1999        ADJUSTMENTS   NOTES     COMBINED
                                           ------------   -------------   -----------   -----   ------------
                                            (MERIDIAN)      (QUANTUM
                                                              SNAP
                                                            DIVISION)
Revenue..................................    $ 10,986       $  6,998       $     --               $ 17,984
Cost of revenue:
  Product sales..........................       6,977          4,746             --                 11,723
  Amortization of acquisition-related
     intangibles.........................          --          1,257          3,108       A          4,365
                                             --------       --------       --------               --------
     Total cost of revenue...............       6,977          6,003          3,108                 16,088
                                             --------       --------       --------               --------
Gross profit.............................       4,009            995         (3,108)                 1,896
Operating expenses:
  Research and development...............       3,425          1,860             --                  5,285
  Selling, general and administrative....      14,707          5,936             --                 20,643
  Amortization of goodwill and other
     acquisition-related intangibles.....          --          1,146          2,834       A          3,980
  Purchased in-process research and
     development.........................          --         37,000        (37,000)      B             --
                                             --------       --------       --------               --------
     Total operating expenses............      18,132         45,942        (34,166)                29,908
                                             --------       --------       --------               --------
Loss from operations.....................     (14,123)       (44,947)        31,058                (28,012)
Interest income and other, net...........         441            153             --                    594
                                             --------       --------       --------               --------
Net loss.................................    $(13,682)      $(44,794)      $ 31,058               $(27,418)
                                             ========       ========       ========               ========
Net loss per share:
  Basic and diluted......................                                                         $  (0.52)
                                                                                                  ========
Weighted-average common shares:
  Basic and diluted......................                                                 C         52,650
                                                                                                  ========

   See notes to unaudited pro forma condensed combining financial statements.

                             SNAP APPLIANCES, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            SIX MONTHS ENDED JUNE 30, 1999
                                                     --------------------------------------------
                                                                 PRO FORMA
                                                                ADJUSTMENTS    NOTES    PRO FORMA
                                                                -----------    -----    ---------
Revenue............................................  $ 7,945      $    --               $  7,945
Cost of revenue:
  Product sales....................................    5,187           --                  5,187
  Amortization of acquisition-related
     intangibles...................................       --        2,182        A         2,182
                                                     -------      -------               --------
     Total cost of revenue.........................    5,187        2,182                  7,369
                                                     -------      -------               --------
Gross profit.......................................    2,758       (2,182)                   576
Operating expenses:
  Research and development.........................    2,169           --                  2,169
  Selling, general and administrative..............    7,178           --                  7,178
  Amortization of goodwill and other
     acquisition-related intangibles...............       --        1,991        A         1,991
                                                     -------      -------               --------
     Total operating expenses......................    9,347        1,991                 11,338
                                                     -------      -------               --------
Loss from operations...............................   (6,589)      (4,173)               (10,762)
Interest income and other, net.....................      349           --                    349
                                                     -------      -------               --------
Net loss...........................................  $(6,240)     $(4,173)              $(10,413)
                                                     =======      =======               ========
Net loss per share:
  Basic and diluted................................                                     $  (0.20)
                                                                                        ========
Weighted-average common shares:
  Basic and diluted................................                              C        52,650
                                                                                        ========

   See notes to unaudited pro forma condensed combining financial statements.

                             SNAP APPLIANCES, INC.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

       The following pro forma adjustments have been made to the pro forma condensed combining financial statements:

A. To reflect pro forma amortization of the purchased intangibles over the estimated useful lives as follows (in years):

Completed technology........................................    7
Trademark...................................................    7
Assembled workforce.........................................    5
Goodwill....................................................   10

B. Adjustment to eliminate the $37 million charge for in-process research and development, as it is a non-recurring charge.

C. Basic and diluted net loss per share has been calculated based on weighted average number of shares outstanding after the acquisition.

                   EDGAR DESCRIPTION OF INSIDE BACK COVER ART

       The following text appears at the top of the page:

           "Plug it in. Turn it on. Add storage in a Snap!"

       The word "Snap!" in the preceding sentence appears in the form of the Snap! Appliances logo, and the sentence "Add storage in a Snap!" is underlined.

       Below this text and occupying the center of portion of the page are three oval shaped pictures. The first picture is a rear view of multiple Snap Server 4100's, which are stacked on a rack mount; the picture is angled to show the rear right side of the servers. Similarly, the second picture is a rear view of multiple Snap Server 4100's, which are again shown stacked on a rack mount; the picture is angled to show the rear left side of the servers. The third picture is a front view of multiple, rack mounted Snap Server 4100's; the picture is angled to show the right front side of the servers.

       Below the three oval pictures is the Snap! Appliances logo. To the right is a picture of a Snap Server 1000 and a Snap Server 2000 resting on a Snap Server 4100.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                           SHARES

                                  [SNAP LOGO]

                                 COMMON SHARES

                                ----------------

                                   PROSPECTUS
                                ----------------

                              MERRILL LYNCH & CO.

                              SALOMON SMITH BARNEY

                                   CHASE H&Q

                                           , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee, the NASD registration fee and the Nasdaq National Market listing fee. Quantum has generally agreed to pay these costs and expenses.

                            ITEM                              AMOUNT
                            ----                              -------
SEC registration fee........................................  $26,400
NASD registration fee.......................................   10,500
Nasdaq National Market listing fees.........................         *
Blue Sky qualification fees and expenses....................         *
Legal fees and expenses.....................................         *
Accounting fees and expenses................................         *
Transfer agent and registrar fees...........................         *
Printing and engraving expenses.............................         *
Miscellaneous expenses......................................         *
                                                              -------
  Total.....................................................  $      *
                                                              =======

------------
* To be provided by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Snap is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

       Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

       Snap's certificate of incorporation and bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

       All of Snap's directors and officers will be covered by insurance policies maintained by Snap against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended. In addition, the Company has entered into indemnity agreements with its directors and executive officers (a form of which is filed as Exhibit
10.8 to this Registration Statement)
that obligate the Company to indemnify such directors and executive officers to the fullest extent permitted by the General Corporation Law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

       The registrant has not made any sales of unregistered securities in the last three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       (a) EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  1.1*     Form of Underwriting Agreement.
  2.1      Master Separation and Distribution Agreement between Quantum
           Corporation and the registrant effective as of October 26,
           2000.
  2.2      Form of General Assignment and Assumption Agreement between
           Quantum Corporation and the registrant.
  2.3      Form of Master Intellectual Property Agreement between
           Quantum Corporation and the registrant.
  2.4      Form of Employee Matters Agreement between Quantum
           Corporation and the registrant.
  2.5      Form of Tax Sharing Agreement between Quantum Corporation
           and the registrant.
  2.6      Form of Master Transitional Services Agreement between
           Quantum Corporation and the registrant.
  2.7      Form of Indemnification and Insurance Matters Agreement
           between Quantum Corporation and the registrant.
  3.1      Amended and Restated Certificate of Incorporation.
  3.2      Bylaws.
  3.3*     Specimen Stock Certificate.
  5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
 10.1      2000 Stock Plan.
 10.2      2000 Incentive Stock Option Plan.
 10.3      Form of 2000 Stock Plan Agreement.
 10.4      2000 Director Option Plan.
 10.5      Form of 2000 Director Option Plan Agreement.
 10.6      2000 Employee Stock Purchase Plan.
 10.7      Form of Restricted Stock Purchase Agreement.
 10.8      Form of Indemnification Agreement entered into by the
           registrant with each of its directors and executive
           officers.
 10.9      Form of Change of Control Agreement.
 10.10     Form of Stock Appreciation Right Agreement.
 10.11     Agreement and Plan of Merger and Reorganization dated as of
           May 10, 1999 among Quantum Corporation, Inc., Defiant
           Acquisition Sub, Inc., Meridian Data, Inc. and Meridian
           Data, Inc.
10.12+*    OEM Agreement dated as of September June 8, 2000, entered
           into by the registrant and Dell Products L.P.
10.13+*    Product Sales Agreement dated as of August 31, 2000, entered into by the registrant and IBM Corporation.
 10.14     Hard Disk Drive Supply Agreement dated as of June 30, 2000, entered into by registrant and Quantum Corporation.
 10.15     Sublease Agreement dated as of September 14, 2000, entered into by Quantum Corporation and Xilinx, Inc.
 16.1      Letter from PricewaterhouseCoopers LLP Re: Change in
           Accountants.
 23.1      Consent of Ernst & Young LLP, independent auditors.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 23.2      Consent of PricewaterhouseCoopers LLP.
 23.3*     Consent of Wilson Sonsini Goodrich & Rosati (included in
           Exhibit 5.1).
 24.1      Power of Attorney (contained on page II-5).
 27.1      Financial Data Schedule.
 27.2      Financial Data Schedule.

------------
* To be filed by amendment.

+ Confidential treatment will be requested for portions of this exhibit.

       (b) FINANCIAL STATEMENT SCHEDULES.

       Schedule II -- Valuation and Qualifying Accounts

       All other schedules are omitted because the information required to be set forth therein is not applicable, is immaterial, or is shown in the financial statements or notes thereto

ITEM 17. UNDERTAKINGS

       The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

       Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted as to directors, officers and controlling persons of the Registrant pursuant to the provisions described in
Item 14, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned Registrant hereby undertakes that:

                (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

                (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Clara, State of California, on the 27th day of October, 2000.

                                          SNAP APPLIANCES, INC.

                                          By:     /s/ JAMES T. SCHRAITH
                                            ------------------------------------
                                                     James T. Schraith
                                                Chairman of the Board, Chief
                                                          Executive
                                                    Officer and Director

                               POWER OF ATTORNEY

       KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James T. Schraith and Jeanne Seeley and each of them acting individually, as his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement filed under Rule 462 under the Securities Act of 1933, as amended (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statements.

       Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                   TITLE                      DATE
                      ---------                                   -----                      ----

                /s/ JAMES T. SCHRAITH                  Chairman of the Board, Chief    October 27, 2000
-----------------------------------------------------     Executive Officer and
                  James T. Schraith                        Director (Principal
                                                            Executive Officer)

               /s/ ANDERS B. AXELSSON                   President, Chief Operating     October 27, 2000
-----------------------------------------------------      Officer and Director
                 Anders B. Axelsson

                  /s/ JEANNE SEELEY                       Senior Vice President        October 27, 2000
-----------------------------------------------------    Finance, Chief Financial
                    Jeanne Seeley                         Officer and Secretary
                                                           (Principal Financial
                                                                 Officer)

             /s/ CLAYTON M. CHRISTENSEN                          Director              October 27, 2000
-----------------------------------------------------
               Clayton M. Christensen

               /s/ GREGORY W. SLAYTON                            Director              October 27, 2000
-----------------------------------------------------
                 Gregory W. Slayton

                 /s/ GARY DAICHENDT                              Director              October 27, 2000
-----------------------------------------------------
                   Gary Daichendt

              REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS ON
                          FINANCIAL STATEMENT SCHEDULE

       We have audited the financial statements of Snap Appliances, Inc. as of December 31, 1999, and for the period from January 1, 1999 to September 9, 1999 and the period from September 10, 1999, and have issued our report thereon dated October 26, 2000 included elsewhere in this Registration Statement. Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

       In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
October 26, 2000

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Meridian Data, Inc.

       Our audits of the financial statements of Meridian Data, Inc. referred to in our report dated January 27, 1999, appearing in this registration statement on Form S-1 also included an audit of the Financial Statement Schedule listed in
Item 16(b) of this registration statement. In our opinion, the Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

PRICEWATERHOUSECOOPERS LLP

San Jose, California
January 27, 1999

                             SNAP APPLIANCES, INC.

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                                                ADDITIONS
                                                 BALANCE AT     CHARGED TO                  BALANCE AT
                                                BEGINNING OF    COSTS AND                     END OF
                                                   PERIOD        EXPENSES     DEDUCTIONS      PERIOD
                                                ------------    ----------    ----------    ----------
                                                                    (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 1997:
Sales returns and allowances..................        326          2,598        (2,617)          307
YEAR ENDED DECEMBER 31, 1998:
Sales returns and allowances..................        307          1,269        (1,461)          115
PERIOD FROM JANUARY 1, 1999 TO SEPTEMBER 9,
  1999:
Sales returns and allowances..................        115          1,757          (832)        1,040
PERIOD FROM SEPTEMBER 10, 1999 TO DECEMBER 31,
  1999:
Sales returns and allowances..................      1,040             84          (267)          857

                               INDEX OF EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  1.1*    Form of Underwriting Agreement.
  2.1     Master Separation and Distribution Agreement between Quantum
          Corporation and the registrant effective as of October 26,
          2000.
  2.2     Form of General Assignment and Assumption Agreement between
          Quantum Corporation and the registrant.
  2.3     Form of Master Intellectual Property Agreement between
          Quantum Corporation and the registrant.
  2.4     Form of Employee Matters Agreement between Quantum
          Corporation and the registrant.
  2.5     Form of Tax Sharing Agreement between Quantum Corporation
          and the registrant.
  2.6     Form of Master Transitional Services Agreement between
          Quantum Corporation and the registrant.
  2.7     Form of Indemnification and Insurance Matters Agreement
          between Quantum Corporation and the registrant.
  3.1     Amended and Restated Certificate of Incorporation.
  3.2     Bylaws.
  3.3*    Specimen Stock Certificate.
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
 10.1     2000 Stock Plan.
 10.2     2000 Incentive Stock Option Plan.
 10.3     Form of 2000 Stock Plan Agreement.
 10.4     2000 Director Option Plan.
 10.5     Form of 2000 Director Option Plan Agreement.
 10.6     2000 Employee Stock Purchase Plan.
 10.7     Form of Restricted Stock Purchase Agreement.
 10.8     Form of Indemnification Agreement entered into by the
          registrant with each of its directors and executive
          officers.
 10.9     Form of Change of Control Agreement.
 10.10    Form of Stock Appreciation Right Agreement.
 10.11    Agreement and Plan of Merger and Reorganization dated as of
          May 10, 1999 among Quantum Corporation, Inc., Defiant
          Acquisition Sub, Inc., Meridian Data, Inc. and Meridian
          Data, Inc.
10.12+*   OEM Agreement dated as of September June 8, 2000, entered
          into by the registrant and Dell Products L.P.
10.13+*   Product Sales Agreement dated as of August 31, 2000, entered into by the registrant and IBM Corporation.
 10.14    Hard Disk Drive Supply Agreement dated as of June 30, 2000, entered into by registrant and Quantum Corporation.
 10.15    Sublease Agreement dated as of September 14, 2000, entered into by Quantum Corporation and Xilinx, Inc.
 16.1     Letter from PricewaterhouseCoopers LLP Re: Change in
          Accountants.
 23.1     Consent of Ernst & Young LLP, independent auditors.
 23.2     Consent of PricewaterhouseCoopers LLP.
 23.3*    Consent of Wilson Sonsini Goodrich & Rosati (included in
          Exhibit 5.1).
 24.1     Power of Attorney (contained on page II-5).
 27.1     Financial Data Schedule.
 27.2     Financial Data Schedule.

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* To be filed by amendment.

+ Confidential treatment will be requested for portions of this exhibit.